Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and among

AUTHENTIDATE HOLDING CORP.

a Delaware corporation

and

PARASCRIPT, LLC

a Wyoming limited liability company

and

PARASCRIPT MANAGEMENT, INC.

a Wyoming corporation

as the Exchange Agent and the Member Representative

and

AHC GROUP INC.

a Delaware corporation

and

AHC MERGER SUB INC.

a Delaware corporation

and

PARASCRIPT MERGER SUB LLC

a Delaware limited liability company

Dated as of August 6, 2008

A-i

(continued)

A-ii

(continued)

A-iii

(continued)

A-iv

(continued)

EXHIBITS
Exhibit 1	Voting Agreement—Designated Parascript Member
Exhibit 2	Voting Agreement—Designated AHC Stockholders
Exhibit 3	Form of Note
Exhibit 4	Form of Registration Rights Agreement

A-v

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (“Agreement”) is dated as of August 6, 2008, by and among Authentidate Holding Corp, a Delaware corporation (“AHC”), Parascript, LLC, a Wyoming limited liability company (“Parascript”), Parascript Management, Inc., a Wyoming corporation (the “Member Representative” or “Exchange Agent”), solely in the role as the Member Representative and Exchange Agent, AHC Group Inc., a Delaware corporation and a wholly owned subsidiary of AHC (“Parent”), AHC Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“AHC Merger Sub”) and Parascript Merger Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Parascript Merger Sub” and, together with AHC Merger Sub, the “Merger Subs”).

RECITALS

WHEREAS, the Boards of Directors of each of AHC, Parent, AHC Merger Sub and Parascript Merger Sub, and the Member Representative have approved this Agreement and deem it advisable and in the best interests of their respective stockholders and members to consummate the transactions contemplated hereby on the terms and conditions set forth herein;

WHEREAS, the combination of AHC and Parascript shall be effected by the terms of this Agreement through the Mergers (as defined in Article 3) in accordance with the Wyoming Limited Liability Company Act (the “WLLCA”), the Delaware Limited Liability Company Act (“DLLCA”) and the Delaware General Corporation Law (“DGCL”);

WHEREAS, as a condition and inducement to AHC’s willingness to enter into this Agreement, AHC and certain members of Parascript (the “Designated Parascript Members”) and certain stockholders of AHC (the “Designated AHC Stockholders”) will enter into and deliver agreements on or before August 18, 2008 in the forms attached as Exhibits 1 and 2 (the “Voting Agreement”) pursuant to which (i) the Designated Parascript Members have agreed, among other things, to vote their Units in favor of adoption of this Agreement and the Mergers (as defined in Section 3.2), and (ii) the Designated AHC Stockholders have agreed, among other things, to vote shares of AHC Common Stock in favor of adoption of this Agreement and the Mergers; and

WHEREAS, for United States Federal income tax purposes, it is intended that the Mergers shall qualify as exchanges within the meaning of Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”), and in the case of the merger of AHC and AHC Merger Sub, as a reorganization within the meaning of Section 368(a) of the Code and the regulations promulgated thereunder.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, AHC, Parent, the Merger Subs and Parascript hereby agree as follows:

AGREEMENT

1. DEFINITIONS AND USAGE.

1.1 Definitions. For purposes of this Agreement, the following capitalized terms and variations thereof have the meanings specified or referred to in this Section 1.1:

“ABK Note”—shall mean the promissory note, dated March 17, 2007, in the principal amount of Two Million Four Hundred Fifty Thousand Dollars ($2,450,000) plus any accrued but unpaid interest thereon from Aron Katz in favor of Parascript which is due and payable on December 31, 2008.

“Accounting Firm”—as defined in Section 3.6.7(a)(iii)

“Accounts Receivable”—(a) all trade accounts receivable and other rights to payment from customers of such Person and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to customers of such Person, (b) all other accounts or notes receivable of such Person and the full benefit of all security for such accounts or notes, provided, however, that the ABK Note and the Pearlman Note and any payments due in respect of such Notes shall be excluded from the definition of Accounts Receivable, and (c) any claim, remedy or other right related to any of the foregoing.

“Acquisition Proposal”—means any offer, proposal, inquiry or indication of interest (other than an offer, proposal, inquiry or indication of interest by AHC to Parascript) to enter into any transaction or series of transactions involving (a) any merger, consolidation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction in which Parascript is a constituent entity; or (b) other than in the Ordinary Course of Business, any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 20% or more of the consolidated net revenues, net income or assets of such Person.

“Advisor Fee”—shall mean all payments, fees or other consideration payable pursuant to that certain Agreement dated as of the 18th day of April 2007, by and between the Member Representative in its role as manager of Parascript and Diversified Investors Capital Services of North America, Inc., which payments, fees or other consideration is payable solely by the Member Representative and neither Parent, AHC nor Parascript shall have any liability therefor whatsoever.

“Affiliate Letters”—as defined in Section 9.22.

“AG Shares”—as defined in Section 3.6.2(b)(iii)

“Agreement”—as defined in the first paragraph of this Agreement.

“AHC”—as defined in the first paragraph of this Agreement.

“AHC 401(k) Plan”—as defined in Section 13.1(c).

“AHC Balance Sheet”—as defined in Section 5.4.

“AHC Cafeteria Plan”—as defined in Section 13.1(d).

“AHC Certificate of Merger”—as defined in Section 3.1(b).

“AHC Commercial Contracts”—as defined in Section 5.23(b).

“AHC Common Stock”—AHC’s common stock, par value $0.01 per share.

“AHC Consents”—as defined in Section 10.3.

“AHC Contact”—as defined in Section 15.2(a).

“AHC Copyrights”—as defined in Section 5.23(a)(iii)

“AHC Data Room”—as defined in Section 5.28.

“AHC Employee Plans”—as defined in Section 5.15(a).

“AHC Financial Statements”—as defined in Section 5.4.

“AHC Group”—as defined in Section 6.1.

“AHC Indemnified Person”—as defined in Section 14.2.

“AHC Interim Balance Sheet”—as defined in Section 5.4.

“AHC Intellectual Property Assets”—as defined in Section 5.23.

“AHC Marks”—as defined in Section 5.23(a)(i).

“AHC Material Contract”—as defined in Section 5.19(a).

“AHC Merger”—as defined in Section 3.1(a).

“AHC Merger Consideration”—as defined in Section 3.6.1(b)

“AHC Merger Sub”—as defined in the first paragraph of this Agreement.

“AHC Merger Filing”—as defined in Section 3.1(b).

“AHC Net Names”—as defined in Section 5.23(a)(v).

“AHC Stock Option”—as defined in Section 3.6.5

“AHC Stock Options”—as defined in Section 3.6.5

“AHC Patents”—as defined in Section 5.23(a)(ii).

“AHC SEC Documents”—as defined in Section 5.26.

“AHC Options”—as defined in Section 5.3.

“AHC Stockholder Approval”—means the approval of AHC’s stockholders holding at least a majority of shares of AHC Common Stock.

“AHC Surviving Corporation”—as defined in Section 3.1(a).

“AHC Trade Secrets”—as defined in Section 5.23(a)(iv).

“AHC’s Closing Documents”—as defined in Section 5.2(a).

“Appurtenances”—all privileges, rights, easements, hereditaments and appurtenances belonging to or for the benefit of the Land, including all easements appurtenant to and for the benefit of any Land (a “Dominant Parcel”) for, and as the primary means of access between, the Dominant Parcel and a public way, or for any other use upon which lawful use of the Dominant Parcel for the purposes for which it is presently being used is dependent, and all rights existing in and to any streets, alleys, passages and other rights-of-way included thereon or adjacent thereto (before or after vacation thereof) and vaults beneath any such streets.

“ARS”—shall mean Auction Rate Securities owned by AHC.

“Assumed Value of Parent Common Stock”—as defined in Section 3.6.2(e)

“Auction Rate Securities”—shall mean any debt instruments with a long-term nominal maturity for which the interest rate is reset through periodic auctions or other competitive bidding processes.

“Audit Delivery Date”—shall mean thirty (30) days following Parent’s receipt of audited consolidated financial statements of Parent and its subsidiaries for each of the fiscal years ended June 30, 2009, 2010, 2011 and 2012.

“Balance Sheet”—as defined in Section 4.4.

“Best Efforts”—the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to achieve that result as expeditiously as possible; provided, however, an obligation to use Best Efforts under this Agreement (except as that term is used in Section 7.1 and Section 12.2 of this Agreement) does not require a Person subject to that obligation to take actions that would result in a materially adverse change in the benefits to such Person of this Agreement and the Contemplated Transactions or require the incurring of material expense or liability to obtain such result.

“Breach”—any breach of, or any inaccuracy in, any representation or warranty or any breach of, or failure to perform or comply with, any covenant or obligation, in or of this Agreement or any other Contract, or any event which with the passing of time or the giving of notice, or both, would constitute such a breach, inaccuracy or failure.

“Bulk Sales Laws”—as defined in Section 6.9.

“Business Day”—any day other than (a) Saturday or Sunday or (b) any other day on which banks in New York or Colorado are permitted or required to be closed.

“Certificate Amendment”—as defined in Section 7.1(e).

“Closing”—as defined in Section 3.9.

“Closing Cash Payment”—as defined in Section 3.6.2 (b)(i).

“Closing Date”—the date on which the Closing actually takes place.

“Closing Shares”—as defined in Section 3.6.2(b)(ii).

“COBRA”—as defined in Section 4.15(f).

“Code”—means the Internal Revenue Code of 1986, as amended.

“Common Units”—means the Common Units of Parascript.

“Competing Transaction”—shall mean any of the following (other than the transactions contemplated by this Agreement) involving AHC, Parascript, or any of their respective subsidiaries: (i) any merger, consolidation, share exchange, business combination or similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 20% or more of the assets of AHC and its subsidiaries, taken as a whole, or Parascript and its subsidiaries, taken as a whole, (iii) any tender offer or exchange offer for 20% or more of the outstanding shares of capital stock of AHC or 20% or more of the outstanding Units of Parascript or the filing of a registration statement under the Securities Act in connection therewith; (iv) any Person (other than stockholders of AHC or Members of Parascript as of the date of this Agreement) having acquired beneficial ownership of, or any group (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) having been formed which beneficially owns or has the right to acquire beneficial ownership of, 20% or more of the outstanding shares of capital stock of AHC or 20% or more of the outstanding Units of Parascript; or (v) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

“Confidential Information”—as defined in Section 15.1.

“Consent”—any approval, consent, ratification, waiver or other authorization.

“Contemplated Transactions”—all of the transactions contemplated by this Agreement, including, but not limited to, the Merger and the Certificate Amendment.

“Contract”—any agreement, contract, Lease, consensual obligation, promise or undertaking (whether written or oral and whether express or implied), that is legally binding.

“Damages”—as defined in Section 14.2.

“Designated AHC Stockholders”—as defined in the Recitals to this Agreement.

“Designated Parascript Members”—as defined in the Recitals.

“DGCL”—as defined in the Recitals to this Agreement.

“Disclosing Party”—as defined in Section 15.1(a).

“Disclosure Letter”—means the Initial Disclosure Letter as defined in Section 7.2 or the Supplemental Disclosure Letter as defined in Section 7.3 delivered by Parascript to AHC or by AHC to Parascript.

“Dispute Notice”—as defined in Section 3.6.7 (a)(ii)

“Earn-Out Payment”—as defined in Section 3.6.2(e).

“Earn-Out Resolution Accounting Firm”—as defined in Section 3.6.2(e).

“EBITDA” shall mean, with respect to New Sub and for any fiscal year, the consolidated earnings from operations before interest, taxes, depreciation and amortization, calculated as if New Sub was being operated as a single separate and independent corporation. EBITDA shall be determined in accordance with GAAP, subject to the following adjustments. In determining such EBITDA:

(a) EBITDA shall be computed without regard to “extraordinary items” of gain or loss as that term shall be defined in GAAP;

(b) EBITDA shall include any gains or profits realized from the sale of any assets in the Ordinary Course of Business;

(c) No deduction shall be made for any management fees, general overhead expenses or other intercompany charges, of whatever kind or nature, charged by Parent or AHC to New Sub that are not incurred in the Ordinary Course of Business of New Sub;

“Effective Time”—as defined in Section 3.2(b).

“Encumbrance”—any charge, claim, community or other marital property interest, condition, equitable interest, lien, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first option, right of first refusal or similar restriction, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.

“ERISA”—the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate”—as defined in Section 4.15(a).

“Exchange Act”—the Securities Exchange Act of 1934, as amended.

“Exchange Agent”—shall mean Parascript Management, Inc.

“Exchange Agent Agreement”—shall mean the agreement entered into by and between Parascript and Parascript Management, Inc., pursuant to which the Exchange Agent shall pay the Merger Consideration in accordance with Section 3.6.2.

“Expense Funds”—as defined in Section 7.4(b).

“Expenses”—shall mean those fees and expenses actually incurred by a party in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of outside counsel, investment bankers, accountants, experts, consultants and other representatives.

“Filed AHC Copyrights”—as defined in Section 5.23(f).

“Filed AHC Marks”—as defined in Section 5.23(e).

“Final AHC Tax Returns”—as defined in Section 13.2(b).

“Filed Parascript Copyrights”—as defined in Section 4.23(f).

“Filed Parascript Marks”—as defined in Section 4.23(e).

“Final Parascript Tax Returns”—as defined in Section 13.2(b).

“GAAP”—generally accepted accounting principles for financial reporting in the United States, applied on a consistent basis in accordance with past practice.

“Gilb Employment Agreement”—as defined in Section 3.10(a).

“Governing Documents”—with respect to any particular entity, (a) if a corporation, the articles or certificate of incorporation and the bylaws; (b) if a general partnership, the partnership agreement and any statement of partnership; (c) if a limited partnership, the limited partnership agreement and the certificate of limited partnership; (d) if a limited liability company, the articles of organization and operating agreement; (e) if another type of Person, any other charter or similar document adopted or filed in connection with the creation, formation or organization of the Person; (f) all equity holders’ agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of any Person or relating to the rights, duties and obligations of the equity holders of any Person; and (g) any amendment or supplement to any of the foregoing.

“Governmental Authorization”—any Consent, license, registration or permit issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

“Governmental Body”—any:

(a) nation, state, county, city, town, borough, village, district or other jurisdiction;

(b) federal, state, local, municipal, foreign or other government;

(c) governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers); or

(d) multinational organization or body;

(e) body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, or

(f) official of any of the foregoing.

“Ground Lease”—any long-term lease of land in which most of the rights and benefits comprising ownership of the land and the improvements thereon or to be constructed thereon, if any, are transferred to the tenant for the term thereof.

“Ground Lease Property”—any land, improvements and Appurtenances subject to a Ground Lease in favor of such Person.

“Improvements”—all buildings, structures, fixtures and improvements located on the Land or included in Parascript’s assets, including those under construction.

“Indemnification Threshold”—as defined in Section 14.4(a).

“Indemnified Person”—as defined in Section 14.4(a).

“Indemnifying Person”—as defined in Section 14.4(a).

“Initial Disclosure Letter” and “Initial Disclosure Letters”—as defined in Section 7.2.

“Initial Effective Time”—as defined in Section 3.1(b).

“IRS”—the United States Internal Revenue Service and, to the extent relevant, the United States Department of the Treasury.

“Knowledge”—an individual will be deemed to have Knowledge of a particular fact or other matter if that individual is actually aware of that fact or matter, or that individual would reasonably be expected to discover or otherwise become aware of that fact or matter in the course of conducting a reasonable investigation regarding the accuracy of any representation or warranty contained in this Agreement. For purposes of this Agreement, Knowledge of Parascript, Parascript’s Knowledge or Parascript has no Knowledge shall mean solely the Knowledge of Jeffrey Gilb and Aron Katz and the Knowledge of AHC, AHC’s Knowledge or AHC has no Knowledge shall mean solely the Knowledge of O’Connell Benjamin and William Marshall.

“Land”—all parcels and tracts of land in which such Person has an ownership interest.

“Lease”—any Real Property Lease or any lease or rental agreement, license, right to use or installment and conditional sale agreement to which such Person is a party and any other Contract pertaining to the leasing or use of any Tangible Personal Property.

“Legal Requirement”—any applicable federal, state, local, municipal, foreign, international, multinational or other constitution, law, ordinance, principle of common law, code, regulation, statute or treaty, including, without limitation, any environmental law.

“Liability”—with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

“Loan Agreement”—means the Amended and Restated Loan and Security Agreement between Parascript and Silicon Valley Bank, effective July 25, 2004.

“Manager”—means Parascript Management, Inc., the managing Member of Parascript.

“Material”—means a single event, violation, inaccuracy, circumstance, undertaking, occurrence or other matter which will result in Damages of at least Ten Thousand Dollars ($10,000) to Parascript or AHC.

“Material Adverse Effect”—A single event, violation, inaccuracy, circumstance or other matter will be deemed to have a “Parascript Material Adverse Effect” on Parascript if such single event, violation, inaccuracy, circumstance or other matter had or would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), capitalization, assets, liabilities, operations or results of operations of Parascript. A single event, violation, inaccuracy, circumstance or other matter will be deemed to have a “AHC Material Adverse Effect” on AHC if such single event, violation, inaccuracy, circumstance or other matter had or would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), capitalization, assets, liabilities, operations or results of operations of AHC; provided that “AHC Material Adverse Effect” shall be deemed to exclude any change in valuation, whether realized or unrealized, from the principal amount or face value of the ARS owned of record or beneficially by AHC or Parent prior to the Effective Time. Notwithstanding the foregoing, no event, violation, inaccuracy, circumstance or other matter which arises out of general economic or industry conditions shall be considered in determining whether a Material Adverse Effect has occurred. For the purposes of this definition, a single event, violation, inaccuracy, circumstance or other matter would have a material adverse effect on such business, condition, capitalization, assets, liabilities, operations or results of operations of Parascript or AHC if such single event, violation, inaccuracy, circumstance or other matter results in Damages of at least Ten Thousand Dollars ($10,000) to Parascript or AHC, as applicable.

“Material AHC Consent”—means any approval, consent, ratification, waiver or other authorization required by a Material AHC Contract.

“Material AHC Contract”—as defined in Section 5.19(a).

“Material Parascript Consent”—means any approval, consent, ratification, waiver or other authorization required by a Material Parascript Contract.

“Material Parascript Contract”—as defined in Section 4.19(a).

“Member” or “Members”—means a Person or the Persons defined as “Members” in Parascript’s Fourth Amended and Restated Operating Agreement, dated as of January 1, 2005, as may be amended or supplemented from time to time, including to add additional Persons as Members of Parascript.

“Member Advances” means the advances on distributions made by Parascript to Members on or after January 1, 2007 and prior to the Closing Date.

“Member Representative”—shall mean Parascript Management, Inc.

“Mergers”—as defined in Section 3.2.

“Merger Consideration”—as defined in Section 3.6(b).

“Merger Subs”—as defined in the first paragraph of this Agreement.

“Negative Net Working Capital”—as defined in Section 3.6.7.

“Net Working Capital”—is (i) the sum of collectible accounts receivable (less any allowances for doubtful accounts and other applicable reserves), and cash and cash equivalents; less (ii) the sum of accounts payable, the outstanding principal amount and accrued interest under the Loan Agreement and accrued expenses (including without limitation all accrued employment related expenses), each as used in the consolidated balance sheet of Parascript and as determined in accordance with GAAP consistent with Parascript’s past practices.

“New Matters”—as defined in Section 7.3.

“New Sub”—as defined in Section 3.6.2(e).

“Noncompetition Agreements”—as defined in Section 3.10(a)(ii).

“Non-Prevailing Party”—as defined in Section 3.6.2(e).

“Note”—as defined in Section 3.6.2(b)(iv)

“Options” shall mean an option to purchase a specified number of Preferred Units pursuant to a written Preferred Unit Option Agreement between Parascript and such option holder, or the Common Unit Option/Issuance Plan.

“Order”—any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Body or arbitrator.

“Ordinary Course of Business”—an action taken by a Person will be deemed to have been taken in the Ordinary Course of Business only if that action is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal operations of such Person, including, in the case of Parascript, distributions of cash to its Members.

“Other Matters”—as defined in Section 7.3.

“Parascript”—as defined in the first paragraph of this Agreement.

“Parascript Articles of Merger”—as defined in Section 3.2(b)

“Parascript 401(k) Plan”—as defined in Section 13.1(c).

“Parascript Cafeteria Plan”—as defined in Section 13.1(d).

“Parascript Certificate of Merger”—as defined in Section 3.2(b).

“Parascript Commercial Contracts”—as defined in Section 4.23(b).

“Parascript Consent”—as defined in Section 9.3.

“Parascript Contact”—as defined in Section 15.2.

“Parascript Contract”—any Contract (a) under which Parascript has or may acquire any rights or benefits; (b) under which Parascript has or may become subject to any obligation or liability; or (c) by which Parascript or any of its assets is bound.

“Parascript Copyrights”—as defined in Section 4.23(a)(iii).

“Parascript Data Room contains”—as defined in Section 4.26.

“Parascript Employee Plans”—as defined in Section 4.15(a).

“Parascript Financial Statements”—as defined in Section 4.4.

“Parascript Group”—as defined in Section 8.1.

“Parascript Indemnified Person”—as defined in Section 14.3.

“Parascript Intellectual Property Assets”—as defined in Section 4.23.

“Parascript Interim Balance Sheet”—as defined in Section 4.4.

“Parascript Marks”—as defined in Section 4.23(a)(i).

“Parascript Meeting”—as defined in Section 7.1(f).

“Parascript Member Approval”—means the approval of the holders of 70% of the Common Units and Preferred Units voting together as a single class.

“Parascript Merger”—as defined in Section 3.2(a).

“Parascript Merger Consideration”—as defined in Section 3.6.2(b).

“Parascript Merger Filings”—as defined in Section 3.2(b).

“Parascript Merger Sub”—as defined in the first paragraph of this Agreement.

“Parascript Net Names”—as defined in Section 4.23(a)(v).

“Parascript Options”—as defined in Section 4.3.

“Parascript Patents”—as defined in Section 4.23(a)(ii).

“Parascript Payments”—means (i) the Expense Funds, (ii) a distribution of $1,424,044 owed to certain holders of Units, which distribution was declared as of May, 2006, and never paid to such holders, and (iii) an amount of cash determined by Parascript to be paid to and, as required by applicable law, withheld on behalf of, certain Persons who provide services to Parascript plus any amounts to be paid for Medicare and other Taxes payable by Parascript Merger Subsidiary and/or Parascript Surviving Company to a Governmental Body as a result of such payments.

“Parascript Surviving Company”—as defined in Section 3.2(a).

“Parascript Trade Secrets”—as defined in Section 4.23(a)(iv).

“Parascript’s Closing Documents”—as defined in Section 4.2(a).

“Parent Common Stock”—as defined in Section 2.1.

“Parent Option”—as defined in Section 3.6.5.

“Parent Options”—as defined in Section 3.6.5.

“Part”—a part or section of the Disclosure Letter.

“Pattern Recognition Technology”—shall mean collectively, all processes, methods designs, computer software (including all iterations thereof, in both object and source code formats), interfaces, formats, templates, data, documentation and works of authorship used in the development of Parascript’s pattern recognition technology and comprising or related to those programs and applications of such technology currently under consideration or development as of the date hereof, including, without limitation, Parascript’s stock selection program, Parascript’s breast cancer detection program and the dynamic learning technology currently being developed by Applied Intelligence Solutions, LLC.

“Person”—an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity or a Governmental Body.

“Plan Year”—as defined in Section 13.1(d).

“Pearlman Note”—shall mean the promissory note, dated February 15, 2007, as amended, in the principal amount of One Hundred Seventy Five Thousand Dollars ($175,000) plus any accrued but unpaid interest thereon from William Pearlman in favor of Parascript, which is due and payable on December 31, 2008.

“Preferred Units”—means the Preferred Units of Parascript.

“Proceeding”—any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Proxy Agreement”—as defined in Section 9.16 and 10.17.

“Proxy Statement”—as defined in Section 7.1(a).

“Real Property”—the Land and Improvements and all Appurtenances thereto and any Ground Lease Property.

“Receiving Party”—as defined in Section 15.1.

“Record”—information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

“Registration Rights Agreement”—means the Registration Rights Agreement between Parent and the Member Representative substantially in the form attached hereto as Exhibit 3.

“Registration Statement”—as defined in Section 7.1(b).

“Related Person”—

With respect to a particular individual:

(a) each other member of such individual’s Family (as defined below);

(b) any Person that is directly or indirectly controlled by any one or more members of such individual’s Family;

(c) any Person in which members of such individual’s Family hold (individually or in the aggregate) a Material Interest (as defined below); and

(d) any Person with respect to which one or more members of such individual’s Family serves as a director, officer, partner, executor or trustee (or in a similar capacity).

With respect to a specified Person other than an individual:

(a) any Person that directly or indirectly controls, is directly or indirectly controlled by or is directly or indirectly under common control with such specified Person;

(b) any Person that holds a Material Interest in such specified Person;

(c) each Person that serves as a director, officer, partner, executor or trustee of such specified Person (or in a similar capacity);

(d) any Person in which such specified Person holds a Material Interest; and

(e) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity).

For purposes of this definition, (a) “control” (including “controlling,” “controlled by,” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise, and shall be construed as such term is used in the rules promulgated under the Securities Act; (b) the “Family” of an individual includes (i) the individual, (ii) the individual’s spouse, (iii) any other individual who is related to the individual or the individual’s spouse within the second degree and (iv) any other natural Person who resides with such individual; and (c)”Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of voting securities or other voting interests representing at least ten percent (10%) of the outstanding voting power of a Person or equity securities or other equity interests representing at least ten percent (10%) of the outstanding equity securities or equity interests in a Person.

“Registration Statement”—as defined in Section 7.1.

“Representative”—with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other representative of that Person.

“Review Period”—as defined in Section 3.6.7 (a)(ii).

“Sarbanes-Oxley Act”—as defined in Section 5.26.

“SEC”—the United States Securities and Exchange Commission.

“Securities Act”—as defined in Section 4.3.

“Silicon Valley Payment”—means the aggregate amount of principal and interest owing to Silicon Valley Bank as of the Effective Time to be repaid by Parascript to Silicon Valley Bank on or before the Closing Date, to the extent required by Silicon Valley Bank.

“Software”—all computer software and subsequent versions thereof, including source code, object, executable or binary code, objects, comments, screens, user interfaces, report formats, templates, menus, buttons and icons and all files, data, materials, manuals, design notes and other items and documentation related thereto or associated therewith.

“Subsidiary”—with respect to any Person (the “Owner”), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred), are held by the Owner or one or more of its Subsidiaries.

“Supplemental Disclosure Letter” and “Supplemental Disclosure Letters”—as defined in Section 7.3.

“Surviving Companies”—as defined in Section 3.2 (a).

“Tangible Personal Property”—all machinery, equipment, tools, furniture, office equipment, computer hardware, supplies, materials, vehicles and other items of tangible personal property of every kind owned or leased (wherever located and whether or not carried on Parascript’s books), together with any express or implied warranty by the manufacturers or sellers or lessors of any item or component part thereof and all maintenance records and other documents relating thereto.

“Tax”—any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, windfall profit, customs, vehicle, airplane, boat, vessel or other title or registration, capital stock, franchise, employees’ income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative, add-on minimum and other tax, fee, assessment, levy, tariff, charge or duty of any kind whatsoever and any interest, penalty, addition or additional amount thereon imposed, assessed or collected by or under the authority of any Governmental Body or payable under any tax-sharing agreement or any other Contract.

“Tax Distribution Amount”—as defined in Section 7.5(a).

“Tax Distribution Statement”—as defined in Section 7.5(a).

“Tax Return”—any return (including any information return), report, statement, schedule, notice, form, declaration, claim for refund or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Taxable Income”—as defined in Section 7.5(a).

“Third Party”—a Person that is not a party to this Agreement.

“Third-Party Claim”—any claim against any Indemnified Person by a Third Party, whether or not involving a Proceeding.

“Transfer Agent”—shall mean Continental Stock Transfer & Trust Company, transfer agent of AHC.

“Unit”—a unit of ownership in Parascript, including all issued and outstanding Preferred Units and Common Units.

“Voting Agreement”—as defined in Section 3.10(a)(vi).

“WARN Act”—as defined in Section 4.21(d).

“WLLCA”—as defined in the Recitals to this Agreement.

“Year End Negative Net Working Capital”—as defined in Section 3.6.7 (b)(ii).

“Year End Net Working Capital”—is the Net Working Capital of Parascript as of December 31, 2008.

“Year End Net Working Capital Calculation”—as defined in Section 3.6.7 (a)(i).

1.2 Usage.

(a) Interpretation. In this Agreement, unless a clear contrary intention appears:

(i) the singular number includes the plural number and vice versa;

(ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

(iii) reference to any gender includes each other gender;

(iv) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;

(v) reference to any Legal Requirement means such Legal Requirement as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Legal Requirement means that provision of such Legal Requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;

(vi) “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof;

(vii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term;

(viii) “or” is used in the inclusive sense of “and/or”;

(ix) with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; and

(x) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.

(b) Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP.

(c) Legal Representation of the Parties. This Agreement was negotiated by the parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation hereof.

2. FORMATION OF HOLDING COMPANY AND SUBSIDIARIES.

2.1 Organization of Parent. AHC has caused Parent, a new corporation and a wholly owned subsidiary of AHC, to be organized under the laws of the State of Delaware. The certificate of incorporation and bylaws of Parent contain, and immediately following the Effective Time (as defined in Section 3.2(b)) shall contain, provisions identical to the certificate of incorporation and bylaws of AHC immediately prior to the Effective Time, except as otherwise permitted by Section 251(g)(4) of the DGCL and agreed to by Seller. The authorized capital stock of Parent consists of 100 shares of common stock, par value $0.001 per share (“Parent Common Stock”), all of which shares have been issued to AHC at a price of $0.001 per share.

2.2 Organization of Merger Subsidiaries. Parent has caused to be organized, for the sole purpose of effectuating the Mergers contemplated herein:

(a) AHC Merger Sub, a corporation organized under the laws of the State of Delaware. The authorized capital stock of AHC Merger Sub consists of 100 shares of common stock, par value $0.01 per share, all of which shares are issued to Parent at a price of $0.01 per share; and

(b) Parascript Merger Sub, a limited liability company organized under the laws of the State of Delaware. All of the membership interests of Parascript Merger Sub are issued to Parent.

3. THE MERGERS.

3.1 The AHC Merger.

(a) At the Initial Effective Time, AHC Merger Sub shall be merged with and into AHC (the “AHC Merger”) in accordance with the DGCL, and upon the terms and subject to the conditions set forth in this Agreement, whereupon the separate existence of AHC Merger Sub shall cease and AHC shall be the surviving corporation (the “AHC Surviving Corporation”).

(b) As soon as practicable (and, in any event, within five (5) Business Days after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Mergers set forth in Articles 10 and 11 other than conditions that by their nature are to be satisfied at the Closing and will in fact be satisfied or waived at the Closing, AHC shall file a certificate of merger (“AHC Certificate of Merger”), certified by the secretary of AHC in accordance with Section 251(g) of the DGCL (the “AHC Merger Filing”), with the Delaware Secretary of State and make all other filings or recordings required by the DGCL in connection with the AHC Merger. The AHC Merger shall become effective at the Initial Effective Time. As used herein, the term “Initial Effective Time” means the time at which the AHC Certificate of Merger is filed and accepted by the Delaware Secretary of State (or any other time indicated and mutually agreed to by AHC and Parascript).

(c) From and after the Initial Effective Time, the separate corporate existence of AHC shall cease and the AHC Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of AHC and AHC Merger Sub, all as provided under the DGCL.

3.2 The Parascript Merger.

(a) At the Effective Time, Parascript Merger Sub shall be merged with and into Parascript (the “Parascript Merger” and, together with the AHC Merger, the “Mergers”) in accordance with the DLLCA and the WLLCA, and upon the terms and subject to the conditions set forth in this Agreement, whereupon the separate existence of Parascript Merger Sub shall cease and Parascript shall be the surviving limited liability company (the “Parascript Surviving Company” and, together with the AHC Surviving Corporation, the “Surviving Companies”).

(b) Immediately following the Initial Effective Time, Parascript and Parascript Merger Sub shall file a certificate of merger meeting the requirements of the DLLCA (the “Parascript Certificate of Merger”), and shall file articles of merger meeting the requirements of the WLLCA (“Parascript Articles of Merger”), to be properly executed and filed with the Delaware Secretary of State in accordance with the terms of conditions of the DLLCA and the Wyoming Secretary of State in accordance with the terms and conditions of the WLLCA, respectively (the “Parascript Merger Filings”), and make all other filings or recordings required by the DLLCA and the WLLCA, in connection with the Parascript Merger. The Parascript Merger shall become effective at the Effective Time. As used herein, the term “Effective Time” means the time one minute following the Initial Effective Time.

(c) The Parascript Surviving Company shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of Parascript and Parascript Merger Sub, as provided under the WLLCA and the DLLCA, respectively.

3.3 Effects of the Mergers. At and after the Effective Time, the Mergers shall have the effects set forth in the applicable provisions of the WLLCA, the DLLCA and the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges and powers of Parascript and Parascript Merger shall vest in the Parascript Surviving Company, and all debts, liabilities and duties of Parascript and Parascript Merger shall attach to the Parascript Surviving Company. Without limiting the generality of the foregoing and subject thereto, at the Initial Effective Time, all the property, rights, privileges and powers of AHC and AHC Merger Sub shall vest in the AHC Surviving Corporation, and all debts, liabilities and duties of AHC and AHC Merger shall attach to the AHC Surviving Corporation.

3.4 Certificate of Incorporation and By-Laws.

(a) The certificate of formation of Parascript Merger Sub that is in effect immediately prior to the Effective Time shall be the certificate of formation of the Parascript Surviving Company, until thereafter changed or amended as provided therein or by applicable law.

(b) The certificate of incorporation of AHC that is in effect immediately prior to the Initial Effective Time shall be the certificate of incorporation of the AHC Surviving Corporation, until thereafter changed or amended as provided therein or by applicable law; provided that the certificate of incorporation of AHC Surviving Corporation shall be amended at the Initial Effective Time as required or permitted by Section 251(g) of the DGCL to reflect the changes mutually agreed to by the parties prior to the Initial Effective Time.

(c) At the Effective Time, the operating agreement of Parascript Merger Sub shall be the operating agreement of Parascript Surviving Company, and, at the Initial Effective Time, the bylaws of AHC shall be the bylaws of the AHC Surviving Corporation, until thereafter changed or amended as provided therein or by applicable law.

(d) The certificate of incorporation and bylaws of Parent in effect immediately after the Initial Effective Time will contain provisions identical to the certificate of incorporation and bylaws of AHC in effect immediately before the Initial Effective Time, in each case other than as required or permitted by Section 251(g) of the DGCL, and the name of Parent immediately after the Initial Effective Time shall be “Authentidate Holding Corp.”.

3.5 Directors and Officers.

(a) From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law (i) the manager of Parascript Merger Sub at the Effective Time shall be the manager of the Parascript Surviving Company; and (ii) the officers of Parascript at the Effective Time shall be the officers of the Parascript Surviving Company.

(b) From and after the Initial Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law (i) the directors of AHC at the Initial Effective Time shall be the directors of AHC Surviving Corporation; and (ii) the officers of AHC at the Initial Effective Time shall be the officers of the AHC Surviving Corporation.

(c) Subject to the provisions of Section 12.3, the directors of Parent immediately before the Initial Effective Time shall be the directors of Parent immediately after the Effective Time, and the officers of Parent immediately before the Initial Effective Time shall be the officers of Parent immediately after the Effective Time. Such directors and officers shall be elected or appointed in the organizational consent of Parent, which shall be entered into immediately before the Initial Effective Time.

3.6 Conversion of Securities. At the Effective Time, by virtue of the Mergers and without any action on the part of any party or the holders of any of the following securities:

3.6.1 AHC and AHC Merger Sub. At the Initial Effective Time, by virtue of the AHC Merger and without any action on the part of AHC, Parent, AHC Merger Sub or any holder of any shares of AHC Common Stock:

(a) All shares of AHC Common Stock that are held by AHC as treasury stock or that are owned by AHC, AHC Merger Sub or any other Subsidiary of AHC immediately prior to the Initial Effective Time shall cease to be outstanding and shall be cancelled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor.

(b) Subject to Section 3.6.1(a), each outstanding share of AHC Common Stock issued and outstanding immediately prior to the Initial Effective Time shall be converted into the right to receive from Parent one fully paid and nonassessable share of Parent Common Stock (the “AHC Merger Consideration”). All shares of Parent Common Stock issued pursuant to this Section 3.6.1(b) shall be duly authorized and validly issued and free of preemptive rights, with no personal liability attaching to the ownership thereof.

(c) Each share of AHC Merger Sub common stock issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock of AHC Surviving Corporation.

3.6.2 Parascript and Parascript Merger Sub. At the Effective Time, by virtue of the Parascript Merger and without any action on the part of Parascript, Parent, Parascript Merger Sub or any holder of Units:

(a) All Parascript Units that are held by Parascript or that are owned by Parascript, Parascript Merger Sub or any Subsidiary of Parascript immediately prior to the Effective Time, shall cease to be outstanding and shall be cancelled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor.

(b) Subject to Section 3.6.2(a), all of the Units collectively, by virtue of the Parascript Merger and without any action on the part of the holders thereof, shall be converted into the right to receive from AHC or Parent the consideration set forth in this Section 3.6.2(b), after deduction and payment of the Advisor Fee, which Advisor Fee and consideration will be paid to such Person entitled to the Advisor Fee and Unit holders upon the terms and conditions set forth herein and in the Exchange Agent Agreement, and which consideration shall be paid and delivered to the Exchange Agent, at the times provided for below (collectively, the “Parascript Merger Consideration”):

(i) To be paid at Closing, Ten Million Dollars ($10,000,000) in cash (“Closing Cash Payment”); provided, however, that if cash available to Parent and AHC on the Closing Date is less than $10,000,000, then the Closing Cash Payment shall be reduced to the greater of (A) $8,500,000 or (B) $10,000,000 less fifty percent (50%) of any discounts with respect to the ARS (i) realized by the Closing with respect to any ARS sold by Parent or AHC in its sole discretion on or before the Closing Date, and (ii) present but unrealized with respect to any ARS owned by Parent at the Closing; and provided, further, that the amount equal to the difference between (i) $10,000,000 and (ii) Closing Cash Payment shall be added on a dollar for dollar basis to the principal amount of the Note to be issued by Parent pursuant to Section 3.6.2(b)(iv); plus

(ii) At the Closing, 30,000,000 shares of Parent Common Stock (“Closing Shares”); plus

(iii) All of the shares of Authentidate AG (“AG Shares”) owned by AHC or Parent, to be distributed on January 2, 2009; plus

(iv) A promissory note with a Twenty Million Dollar ($20,000,000) aggregate principal amount (as may be increased pursuant to Section 3.6.2(b)(i) above) and an interest rate of 10%, to be issued by Parent on the Closing Date (the “Note”) in the form of Exhibit 3 attached hereto; plus

(v) The Earn-Out Payment (as defined in Section 3.6.2 (e)), to be distributed at the time provided for in Section 3.6.2(e).

Notwithstanding anything herein to the contrary, subject to Section 14.9, the Exchange Agent shall have the right to withhold from payment to the Unit holders any amount of the Parascript Merger Consideration as determined in its sole discretion.

(c) Each share of Parascript Merger Sub common stock issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Parascript Surviving Company.

(d) The Designated Parascript Members, Parent and the Designated AHC Stockholders shall enter into the Proxy Agreement in the form to be mutually agreed upon by the parties thereto prior to the Closing Date which shall have a four year term and provide for the election of directors pursuant to which the board of directors of Parent following the Effective Time shall consist of nine (9) members, including one of whom will be the Chief Executive Officer of Parent, plus four other members nominated by the Member Representative and four members nominated by AHC.

(e) Following the Closing, Parent shall form a new subsidiary to exploit the Pattern Recognition Technology (“New Sub”). The holders of Units immediately prior to the Effective Time shall be entitled to receive additional shares of Parent Common Stock in an aggregate amount equal to the product of (i) ten (10) multiplied by (ii) one-half (1/2) of the sum of (a) the EBITDA of New Sub for its fiscal year 2010, plus (b) the EBITDA of New Sub for its fiscal year 2011, with such product divided by the Assumed Value of Parent Common Stock (the “Earn-Out Payment”). Such additional shares of Parent Common Stock shall be delivered on or before June 1, 2012. For purposes of this Section 3.6.2(e), the “Assumed Value of Parent Common Stock” shall be equal to $3.00. Prior to delivering the Earn-Out Payment to Members under this Section 3.6, AHC shall deliver to the Member Representative, no later than 15 days following the Audit Delivery Date, a schedule setting forth the computation of the Earn-Out Payment and a copy of the financial information used in making such computation. Parent shall provide the Member Representative reasonable access to the officers, employees, books and records of Parent as the Member Representative may reasonably request in order to verify such amounts. Parent’s computation of any payment under this Section 3.6.2 (e) shall be conclusive and binding upon the parties hereto unless, within 30 days following the Member Representative’s receipt of the payment information, the Member Representative notifies Parent in writing that it disagrees with Parent’s computation of the Earn-Out Payment. Such notice shall include a schedule setting forth the Member Representative’s computation of the payment together with a copy of any information used in making such computation. If Parent disagrees with the Member Representative’s computation, the parties shall attempt in good faith to reach a resolution of such disagreement. If such disagreement is not resolved within 15 days after delivery of the Member Representative’s notice, a nationally recognized independent public accounting firm as shall be agreed upon by Parent and the Member Representative in writing (the “Earn-Out Resolution Accounting Firm”) shall be directed to compute the amount of the Earn-Out Payment as promptly as practicable and such computation shall be binding upon the parties hereto. The Non-Prevailing Party in any arbitration before the Earn-Out Resolution Accounting Firm shall pay its own expenses incurred with respect to the arbitration and shall pay a percentage of (i) the fees and expenses of the Earn-Out Resolution Accounting Firm plus (ii) the reasonable out-of-pocket expenses (including reasonable attorneys’ fees) of the other party incurred with respect to the arbitration, which percentage shall be calculated by dividing (A) an amount equal to the difference between the Non-Prevailing Party’s determination of the Earn-Out Payment, as submitted to the Earn-Out Resolution Accounting Firm, and the Earn-Out Resolution Accounting Firm’s determination of the Earn-Out Payment by (B) an amount equal to the difference between the parties’ respective determinations of the Earn-Out Payment, as submitted to the Earn-Out Resolution Accounting Firm. The other party shall pay the remainder of the fees and expenses of the Earn-Out Resolution Accounting Firm and its own expenses not required to be paid by the Non-Prevailing Party hereunder. For purposes of this Section 3.6.2(e), a party is the “Non-Prevailing Party” if the Earn-Out Resolution Accounting Firm’s determination of the Earn-Out Payment is closer to the other party’s determination of the Earn-Out Payment, as submitted to the Earn-Out Resolution Accounting Firm, than it is to that party’s determination of the Earn-Out Payment, as submitted to the Earn-Out Resolution Accounting Firm. Parent will not knowingly or willfully take actions that have no reasonable business purpose and the effect of which is to impair or frustrate the achievement of any level of Earn-Out Payment.

(f) The Closing Shares shall be issued first to the Exchange Agent, then the Transfer Agent shall cancel such certificate and issue and deliver certificates representing each former Member’s proportionate Closing Shares directly to the former Members as instructed in writing by the Exchange Agent.

Notwithstanding the foregoing, Parascript Merger Sub and/or the Parent may withhold and pay to any appropriate Governmental Body any amounts from the Parascript Merger Consideration required to be so withheld and paid for applicable Taxes or applicable law. To the extent that amounts are so withheld or paid over to or deposited with the relevant Governmental Body by or on behalf of Parascript Merger Sub and/or Parent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by or on behalf of Parascript Merger Sub and/or Parent.

(g) At and as of the Effective Time, the holders of Units at the Effective Time shall cease to have any rights as members of Parascript, except the right to receive the Parascript Merger Consideration in accordance with Article III hereof, the Exchange Agent Agreement and such rights, if any, as they may have pursuant to Wyoming law. Except as provided above, until an executed letter of transmittal is submitted by a holder of Units, each such Unit shall, after the Effective Time, represent for all purposes only the right to receive the Parascript Merger Consideration as described above.

3.6.3 Certain Adjustments. If, between the date of this Agreement and the Effective Time, there is a reclassification, recapitalization, stock split, split-up, stock dividend, combination or exchange of shares with respect to, or rights issued in respect of AHC Common Stock, the Parent Common Stock or Parascript Units, the Parascript Merger Consideration shall be appropriately adjusted accordingly to provide to the holders of Parascript Units the same economic effect as contemplated by this Agreement prior to such event.

3.6.4 Effect on Parent Stock. Immediately following the Effective Time, shares of the capital stock of Parent owned by the AHC Surviving Corporation shall be cancelled by Parent without payment therefor.

3.6.5 AHC Stock Options. As of the Initial Effective Time, Parent shall take all such actions as may to necessary to cause each stock option outstanding under any stock option or compensation plan or arrangement of AHC (each, an “AHC Stock Option” and collectively “AHC Stock Options”) that is outstanding immediately prior to the Initial Effective Time, whether or not then vested or exercisable, shall cease to represent a right to acquire AHC Common Stock and shall be converted automatically into an option to purchase the same number of shares of Parent Common Stock (each, a “Parent Option and collectively, “Parent Options”), on substantially the same terms and conditions (including vesting schedule and per share exercise price) as applied to such AHC Option immediately prior to the Effective Time.

3.6.5.1 Parascript Common Unit Options. Each Parascript Common Unit Option granted prior to the Effective Time shall automatically vest in full so that each such Common Unit Option shall, immediately prior to the Effective Time, become fully exercisable for all of the Common Units at the time subject to such Option. Immediately following the Effective Time, all outstanding Common Unit Options shall terminate and cease to be outstanding. Parent will not assume any Common Unit Options.

3.6.5.2 Parascript Preferred Unit Options. Each Parascript Preferred Unit Option granted prior to the Effective Time shall automatically vest in full so that each such Preferred Unit Option shall immediately prior to the Effective Time, become fully exercisable for all of the Preferred Units at the time subject to such Option. Immediately following the Effective Time, all outstanding Preferred Unit Options shall terminate and cease to be outstanding. Parent will not assume any Preferred Unit Options.

3.6.6 No Fractional Shares of Parent Stock. No fractional shares of Parent Common Stock shall be issued in the Parascript Merger. All fractional shares of Parent Common Stock that a holder of Units would otherwise be entitled to receive as a result of the Parascript Merger shall be aggregated and if a fractional share results from such aggregation, such holder shall be entitled to receive, in lieu thereof, an amount in cash, without interest, determined by multiplying such fractional share by the closing price of AHC Common Stock on the trading day immediately preceding the Closing Date. As soon as practicable after the determination of the amount of cash to be paid to such former holders of Units in lieu of any fractional interests, the Exchange Agent shall notify Parent, and Parent shall ensure that there is deposited with the Exchange Agent and shall cause the Exchange Agent to forward such amounts to such former holders of Units in accordance with this Agreement.

3.6.7 Working Capital Adjustment.

(a) Determination of Year End Net Working Capital.

(i) As promptly as practicable after December 31, 2008, but in any event not more than sixty (60) days thereafter, Parent shall deliver to the Exchange Agent a calculation in reasonable detail setting forth Parent’s calculation (the “Year End Net Working Capital Calculation”) of the Net Working Capital of Parascript as of December 31, 2008 (the “Year End Net Working Capital”).

(ii) The Exchange Agent shall have thirty (30) days after delivery of the Year End Net Working Capital Calculation (the “Review Period”) to review the Year End Net Working Capital Calculation. If the Exchange Agent does not agree with the Year End Net Working Capital Calculation, the Exchange Agent shall, within the Review Period, deliver to Parent a written notice (a “Dispute Notice”) setting forth (i) the amount the Exchange Agent believes is the correct Year End Net Working Capital, and (ii) a reasonably detailed explanation of the basis of the Exchange Agent’s calculation of such amounts. If the Exchange Agent indicates in writing that the Exchange Agent does not dispute the Year End Net Working Capital Calculation, or if the Exchange Agent fails to deliver a Dispute Notice to Parent within the Review Period, the Year End Net Working Capital as shown on the Year End Net Working Capital Calculation shall deemed final and binding on the parties.

(iii) If a Dispute Notice shall be timely delivered by the Exchange Agent to Parent, the Exchange Agent and Parent shall, within thirty (30) days after such delivery, promptly and in good faith attempt to resolve the matters set forth therein and agree in writing upon the final amount of the Year End Net Working Capital. If the parties are unable to resolve the matters in dispute within that 30-day resolution period, then such parties shall agree on an independent accounting firm (the “Accounting Firm”) to resolve such matters as soon as reasonably practicable. The Exchange Agent and Parent shall each execute and deliver such retention agreements as the Accounting Firm may reasonably require in connection with its services pursuant to this section.

(iv) The Accounting Firm shall be instructed to promptly review the applicable provisions of this Agreement and shall only consider those items in Parent’s calculation of Year End Net Working Capital that are expressly identified as items of dispute in the Dispute Notice (and such matters that are necessarily connected therewith according to proper accounting rules and procedures). The Accounting Firm shall, as promptly as practicable, deliver to Parent and the Exchange Agent a report setting forth any adjustments to such disputed items necessary to make such items conform to the requirements of this Section 3.6.7, and setting forth its determination of the Year End Net Working Capital. The determination of the Accounting Firm with respect to such matters shall be final, conclusive and binding upon the parties and not subject to appeal on any ground.

(v) With respect to any dispute and/or resolution pursuant to this Section 3.6.7, the Exchange Agent and Parent shall each pay and be responsible for their own respective costs and expenses, including, without limitation, the fees and expenses of their respective legal, accounting and other advisors, and one-half of the fees and expenses of the Accounting Firm.

(b) Year End Payment Adjustment.

(i) In the event the Year End Net Working Capital is greater than $4,000,000, no Year End Payment Adjustment shall be payable and the Year End Net Working Capital shall become final and binding upon the parties.

(ii) In the event the Year End Net Working Capital is less than $4,000,000 (the “Year End Negative Net Working Capital”), the principal amount of the Note shall be deemed to be automatically reduced by (A) the Year End Negative Net Working Capital on the date the Year End Net Working Capital shall become final and binding upon the parties, and (B) the amount of any interest accrued on such reduced principal amount.

(c) Silicon Valley Payment. In the event that (i) the Silicon Valley Payment is repaid on or before the Closing Date, and (ii) the Year End Net Working Capital is greater than $4,000,000, then upon the final determination of the Year End Net Working Capital pursuant to this Section 3.6.7, Parent shall pay, or cause to be paid, to the Exchange Agent the Silicon Valley Payment to the extent that such payment would not cause the Year End Net Working Capital to be less than $4,000,000 immediately following such payment.

3.6.8 Withholding Rights.

(a) Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Units such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld or paid over to or deposited with the relevant Governmental Body by or on behalf of Parent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by or on behalf of Parent.

(b) To the extent that any member of Parascript is subject to withholding on any compensation relating to the Merger, such withholding shall be made by the Parent and shall reduce the Parascript Merger Consideration accordingly. The Exchange Agent shall then be authorized to sell or exchange any portion of the Parascript Merger Consideration necessary to enable the Exchange Agent to make, as nearly as possible, the payments described in Sections 3.6.2(b) and 3.6.2(c), treating the withheld amounts as payments made to the member with respect to which the withholding was required. To the extent that an amount withheld with respect to a member of Parascript exceeds the amount that such member would be entitled to currently under Section 3.6.2(b) or 3.6.2(c), such amount shall be treated as a loan to such member, with such loan to be repaid out of the first payment pursuant to Section 3.6.2(b) or 3.6.2(c) to which such member would otherwise be entitled.

3.6.9 Further Assurances. At and after the Effective Time, the officers and directors of Parent, the AHC Surviving Corporation or the Parascript Surviving Company, as applicable, shall be authorized to execute and deliver, in the name and on behalf of the AHC Surviving Corporation, AHC Merger Sub or AHC, or the Parascript Surviving Company, Parascript Merger Sub or Parascript, any deeds, bills of sale, assignments or assurances and to take and to take and do, in the name of and on behalf of the AHC Surviving Corporation, AHC Merger Sub or AHC, or the Parascript Surviving Company, Parascript Merger Sub or Parascript, any other actions and things necessary to vest, perfect or confirm of record or otherwise in Parent, the AHC Surviving Corporation or the Parascript Surviving Company, as applicable, as result of, or in connection with the Mergers or otherwise carry out the purposes of this Agreement.

3.7 Exchange of Units.

(a) After the Effective Time, each former Member of Parascript shall be entitled, upon surrender of the letter of transmittal described in Section 3.7(b), to receive such Member’s portion of the Closing Shares (and if applicable from time to time the Parascript Merger Consideration provided for in Section 3.6.2 (f)) from Parent and AHC through such reasonable procedures as Parent and AHC may adopt (including but not limited to those set forth in this Agreement and the Exchange Agent Agreement).

(b) Promptly after the Effective Time and no later than ten (10) Business Days after the Effective Time, Parent and AHC shall deliver to the Exchange Agent who shall deliver to each former Member of Parascript (i) two letters of transmittal in the forms to be mutually agreed upon by the parties hereto prior to the Closing Date and completed in a manner approved by the Exchange Agent, and (ii) instructions for use in effecting the surrender of the letters of transmittal in exchange for such former Member’s portion of the Closing Cash Payment and such Member’s Closing Shares, which instructions shall be approved by Parent, AHC and the Exchange Agent. Promptly after receipt of such letters of transmittal by a Member, such Member shall surrender to the Exchange Agent executed letters of transmittal for each of the Closing Cash Payment and Closing Shares. Upon surrender by a Member of the executed letters of transmittal and after the Effective Time, such Member shall be entitled to receive in exchange therefor such Member’s portion of the Parascript Merger Consideration in accordance with Section 3.6.2 and the Exchange Agent Agreement. Except with respect to such Member’s proportionate principal amount of the Note, no interest shall accrue or be payable with respect to any Merger Consideration which any person shall be so entitled to receive from time to time after the Effective Time.

(c) Prior to the Effective Time (and from time to time after the Effective Time), the Board of Directors of Parent and AHC shall reserve for issuance a sufficient number of shares of Parent Common Stock for the purpose of issuing its shares to the Members in accordance herewith.

3.8 Closing of Transfer Books. From and after the Effective Time, the transfer books of Parascript shall be closed and no transfer of Units shall thereafter be made. From and after the Effective Time, the holders of certificates evidencing ownership of Units outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Units, except as otherwise provided for in this Agreement or by applicable Legal Requirements.

3.9 Closing. Upon the terms and subject to the conditions set forth herein, the closing of the Mergers (the “Closing”) will take place on the date on which the Initial Effective Time and Effective Time occurs, unless this Agreement has been theretofore terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto. The Closing shall be held at the offices of Becker & Poliakoff LLP at 45 Broadway, 11th Floor, New York, NY 10006, unless another place is agreed to in writing by the parties hereto. Subject to the provisions of Article 10.17, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 3.9 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement. In such a situation, the Closing will occur as soon as practicable, subject to Article 10.17.

3.10 Closing Obligations. In addition to any other documents to be delivered under other provisions of this Agreement, at the Closing:

(a) Parascript shall deliver to Parent and AHC:

(i) The employment agreement of Jeffrey Gilb executed by Parent, AHC, Parascript and Jeffrey Gilb on or prior to the date of filing with the SEC of the definitive proxy statement and Registration Statement but which shall be effective only as of the Closing Date in the form to be mutually agreed upon by Parent, AHC, Parascript and Jeffrey Gilb (the “Gilb Employment Agreement”);

(ii) noncompetition agreements in the form to be mutually agreed upon by the parties thereto and executed on or before the Closing Date by the Designated Parascript Members and Alexander Filatov (the “Noncompetition Agreements”);

(iii) the Exchange Agent Agreement in the form to be mutually agreed upon by the parties thereto and executed on or before the Closing Date by Parascript and the Member Representative;

(iv) a certificate executed by Parascript as to the accuracy of its representations and warranties as of the date of this Agreement and as of the Closing in accordance with Section 9.1, and as to its compliance with and performance in all material respects of its covenants and obligations to be performed or complied with at or before the Closing in accordance with Section 9.2;

(v) a certificate of the Secretary of Parascript certifying, as complete and accurate as of the Closing and attaching all requisite resolutions or actions of Parascript’s Members or shareholders approving (A) the execution and delivery of this Agreement and the consummation of the Contemplated Transactions, and (B) the incumbency and signatures of the officers of Parascript executing this Agreement and any other document relating to the Contemplated Transactions;

(vi) the Voting Agreement with Designated Parascript Members executed by Parascript, the Katz Family Limited Partnership, The Pearlman Family Limited Partnership, the Pachikov Kondratieva Family LLC and Parascript Management, Inc. and effective as of August 18, 2008 in the form attached hereto as Exhibit 1;

(vii) the Voting Agreement with Designated AHC Stockholders executed by Parascript and effective as of August 18, 2008 in the form attached hereto as Exhibit 2; and

(viii) the Proxy Agreement executed by the Designated Parascript Members, Parascript and Designated AHC Stockholders.

(b) Parent and AHC shall deliver to the Exchange Agent for the benefit of the former Members of Parascript:

(i) the Closing Cash Payment in accordance with Section 3.6.2(b)(iii);

(ii) the Closing Shares;

(iii) the Note; and

(iv) the Registration Rights Agreement.

(c) Parent and AHC shall deliver to Parascript:

(i) a certificate executed by AHC as to the accuracy of AHC’s representations and warranties as of the date of this Agreement and as of the Closing in accordance with Section 10.1 and as to its compliance with and performance of AHC’s covenants and obligations to be performed or complied with at or before the Closing in accordance with Section 10.2;

(ii) a certificate of the Secretary of AHC certifying, as complete and accurate as of the Closing, and attaching all requisite resolutions or actions of AHC’s board of directors and stockholders, as applicable, approving (A) the execution and delivery of this Agreement and the consummation of the Contemplated Transactions, (B) the AHC Name Change, (C) the incumbency and signatures of the officers of AHC executing this Agreement and any other document relating to the Contemplated Transactions and (D) accompanied by the requisite documents for amending the relevant Governing Documents of AHC required to effect the AHC Name Change in form sufficient for filing with the appropriate Governmental Body;

(iii) evidence reasonably satisfactory to Parascript as to the formation of New Sub and the contribution of the Pattern Recognition Technology and the related assets thereto;

(iv) the Exchange Agent Agreement executed by Parent and AHC;

(v) the Registration Rights Agreement executed by Parent and AHC;

(vi) the Voting Agreement with Designated Parascript Members executed by Parent and AHC;

(vii) the Voting Agreement with Designated AHC Stockholders executed by Parent, AHC and certain directors and officers of AHC; and

(viii) the Proxy Agreement executed by Parent and AHC.

(d) Parascript shall assign to the Exchange Agent the ABK Note and the Pearlman Note, which notes shall be held by the Exchange Agent for the benefit of the Parascript Members pursuant to the Exchange Agent Agreement.

3.11 Stock Options and Warrants. At or prior to the Effective Time, Parascript will terminate any and all outstanding stock option plans or similar plans and any stock options, warrants, other instruments convertible into or exercisable for Units of Parascript, or similar rights issued thereunder. At the Effective Time, no stock options, warrants, other instruments convertible into or exercisable for Units of Parascript, or similar rights issued thereunder will remain outstanding.

3.12 Transaction Structure. Upon the mutual agreement of the parties, the parties may, with the approval of their respective boards of directors or managers or Member Representative, at any time prior to mailing the Proxy Statement, change the method of effecting the combination of Parascript and AHC contemplated hereby (including without limitation, the provisions of this Article 3). This Agreement and related documents will be appropriately amended in order to reflect any such revised transaction, if applicable.

4. REPRESENTATIONS AND WARRANTIES OF PARASCRIPT. Subject to disclosures and information contained in the Parascript Disclosure Letter, Parascript and Member Representative represent and warrant to AHC as follows:

4.1 Organization and Good Standing.

(a) The Parascript Data Room contains a list of Parascript’s jurisdiction of organization and any other jurisdictions in which it is qualified to do business as a foreign limited liability company. Parascript is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Wyoming, with full limited liability company power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under the Parascript Contracts. Parascript is duly qualified to do business as a foreign limited liability company and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification except where the failure to so qualify would not have a Parascript Material Adverse Effect.

(b) The Parascript Data Room contains copies of the Governing Documents of Parascript, as currently in effect. Except as disclosed in Part 4.1(b), Parascript has no Subsidiary and does not own any shares of capital stock or other securities of any other Person.

4.2 Enforceability; Authority; No Conflict.

(a) This Agreement constitutes the legal, valid and binding obligation of Parascript, enforceable against Parascript in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditor’s rights generally and by general principles of equity. Upon the execution and delivery by Parascript of the Exchange Agent Agreement, and each other agreement to be executed or delivered by Parascript at the Closing (collectively, the “Parascript’s Closing Documents”), each of Parascript’s Closing Documents will constitute the legal, valid and binding obligation of Parascript, enforceable against Parascript in accordance with its terms. Parascript has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and Parascript’s Closing Documents and to perform its obligations under this Agreement and Parascript’s Closing Documents, and such action has been duly authorized by all necessary action by Parascript’s Members and Manager. Except for the required approval of Parascript’s Members in connection with the consummation of the Parascript Merger, all necessary action on the part of Parascript has been obtained. The affirmative vote of the holders of 70% of the Parascript Units is the only vote of the holders of any of Parascript’s Units in connection with the consummation of the transactions contemplated by this Agreement.

(b) Except as set forth in Part 4.2(b), neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

(i) Breach any provision of any of the Governing Documents of Parascript or any resolution adopted by the Manager or the Members of Parascript;

(ii) Breach or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions, or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which each Parascript, or any of its assets, may be subject, except where such Breach or challenge would not have a Parascript Material Adverse Effect;

(iii) Contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Parascript or that otherwise relates to the assets or the business of Parascript, except where such contravention, conflict, violation, revocation, withdrawal, suspension, cancellation, termination or modification would not have a Parascript Material Adverse Effect;

(iv) Breach any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Material Parascript Contract;

(v) Result in the imposition or creation of any Material Encumbrance upon or with respect to any of Parascript’s assets; or

(c) Except as set forth in Part 4.2(c), Parascript is not required to give any notice to or obtain any Material Parascript Consent in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

4.3 Capitalization. The authorized equity securities of Parascript consist of 14,000,000 Units, consisting of 4,000,000 Common Units and 10,000,000 Preferred Units, of which 205,000 Common Units, 9,846,724 Preferred Units, and 100,000 options to buy Preferred Units and 40,000 options to buy Common Units (together, the “Parascript Options”) are issued and outstanding on the date hereof. Other than for the Parascript Options, there are no Contracts relating to the issuance, sale or transfer of any equity securities or other securities of Parascript. None of the outstanding equity securities of Parascript was issued in violation of the Securities Act of 1933, as amended (the “Securities Act”), or any other Legal Requirement.

4.4 Financial Statements. The Parascript Data Room contains copies of: (a) audited balance sheets of Parascript as of December 31, 2004, and the related audited statements of income, changes in Members’ equity and cash flows for the fiscal year then ended, including the notes thereto together with the report thereon of Mayer Hoffman McCann P.C., independent certified public accountants; (b) audited consolidated balance sheets of Parascript as of December 31 for each of the years 2005, 2006 and 2007 and the related audited consolidated statements of income, changes in Member’s equity and cash flows for each of the fiscal years then ended, including in each case the notes thereto together with the report thereon of Anton Collins Mitchell LLP and Mayer Hoffman McCann P.C., as applicable, independent certified public accountants; and (c) an unaudited consolidated balance sheet of Parascript as of March 31, 2008 (the “Parascript Interim Balance Sheet”) and the related unaudited consolidated statements of income, changes in Members’ equity, and cash flows for the three (3) months then ended (collectively, the “Parascript Financial Statements”). The Parascript Financial Statements fairly present in all material respects (and the financial statements delivered pursuant to Section 6.8 will fairly present in all material respects) the financial condition and the results of operations, changes in Members’ equity and cash flows of Parascript as at the respective dates of and for the periods referred to in the Parascript Financial Statements, all in accordance with GAAP in all material respects. The Parascript Financial Statements reflect and the financial statements delivered pursuant to Section 6.8 will reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements. The Parascript Financial Statements have been prepared from and are in accordance with the accounting Records of Parascript. The Parascript Data Room contains copies of all management letters from Parascript’s auditors to Parascript’s Manager since January 1, 2004, together with copies of all responses thereto.

4.5 Books and Records. The books of account and other financial Records of Parascript, all of which have been made available to AHC, are complete and correct in all material respects and represent actual, bona fide transactions and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls. The minute books or equivalent records of Parascript, all of which have been made available to AHC, contain accurate and complete Records of all properly called meetings of, or actions taken by, the Members, the Manager and committees of Parascript, and no properly called meeting of any such Members, Manager or committee has been held for which minutes or equivalent records have not been prepared or are not contained in such minute books or equivalent records.

4.6 Sufficiency of Assets. Except as set forth in Part 4.6, the assets owned, leased or licensed by Parascript constitute all of the material assets, tangible and intangible, of any nature whatsoever, that are, to Parascript’s Knowledge, necessary to operate Parascript’s business in the manner presently operated by Parascript.

4.7 Description of Leased Real Property. Part 4.7 contains the correct street address of all real property leased by Parascript and an accurate description by location of the name of lessor, the date of lease, a brief description of any rights to renew or extend the term and the term expiration date of all such real property leases, including any amendments thereof or options to renew thereon.

4.8 Title to Assets; Encumbrances. Parascript owns good and transferable title to all of the assets purported to be owned by Parascript, subject to all Liabilities and Encumbrances thereon, except where failure to own such title would not have a material adverse effect on Parascript.

4.9 Condition of Assets.

(a) Parascript owns no Real Property. Use of the Real Property leased by Parascript for the various purposes for which it is presently being used by Parascript is permitted by the terms of the lease agreement related and, to Parascript’s Knowledge, all Legal Requirements pertaining thereto.

(b) The Tangible Personal Property owned by Parascript taken as a whole is in good repair and good operating condition, ordinary wear and tear excepted and, to the Knowledge of Parascript, is suitable for immediate use by AHC in its Ordinary Course of Business. To the Knowledge of Parascript, no item of material Tangible Personal Property owned by Parascript is in need of repair or replacement other than as part of routine maintenance in the Ordinary Course of Business of Parascript.

4.10 Accounts Receivable. All Accounts Receivable that are reflected on the Parascript Balance Sheet or the Parascript Interim Balance Sheet or on the accounting Records of Parascript as of the Closing Date represent or will represent valid obligations arising from sales actually made or services actually performed by Parascript in Parascript’s Ordinary Course of Business. Except as set forth on Part 4.10 and to the extent paid prior to the Closing Date, such Accounts Receivable of Parascript are or will be as of the Closing Date current net of the respective reserves shown on the Parascript Balance Sheet or the Parascript Interim Balance Sheet (which reserves are calculated consistent with past practice). There is no contest, claim, defense or right of setoff, under any Parascript Contract with any account debtor of an Account Receivable of Parascript relating to the amount or validity of such Account Receivable. The Parascript Data Room contains a listing and aging of all Accounts Receivable as of the date of the Parascript Interim Balance Sheet.

4.11 Inventories. Other than immaterial quantities of Parascript’s products held for sale in CD-ROM form, Parascript has no inventories as that term is used in GAAP.

4.12 No Undisclosed Liabilities. Except as set forth in Part 4.12, to the Knowledge of Parascript, Parascript has no Liabilities except for Liabilities reflected or reserved against in the Parascript Balance Sheet or the Parascript Interim Balance Sheet and current Liabilities incurred in the Ordinary Course of Business of Parascript since the date of the Parascript Interim Balance Sheet.

4.13 Taxes.

(a) Tax Returns Filed and Taxes Paid. Parascript is a partnership for federal income tax purposes and has not elected to be treated as other than a partnership for such purposes. Parascript has filed or caused to be filed on a timely basis all Tax Returns and all reports with respect to Taxes that are or were required to be filed by Parascript pursuant to applicable Legal Requirements, except where the failure to so file would not have a Parascript Material Adverse Effect. Except as set forth in Part 4.13(a), all Tax Returns and reports filed by Parascript are true, correct and complete in all material respects. Parascript has paid, or made provision for the payment of, all material Taxes that have or may have become due for all periods covered by the Tax Returns or otherwise, or pursuant to any assessment received by Parascript, except such Taxes, if any, as are being contested in good faith. Except as provided in Part 4.13(a), Parascript currently is not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made or is expected to be made by any Governmental Body in a jurisdiction where Parascript does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Encumbrances on any of Parascript’s assets that arose in connection with any failure (or alleged failure) to pay any Tax and Parascript has no Knowledge of any basis for assertion of any claims attributable to Taxes which, if adversely determined, would result in any such Encumbrance except as provided in Part 4.13(a).

(b) Delivery of Tax Returns and Information Regarding Audits and Potential Audits. The Parascript Data Room contains copies and a list of all of Parascript’s Tax Returns filed since January 1, 2004. The federal and state income or franchise Tax Returns of Parascript have been audited by the IRS or relevant state tax authorities or are closed by the applicable statute of limitations for all taxable years through January 1, 2004. The Parascript Data Room contains a list of all Tax Returns of Parascript that have been audited after January 1, 2004 or are currently under audit and accurately describes any deficiencies or other amounts that were paid or are currently being contested. No undisclosed deficiencies are expected to be asserted with respect to any such audit. All deficiencies proposed as a result of such audits have been paid, reserved against, settled or are being contested in good faith by appropriate proceedings as described in Part 4.13(b). The Parascript Data Room contains copies of any examination reports, statements or deficiencies or similar items with respect to such audits. Except as provided in Part 4.13(b), to the Knowledge of Parascript, no Governmental Body is likely to assess any additional taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Taxes of Parascript claimed or raised by any Governmental Body in writing. Parascript has not extended the applicable statute of limitations on any Tax Return. Except as described in Part 4.13(b), Parascript has not given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of Parascript or for which Parascript may be liable.

(c) Specific Potential Tax Liabilities and Tax Situations.

(i) Withholding. Except as provided in Part 4.13(c)(i), to Parascript’s Knowledge, all material Taxes that Parascript is or was required by Legal Requirements to withhold, deduct or collect have been duly withheld, deducted and collected and, to the extent required, have been paid to the proper Governmental Body or other Person except where the failure to do so would not have a Parascript Material Adverse Effect on.

(ii) Tax Sharing or Similar Agreements. There is no tax sharing agreement, tax allocation agreement, tax indemnity obligation or similar written or unwritten agreement, arrangement, understanding or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other arrangement relating to Taxes) that will require any payment by Parascript.

(iii) Substantial Understatement Penalty. Parascript has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662, except where the failure to do so would not have a Parascript Material Adverse Effect.

(d) Proper Accrual. The charges, accruals and reserves with respect to Taxes on the Records of Parascript are adequate (determined in accordance with GAAP) and are at least equal to Parascript’s liability for Taxes. There exists no proposed tax assessment or deficiency against Parascript except as disclosed in the Parascript Interim Balance Sheet or in Part 4.13(d).

(e) Tax Treatment. Neither Parascript nor the Member Representative nor any of their respective Affiliates has taken or agreed to take any action, or is aware of any fact or circumstance that would be reasonably likely to prevent the exchanges of Parascript Units and AHC Common Stock for Parent Common Stock pursuant to the Mergers, taken together, from qualifying as exchanges described in Section 351 of the Code.

4.14 No Material Adverse Change. To the Knowledge of Parascript, since the date of the Parascript Balance Sheet, there has not been any material adverse change in the business, operations, assets, results of operations or condition (financial or other) of Parascript, and no event has occurred or circumstance exists within the control of Parascript that would result in such a material adverse change.

4.15 Employee Benefits. For the purposes of this Section 4.15, a reference to Parascript will also include Manager and/or Member Representative, as appropriate.

(a) The Parascript Data Room contains a list of all of Parascript’s “employee benefit plans” as defined by Section 3(3) of ERISA, all specified fringe benefit plans as defined in Section 6039D of the Code, and all other bonus, incentive-compensation, deferred-compensation, profit-sharing, stock-option, stock-appreciation-right, stock-bonus, stock-purchase, employee-stock-ownership, savings, severance, change-in-control, supplemental-unemployment, layoff, salary-continuation, retirement, pension, health, life-insurance, disability, accident, group-insurance, vacation, holiday, sick-leave, fringe-benefit or welfare plan, and any other employee compensation or benefit plan, agreement, policy, practice, commitment, contract or understanding (whether qualified or nonqualified, subject to ERISA or not, defined under Section 3(3) of ERISA or not, currently effective or terminated, written or unwritten) and any trust, escrow or other agreement related thereto that (i) is maintained or contributed to by Parascript or any other corporation, entity or trade or business controlled by, controlling or under common control with Parascript (within the meaning of Section 414 of the Code or Section 4001(a)(14) or 4001(b) of ERISA) (“ERISA Affiliate”) or has been maintained or contributed to in the last six (6) years by Parascript or any ERISA Affiliate, or that Parascript or any ERISA Affiliate has committed to implement, establish, adopt or contribute to in the future (other than Parascript Employee Plans implemented or established pursuant to this Agreement) or with respect to which Parascript or any ERISA Affiliate has or may have any liability, and (ii) provides benefits, or describes policies or procedures applicable to any current or former director, officer, employee or service provider of Parascript or any ERISA Affiliate, or the dependents of any thereof, regardless of how (or whether) liabilities for the provision of benefits are accrued or assets are acquired or dedicated with respect to the funding thereof (collectively the “Parascript Employee Plans”). Such list identifies as such any Parascript Employee Plan that is a plan intended to meet the requirements of Section 401(a) of the Code. Such list also sets forth a complete and correct list of all ERISA Affiliates of Parascript during the last six (6) years.

(b) Except as disclosed in Part 4.15(b), neither Parascript nor its ERISA Affiliates are or have ever maintained or been obligated to contribute to a multiple employer plan (as defined in Section 413(c) of the Code), a multiemployer plan (as defined in Section 3(37) of ERISA), a defined benefit pension plan (as defined in Section 3(35) of ERISA) subject to Title IV of ERISA, a Benefit Plan subject to the minimum funding standards under Section 302 of ERISA or Section 412 of the Code, a Benefit Plan that owns employer stock or a Benefit Plan that is funded, in whole or in part, through a voluntary employees’ beneficiary association exempt from Tax under Section 501(c)(9) of the Code.

(c) The Parascript Data Room contains copies of (i) the documents comprising each Parascript Employee Plan (or, with respect to any Parascript Employee Plan which is unwritten, a detailed written description of eligibility, participation, benefits, funding arrangements, assets and any other matters which relate to the obligations of Parascript or any ERISA Affiliate); (ii) all trust agreements, insurance contracts or any other funding instruments related to the Parascript Employee Plans; (iii) all rulings, determination letters, no-action letters or advisory opinions from the IRS, the U.S. Department of Labor or any other Governmental Body that pertain to each Parascript Employee Plan and any open requests therefor; (iv) the most recent financial reports (audited and/or unaudited) and the annual reports filed with any Governmental Body with respect to the Parascript Employee Plans during the current year and each of the three preceding years; (v) all contracts with third-party administrators, investment managers, consultants and other independent contractors that relate to any Parascript Employee Plan, and (vi) all summary plan descriptions, summaries of material modifications and memoranda, employee handbooks and other written communications regarding the Parascript Employee Plans.

(d) Except as disclosed in Part 4.15(d), full payment has been made of all amounts that are required under the terms of each Parascript Employee Plan to be paid as contributions with respect to all periods prior to and including the last day of the most recent fiscal year of such Parascript Employee Plan ended on or before the date of this Agreement and all periods thereafter prior to the Closing Date. Parascript has paid in full all required insurance premiums, subject only to normal retrospective adjustments in the ordinary course, with regard to the Parascript Employee Plans for all policy years or other applicable policy periods ending on or before the Closing Date.

(e) Neither Parascript nor any ERISA Affiliate has any liability and no facts or circumstances exist that would give rise to any liability (either directly or as a result of indemnification), and the Contemplated Transactions will not result in any liability, (i) for any excise tax imposed by Section 4971 through Section 4980B, Section 4999, Section 5000 or any other Section of the Code, (ii) any penalty under Section 502(i), Section 502(l), Part 6 of Title I or any other provision of ERISA, (iii) any excise taxes, penalties, damages or equitable relief as a result of any prohibited transaction, breach of fiduciary duty or other violation under ERISA, the Code or any other applicable law. No Parascript Employee Plan has been completely or partially terminated.

(f) Parascript has, at all times, complied, and currently complies, in all material respects with the applicable continuation requirements for its welfare benefit plans, including (i) Section 4980B of the Code (as well as its predecessor provision, Section 162(k) of the Code) and Sections 601 through 608, inclusive, of ERISA, and any similar state law, which provisions are hereinafter referred to collectively as “COBRA” and (ii) any applicable state statutes mandating health insurance continuation coverage for employees.

(g) Except as provided in Part 4.15(g), the form of all Parascript Employee Plans is in material compliance with the applicable terms of ERISA, the Code, and any other applicable laws, including the Americans with Disabilities Act of 1990, the Family Medical Leave Act of 1993 and the Health Insurance Portability and Accountability Act of 1996, and such plans have been operated in material compliance with such laws and the written Parascript Employee Plan documents. Neither Parascript nor any fiduciary of any Parascript Employee Plan has committed a material violation of the requirements of Section 404 of ERISA. Each Parascript Employee Plan has been maintained, operated, and administered in material compliance with its terms and any related documents or agreements and the applicable provisions of ERISA, the Code and any other applicable laws, including, but not limited to, rules and regulations promulgated by the Department of Labor, the PBGC and the Department of Treasury. All required reports and descriptions of the Parascript Employee Plans (including Internal Revenue Service Form 5500 Annual Reports, Summary Annual Reports and Summary Plan Descriptions and Summaries of Material Modifications) have been (when required) timely filed with the IRS, the U.S. Department of Labor or other Governmental Body and distributed as required, and all notices required by ERISA or the Code or any other Legal Requirement with respect to the Parascript Employee Plans have been appropriately given. No Parascript Employee Plan is presently under audit or examination (nor has notice been received of a potential audit or examination) by the IRS, the U.S. Department of Labor or any other Governmental Body, and no matters are pending with respect to a Parascript Employee Plan under the IRS Voluntary Correction Program, Audit Closing Agreement Program, or other similar programs.

(h) Each Parascript Employee Plan that is intended to be qualified under Section 401(a) of the Code is either a prototype plan entitled to rely on the opinion letter issued by the IRS as to the qualified status of such Parascript Employee Plan under Section 401(a) of the Code to the extent provided in Revenue Procedure 2005-16 or has received a favorable determination letter from the IRS, and, to the Knowledge of Parascript, no circumstances exist that will result in a Parascript Material Adverse Effect as a result of such reliance or would result in revocation of any such favorable determination letter. Each trust created under any Parascript Employee Plan has been determined to be exempt from taxation under Section 501(a) of the Code, and Parascript is not aware of any circumstance that will or would result in a revocation of such exemption. With respect to each Parascript Employee Plan, to the Knowledge of Parascript, no event has occurred or condition exists that will or would give rise to a loss of any intended material tax consequence or to any material Tax under Section 511 of the Code.

(i) Except as disclosed to AHC on Part 4.15(i), any Parascript Employee Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code): (A) has been operated since January 1, 2005 through December 31, 2007 in good faith compliance in all material respects with Section 409A of the Code, IRS Notice 2005-1, and the proposed regulations under Section 409A of the Code; (B) has been operated since January 1, 2008 in compliance with Treasury Regulations issued under Section 409A of the Code; (C) has not been materially modified (as determined under the proposed regulations) after October 3, 2004, if it was in effect prior to January 1, 2005; (D) has not participated in a transaction that would be treated by Section 409A(b) of the Code as a transfer of property for purposes of Section 83 of the Code; and (E) does not have a stock option, equity unit option, or stock appreciation right granted under the Parascript Employee Plan with an exercise price or measurement floor that has been or may be less than the fair market value of the underlying stock or equity units (as the case may be) as of the date such option or stock appreciation right was granted or has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option or stock appreciation right.

(j) There is no material pending or, to Parascript’s Knowledge, threatened, Proceeding (other than routine claims for benefits in Parascript’s Ordinary Course of Business) relating to any Parascript Employee Plan, nor is there any basis for any such Proceeding.

(k) Parascript has maintained workers’ compensation coverage as required by applicable state law through purchase of insurance and not by self-insurance or otherwise except as disclosed to AHC on Part 4.15(k).

(l) Except as required by Legal Requirements, the consummation of the Contemplated Transactions will not (i) entitle any current or former employee of Parascript to severance pay, unemployment compensation or any other payment, benefit or award or (ii) accelerate the time of vesting or the time of payment, or increase the amount, of compensation due to any director, employee, officer, former employee or former officer of Parascript. There are no contracts or arrangements providing for payments that could subject any person to liability for tax under Section 4999 of the Code. No contribution, premium payment or other payment has been or will be made in support of any Parascript Employee Plan that is in excess of the allowable deduction for federal income Tax purposes for the year with respect to which the contribution was made or will be made (whether under Section 162, Section 280G, Section 404, Section 419, Section 419A of the Code or otherwise).

(m) Except for the continuation coverage requirements of COBRA or death benefits under the Parascript Employee Plans, Parascript has no obligations or potential liability for benefits to employees, former employees or their respective dependents following termination of employment or retirement under any of the Parascript Employee Plans that are Employee Welfare Benefit Plans (as defined in Section 3(1) of ERISA).

(n) Except as necessary to implement the Contemplated Transaction, none of the Contemplated Transactions will result in an amendment, modification or termination of any of the Parascript Employee Plans. No written representations have been made to any employee or former employee of Parascript promising or guaranteeing any employer payment or funding for the continuation of medical, dental, life or disability coverage for any period of time beyond the end of the current plan year (except to the extent of coverage required under COBRA). No written representations have been made to any employee or former employee of Parascript concerning the employee benefits of AHC.

4.16 Compliance with Legal Requirements; Governmental Authorizations. Except as set forth in Part 4.16(a):

(i) Parascript is, and at all times since January 1, 2004, has been, in full compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets, except where non-compliance would reasonably be expected not to have a Parascript Material Adverse Effect;

(ii) To the Knowledge of Parascript, no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a material violation by Parascript of, or a failure on the part of Parascript to comply with, any Legal Requirement or (B) may give rise to any material obligation on the part of Parascript to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

(iii) Parascript has not received, at any time since January 1, 2004, any written notice or other written communication from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement or (B) any actual, alleged, possible or potential obligation on the part of Parascript to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

(b) The Parascript Data Room contains a complete and accurate list of each Governmental Authorization that is held by Parascript or that otherwise relates to such Parascript’s business or its assets. Each such Governmental Authorization is valid and in full force and effect. Except as set forth in Part 4.16(b):

(i) Parascript is, and at all times since January 1, 2004, has been, in material compliance with all of the terms and requirements of each such Governmental Authorization, except where non-compliance would not have a Parascript Material Adverse Effect;

(ii) to the Knowledge of Parascript, no event has occurred or circumstance exists that would (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to materially comply with any term or requirement of any such Governmental Authorization, except where such violation or non-compliance would not have a Parascript Material Adverse Effect or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any such Governmental Authorization, except where such revocation, withdrawal, suspension, cancellation, termination or modification would not have a Parascript Material Adverse Effect;

(iii) Parascript has not received, at any time since January 1, 2004, any written notice or other written communication from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any Governmental Authorization or (B) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of or modification to any Governmental Authorization;

(iv) to the Knowledge of Parascript, all applications required to have been filed for the renewal of such Governmental Authorizations have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies, except where failure to so file would not have a Parascript Material Adverse Effect; and

(v) Such Governmental Authorizations collectively constitute, in all material respects, the Governmental Authorizations necessary to permit Parascript to lawfully conduct and operate its business in the manner in which it currently conducts and operates such business and to permit Parascript to own and use the its assets in the manner in which it currently owns and uses such assets.

4.17 Legal Proceedings; Orders.

(a) Except as set forth in Part 4.17(a), there is no pending or, to the Knowledge of Parascript, threatened Proceeding:

(i) by or against Parascript that may have a Parascript Material Adverse Effect; or

(ii) that challenges, or that would have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions.

To Parascript’s Knowledge, no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a reasonable basis for the commencement of any such Proceeding. Parascript has delivered to AHC copies of all pleadings, correspondence and other documents relating to any Proceeding listed in Part 4.17(a). There are no Proceedings listed or required to be listed in Part 4.17(a) that would have a Material Adverse Effect on the business, operations, or condition of Parascript.

(b) Except as set forth in Part 4.17(b):

(i) there is no Order to which Parascript, its business or any of its assets is subject; and

(ii) to the Knowledge of Parascript, no officer, Member, Manager, or employee of Parascript is subject to any Order that prohibits such officer, Member, Manager, agent or employee from engaging in or continuing any conduct, activity or practice relating to the business of Parascript.

(c) Except as set forth in Part 4.17(c):

(i) Parascript is, and, at all times since January 1, 2004, has been in material compliance with all of the terms and requirements of each Order to which it or any of its assets is or has been subject;

(ii) to the Knowledge of Parascript, no event has occurred or circumstance exists that is reasonably likely to constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which Parascript or any of its assets is subject which would result in a Parascript Material Adverse Effect; and

(iii) Parascript has not received, at any time since January 1, 2004, any written notice or other written communication from any Governmental Body or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any term or requirement of any Order to which Parascript or any of its assets is or has been subject.

4.18 Absence of Certain Changes and Events. Except as set forth in Part 4.18 and except for the actions taken related to the Contemplated Transactions, since the date of the Parascript Balance Sheet, Parascript, has conducted its business only in the Ordinary Course of Business and there has not been any:

(a) change in Parascript’s authorized capital;

(b) amendment to the Governing Documents of Parascript;

(c) payment (except in its Ordinary Course of Business, including monthly cash advances to certain Members) or increase by Parascript of any bonuses, salaries or other compensation to any Member, Manager, officer or employee or entry into any employment, severance or similar Contract with any Member, Manager, officer or employee;

(d) adoption of, amendment to or increase in the payments to or benefits under, any Parascript Employee Plan;

(e) damage to or destruction or loss of any material Asset, whether or not covered by insurance;

(f) entry into, termination of or receipt of notice of termination of (i) any material license, distributorship, dealer, sales representative, joint venture, credit or similar Contract to which Parascript is a party, or (ii) any Contract or transaction involving total remaining payments by Parascript of at least One Hundred Thousand Dollars ($100,000);

(g) sale (other than sales in its Ordinary Course of Business), or other disposition of any Asset or property of Parascript (including the Parascript Intellectual Property Assets) or the creation of any Encumbrance on any Asset other than sales of assets or property of Parascript which would not have a Parascript Material Adverse Effect;

(h) resolution, termination or waiver of any claims or rights with a value to Parascript in excess of One Hundred Thousand Dollars ($100,000);

(i) indication in writing by any customer of an intention to discontinue or change the terms of its relationship with Parascript, which discontinuation or change would have a Parascript Material Adverse Effect;

(j) material change in the accounting methods used by Parascript; or

(k) to Parascript’s Knowledge, Contract by Parascript to do any of the foregoing.

4.19 Contracts; No Defaults.

(a) Part 4.19(a) contains an accurate and complete list, and the Parascript Data Room contains, accurate and complete copies, of the following Contracts which are referred to herein as “Material Parascript Contracts”:

(i) each Parascript Contract that involves a remaining obligation of performance of services or delivery of goods or materials by Parascript of an amount or value certain to be in excess of One Hundred Thousand Dollars ($100,000) per year;

(ii) each Parascript Contract that involves performance of services or delivery of goods or materials to Parascript of an amount or value in excess of One Hundred Thousand Dollars ($100,000);

(iii) each Parascript Contract that was not entered into in its Ordinary Course of Business and that involves expenditures or receipts of Parascript certain to be in excess of One Hundred Thousand Dollars ($100,000);

(iv) each Parascript Contract affecting the ownership of, leasing of, title to, use of or any leasehold or other interest in any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than One Hundred Thousand Dollars ($100,000) and with a term of less than one year);

(v) each Parascript Contract with any labor union or other employee representative of a group of employees relating to wages, hours and other conditions of employment;

(vi) each Parascript Contract (however named) involving a sharing of profits, losses, costs or liabilities by Parascript with any other Person;

(vii) each Parascript Contract containing covenants that in any way purports to restrict Parascript’s business activity or limits the freedom of Parascript to engage in any line of business or to compete with any Person;

(viii) each Parascript Contract providing for payments to or by any Person based on sales, purchases or profits, other than direct payments for goods;

(ix) each power of attorney of Parascript that is currently effective and outstanding;

(x) each Parascript Contract entered into other than in its Ordinary Course of Business that contains or provides for an express undertaking by Parascript to be responsible for consequential damages;

(xi) each Parascript Contract for capital expenditures in excess of One Hundred Thousand Dollars ($100,000);

(xii) each written warranty, guaranty and/or other similar undertaking with respect to contractual performance extended by Parascript other than in its Ordinary Course of Business; and

(xiii) each amendment, supplement and modification (whether oral or written) in respect of any of the foregoing.

Part 4.19(a) sets forth the parties to each Material Parascript Contract, the effective date of each Material Parascript Contract, the term of each Material Parascript Contract, and the goods or services to which each Material Parascript Contract relates.

(b) Except as set forth in Part 4.19(b), no Member has or may acquire any rights under, and no Member has or may become subject to any obligation or liability under, any Material Parascript Contract that relates to the business of Parascript or any of its assets.

(c) Except as set forth in Part 4.19(c):

(i) each Material Parascript Contract identified or required to be identified in Part 4.19(a) has not been orally modified (other than as described in Part 4.19(c)), and is in full force and effect and is valid and enforceable in accordance with its terms except, as to any party other than Parascript, as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies; and

(ii) each such Material Parascript Contract identified or required to be identified in Part 4.19(a) shall not require the consent of any other Person as a result of the Contemplated Transactions.

(d) Except as set forth in Part 4.19(d):

(i) Parascript is, and at all times since January 1, 2004, has been, in compliance with all material terms and requirements of each Material Parascript Contract;

(ii) to the Knowledge of Parascript, each other Person that has any obligation or liability under any Material Parascript Contract is, and at all times since January 1, 2004, has been, in full compliance with all material terms and requirements of such Material Parascript Contract;

(iii) to the Knowledge of Parascript, no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with or result in a Breach of, or give Parascript or any other Persons the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Material Parascript Contract, except where the occurrence of such event or existence of such circumstance would not have a Parascript Material Adverse Effect;

(iv) to the Knowledge of Parascript, no event has occurred or circumstance exists under or by virtue of any Material Parascript Contract that (with or without notice or lapse of time) would cause the creation of any Encumbrance affecting any of Parascript’s assets which would have a Parascript Material Adverse Effect; and

(v) Parascript has not given to or received from any other Person, at any time since January 1, 2004, any written notice or other written communication regarding any actual, alleged, possible or potential violation or Breach of, or default under, any Parascript Material Contract.

(e) There are no renegotiations of, written requests to renegotiate or outstanding rights to renegotiate any material amounts paid or payable to Parascript under any Parascript Material Contracts, except for such Parascript Material Contracts renegotiated, or to be renegotiated in the Ordinary Course of Business.

(f) Each Parascript Contract relating to the sale, design, manufacture or provision of products or services by Parascript has been entered into in the Ordinary Course of Business of Parascript and has been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Legal Requirement.

4.20 Insurance.

(a) The Parascript Data Room contains:

(i) copies of all current policies of insurance (and correspondence relating to coverage thereunder) to which Parascript is a party or under which Parascript is or has been covered at any time since January 1, 2004 a list of which is included in Part 4.20(a); and

(ii) copies of all pending applications by Parascript for policies of insurance.

(b) Part 4.20(b) describes:

(i) any self-insurance arrangement by or affecting Parascript, including any reserves established thereunder and description of loss experience for all claims that were self insured, including the number and aggregate cost of such claims;

(ii) any Contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk to which Parascript is a party or which involves the business of Parascript; and

(iii) all obligations of Parascript to provide insurance coverage to Third Parties (for example, under Leases or service agreements) and identifies the policy under which such coverage is provided.

(c) Part 4.20(c) sets forth, by year, for the current policy year and each of the three (3) preceding policy years a summary of the loss experience for an amount in excess of Five Hundred Thousand Dollars ($500,000) under each policy of insurance. Such summary includes the name of claimant, description of the policy by insurer, type of insurance, and period of coverage and amount and brief description of the claim.

(d) Except as set forth in Part 4.20(d):

(i) to the Knowledge of Parascript, all policies of insurance to which Parascript is a party or that provide coverage to Parascript are valid, outstanding and enforceable and are sufficient for compliance with all Legal Requirements;

(ii) Parascript has not received (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights or (B) any written notice of cancellation or any other written indication that any policy of insurance is no longer in full force or effect or that the issuer of any policy of insurance is not willing or able to perform its obligations thereunder;

(iii) Parascript has paid all premiums due, and has otherwise performed all of its obligations, under each policy of insurance to which it is a party; and

(iv) to the Knowledge of Parascript, Parascript has given notice to the insurer of all claims that may be insured thereby.

4.21 Employees. For the purposes of this Section 4.21 a reference to Parascript will also include the Manager, as appropriate.

(a) The Parascript Data Room contains a list of the following information for Parascript’s ten (10) most highly compensated employees, including executive officers and all persons nominated or chosen to become such:

(i) positions and offices currently held;

(ii) a brief description of each executive officer’s business experience during the past five years;

(iii) any family relationships among executive officers and directors;

(iv) any legal proceedings (including any bankruptcy petition filed by or against any business of which an executive officer was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time) material to an evaluation of such executive officer’s ability or integrity;

(v) annual compensation which shall include total annual salary and bonus for the last completed fiscal year;

(vi) perquisites and other personal benefits, securities or property;

(vii) above-market or preferential earnings on restricted stock, options, SARS or deferred compensation paid during the fiscal year or payable during that period but deferred at the election of the named employee; and

(viii) any amounts reimbursed during the fiscal year for the payment of taxes.

(b) Part 4.21(a) contains a list of all retired employees of Parascript receiving any retirement benefits from plans or arrangements maintained by Parascript and the amounts thereof.

(c) Part 4.21(b) states the number of employees terminated by Parascript since January 1, 2007, and contains a complete and accurate list of the following information for each employee of Parascript who has been terminated or laid off, or whose hours of work have been reduced by more than fifty percent (50%) by Parascript, in the six (6) months prior to the date of this Agreement: (i) the date of such termination, layoff or reduction in hours; (ii) the reason for such termination, layoff or reduction in hours; and (iii) the location to which the employee was assigned, if applicable.

(d) Parascript has not violated the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar state or local Legal Requirement. During the ninety (90) day period prior to the date of this Agreement, Parascript has terminated no employees.

(e) Except for an Employee Confidentiality, Assignment and Noncompetition Agreement, to the Knowledge of Parascript, no officer, Manager, Member, agent, employee, consultant, or contractor of Parascript is bound by any Contract that purports to limit the ability of such Person (i) to engage in or continue or perform any conduct, activity, duties or practice relating to the business of Parascript or (ii) to assign to Parascript or to any other Person any rights to any invention, improvement, or discovery. No former or current employee of Parascript is a party to, or is otherwise bound by, any Contract that materially adversely affects the ability of Parascript to conduct the business carried on by Parascript as of the date hereof.

4.22 Labor Disputes; Compliance. For the purposes of this Section 4.22 a reference to Parascript will also include Manager, as appropriate.

(a) Parascript has complied in all material respects with all Legal Requirements relating to employment practices, terms and conditions of employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining and other requirements, the payment of social security and similar Taxes and occupational safety and health. Parascript is not liable for the payment of any Taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements except where the failure to comply would not have a Parascript Material Adverse Effect.

(b) Except as disclosed in Part 4.22(b), (i) Parascript has not been, and is not now, a party to any collective bargaining agreement or other labor contract; (ii) since January 1, 2004, there has not been, there is not presently pending or existing, and, to the Knowledge of Parascript, there is not threatened, any strike, slowdown, picketing, work stoppage or employee grievance process involving Parascript; (iii) to the Knowledge of Parascript, no event has occurred or circumstance exists that would provide the basis for any work stoppage or other labor dispute; (iv) there is not pending or, to the Knowledge of Parascript, threatened against or affecting Parascript any Proceeding relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed with the National Labor Relations Board or any comparable Governmental Body, and, to the Knowledge of Parascript, there is no organizational activity or other labor dispute against or affecting Parascript; (v) no application or petition for an election of or for certification of a collective bargaining agent is pending; (vi) no grievance or arbitration Proceeding exists that would have a Material Adverse Effect upon Parascript or the conduct of its business; (vii) there is no lockout of any employees by Parascript, and no such action is contemplated by Parascript; and (viii) there has been no charge of discrimination filed against or, to Parascript’s Knowledge, threatened against Parascript with the Equal Employment Opportunity Commission or similar Governmental Body.

4.23 Parascript Intellectual Property Assets.

(a) The term “Parascript Intellectual Property Assets” means all assets that are intellectual property owned or licensed (as licensor or licensee) by Parascript, including, without limitation:

(i) Parascript’s name, all assumed fictional business names, trade names, registered and unregistered trademarks, service marks and applications owned by Parascript (collectively, “Parascript Marks”);

(ii) all patents, patent applications and inventions and discoveries that may be patentable and owned by Parascript (collectively, “Parascript Patents”);

(iii) all registered and unregistered copyrights in both published works and unpublished works owned by Parascript (collectively, “Parascript Copyrights”);

(iv) all know-how, trade secrets, confidential or proprietary information, customer lists, source code to Software, technical information, data, process technology, plans, drawings and blue prints owned by Parascript (collectively, “Parascript Trade Secrets”); and

(v) all rights in internet web sites and internet domain names presently owned by Parascript (collectively “Parascript Net Names”).

(b) Part 4.23(b) contains a complete and accurate list and summary description, including royalties paid or received by Parascript, and the Parascript Data Room contains accurate and complete copies of all Parascript Contracts (other than Material Parascript Contracts referred to in Section 4.19 hereof or listed in Part 4.19) relating to the Parascript Intellectual Property Assets, except for (i) any license implied by the sale of a product, (ii) Parascript Contracts related to the distribution, resale or similar arrangement of Parascript Intellectual Property Assets in the Ordinary Course of Business, and (iii) licenses for commonly available Software programs under which Parascript is the licensee (“Parascript Commercial Contracts”). There are no outstanding and, to the Knowledge of Parascript, no threatened disputes or disagreements with respect to any such Parascript Contract.

(c) Except as set forth in Part 4.23(c),

(i) To the Knowledge of Parascript, other than Parascript Intellectual Property Assets and intellectual property covered by Parascript Commercial Contracts, there is no other material intellectual property used in the operation of Parascript’s business as it is currently conducted. Such Parascript is the owner or licensee of all right, title and interest in and to each of the registered Parascript Intellectual Property Assets, and, to the Knowledge of Parascript, has the right to use all of the Parascript Intellectual Property Assets subject to any Parascript Contracts with Third Parties related to such Parascript Intellectual Property Assets which Parascript Contracts with Third Parties are listed in Part 4.23(c).

(ii) all former and current employees of Parascript have executed written Contracts with Parascript that assign to Parascript all rights to any inventions, improvements, discoveries or information relating to the business of Parascript.

(iii) all Parascript Contracts related to Parascript Intellectual Property Assets with any Related Person of Parascript are upon commercially reasonable terms.

(d) Part 4.23(d) contains a complete and accurate list of all Parascript Patents. With respect to subsections (i), (ii) and (iii) below, except where the failure to do so or failure thereof would not have a Parascript Material Adverse Effect:

(i) All of the issued Parascript Patents are currently in compliance with formal legal requirements (including payment of filing, examination and maintenance fees and proofs of working or use), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the Closing Date.

(ii) No Parascript Patent has been or is now involved in any interference, reissue, reexamination, or opposition Proceeding. To the Knowledge of Parascript, there is no interfering patent or patent application of any Third Party.

(iii) Except as set forth in Part 4.23(d), to the Knowledge of Parascript (A) no Parascript Patent is infringed or has been challenged or threatened in any way and (B) none of the products manufactured or sold, nor any process or know-how used by Parascript infringes or is alleged to infringe any patent or other proprietary right of any other Person.

(e) Part 4.23(e) contains a complete and accurate list of all Parascript Marks that are registered or for which a trademark application has been filed (“Filed Parascript Marks”). With respect to subsections (i), (ii), (iii) and (iv) below, except where the failure to do so or failure thereof would not have a Parascript Material Adverse Effect:

(i) Other than as indicated in Part 4.23 (e)(i), all United States Patent and Trademark Office registrations for the Parascript Marks are currently in compliance with all formal Legal Requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), and are valid and enforceable and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the Closing Date.

(ii) Other than as set forth in Part 4.23 (e)(i), no Filed Parascript Mark has been or is now involved in any opposition, invalidation or cancellation Proceeding and no such action is, to the Knowledge of Parascript, threatened with respect to any of the Filed Parascript Marks.

(iii) There is, to the Knowledge of Parascript, no potentially interfering trademark or trademark application of any other Person related to any Parascript Marks.

(iv) To the Knowledge of Parascript, no Filed Parascript Mark is infringed or has been challenged or threatened in any way. None of the Parascript Marks is alleged to infringe and, to the Knowledge of Parascript, none of the Filed Parascript Marks infringes any trade name, trademark or service mark of any other Person.

(f) Part 4.23(f) contains a complete and accurate list of all Parascript Copyrights that have been registered or for which a copyright application has been filed (“Filed Parascript Copyrights”). With respect to subsections (i) and (ii) below, except where the failure to do so or failure thereof would not have a Parascript Material Adverse Effect:

(i) All of the Parascript Copyright registrations are currently in compliance with formal Legal Requirements and are valid and enforceable and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the date of Closing.

(ii) To the Knowledge of Parascript, no Parascript Copyright is infringed or has been challenged or threatened in any way. None of the subject matter of any of the Parascript Copyrights is alleged to infringe or, to the Knowledge of Parascript, infringes any copyright of any Third Party, to the Knowledge of Parascript, or is a derivative work based upon the work of any other Person.

(g) Parascript has taken commercially reasonable precautions to protect the secrecy, confidentiality and value of its Material Trade Secrets. No Parascript Trade Secret is subject to any adverse claim or has been challenged, or to the Knowledge of Parascript,, (i) is threatened in any way or, (ii) based on a misappropriation of any intellectual property of any other Person.

(h) Part 4.23(h) contains a complete and accurate list of all Parascript Net Names. With respect to subsections (i), (ii), (iii) and (iv) below, except where the failure to do so or failure thereof would not have a Parascript Material Adverse Effect:

(i) All Parascript Net Names have been registered in the name of Parascript and are in compliance with all formal Legal Requirements.

(ii) Other than as set forth in Part 4.23 (e)(iii), no Parascript Net Name has been or is now involved in any dispute, opposition, invalidation or cancellation Proceeding and no such action is, to the Knowledge of Parascript, threatened with respect to any Net Name.

(iii) Other than as set forth in Part 4.23 (e)(iii), to the Knowledge of Parascript, there is no domain name application pending of any other person which would or would potentially interfere with or infringe any Parascript Net Name.

(iv) Other than as set forth in Part 4.23 (e)(iv), to the Knowledge of Parascript, no Parascript Net Name is infringed or has been challenged, interfered with or threatened in any way. To the Knowledge of Parascript no Parascript Net Name infringes, interferes with or is alleged to interfere with or infringe the trademark, copyright or domain name of any other Person.

(i) To the knowledge of Parascript, except as specifically disclosed in Part 4.23(c), (d), (e), (f) and (h), none of the Parascript Intellectual Property Assets infringe or is alleged to infringe the intellectual property of any other Person. Parascript has secured or will secure by the Closing Date from any third party who contributed to the Parascript Intellectual Property Assets (including, without limitation, third party code and third party development tools) written assignments or licenses for such Parascript Intellectual Property Assets which are acceptable to AHC. No software used by Parascript is derived from or was developed using open source of publicly available software. Parascript has properly protected all confidential information related to the Parascript Intellectual Property Assets through written agreements with all Persons with whom Parascript has shared confidential information. No Persons other than Parascript have access to or possess any copies of any source code that is part of the Parascript Intellectual Property Assets, except that Parascript has granted a limited exclusive license in perpetuity to AIS to use the Pattern Recognition Technology in the retail sector and a limited non-exclusive license in perpetuity to Evernote Corporation to use the Pattern Recognition Technology in its software that captures and categorizes digital images.

(j) Except for the Parascript Contracts set forth in Part 4.23(b), since January 1, 2006 Parascript has not transferred the ownership of any Parascript Intellectual Property to any other party and has not licensed any Parascript Intellectual Property except in the Ordinary Course of Business.

4.24 Relationships With Related Persons. Except as disclosed in Part 4.24, no Related Person of Parascript has or, since January 1, 2004, has had, any interest in any of Parascript’s assets. No Related Person of Parascript owns or, since January 1, 2004, has owned, of record or as a beneficial owner, an equity interest or any other financial or profit interest in any Person that has had business dealings or a material financial interest in any transaction with Parascript other than business dealings or transactions disclosed in Part 4.24, each of which has been conducted in the Ordinary Course of Business with Parascript at substantially prevailing market prices and on substantially prevailing market terms. Except as set forth in Part 4.24, no Related Person of Parascript is a party to any Contract with or has any claim or right against Parascript.

4.25 Brokers or Finders. Except as disclosed in Part 4.25, neither Parascript nor any of its Representatives have incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with the sale of Parascript’s business or its assets or the Contemplated Transactions.

4.26 The Parascript Data Room. Parascript has established a limited access, coded data room through the services of Merrill Corporation as a repository for certain of Parascript’s documents and information in electronically readable and retrievable form. The phrase “The Parascript Data Room contains. . .” means that the document, list, schedule or other information or matter referred to as being contained in the Parascript Data Room is a true and complete copy of the original of the referenced document, is a complete and accurate listing, schedule or other presentation of information or matter to which reference is made (unless otherwise clearly noted or explained in such reference), is listed in and may be located by referring to the index for the contents of the Parascript Data Room and is readable by computer access and may be reproduced in full by printer.

4.27 Information Provided. Except as would not reasonably be expected to have a Parascript Material Adverse Effect, the information supplied by Parascript for inclusion or incorporation in the Registration Statement (as defined in Section 7.1(b)) on Form S-4 or any amendment or supplement thereto pursuant to which shares of Parent Common Stock issuable in the Mergers will be registered with the SEC shall not at the time the Registration Statement is declared effective by the SEC (or, with respect to any post-effective amendment or supplement, at the time such post-effective amendment or supplement becomes effective) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except as would not reasonably be expected to have a Parascript Material Adverse Effect, the information supplied by Parascript for inclusion in the proxy statement/prospectus, or any amendment or supplement thereto, to be sent to Parascript Members in connection with the Parascript Merger and the other transactions contemplated by this Agreement shall not, on the date the Proxy Statement (as defined in Section 7.1 (a) hereof) is first mailed to the Parascript Members or at the time of the Parascript Member Approval, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

4.28 Disclosure. Except as would not reasonably be expected to have a Parascript Material Adverse Effect, no representation or warranty contained in this Agreement, the Parascript Disclosure Letter, any supplement to the Parascript Disclosure Letter or any certificates delivered by Parascript pursuant to this Agreement and any information provided by Parascript for use in the Registration Statement and the Proxy Statement contains any untrue material statement or omits to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading.

5. REPRESENTATIONS AND WARRANTIES OF AHC. Subject to disclosures and information contained in the AHC Disclosure Letter, Parent, AHC and Merger Subs, jointly and severally represent and warrant to Parascript as follows:

5.1 Organization and Good Standing.

(a) The AHC Data Room contains a complete and accurate list of the jurisdiction of organization and any other jurisdictions in which each of AHC, Parent and each Merger Sub is qualified to do business as a foreign corporation. Each of AHC, Parent and Merger Sub is a corporation or limited liability company, as the case may be, duly formed, validly existing and in good standing under the laws of the State of Delaware, with full power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and, with respect to AHC, to perform all its obligations under the AHC Contracts. Each of AHC, Parent and Merger Sub is duly qualified to do business as a foreign corporation or limited liability company, as the case may be, and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to so qualify would not have a AHC Material Adverse Effect.

(b) The AHC Data Room contains copies of the Governing Documents of AHC, as currently in effect. Except as disclosed in Part 5.1(b), AHC has no Subsidiary and does not own any shares of capital stock or other securities of any other Person.

5.1.1 Parent and Merger Subs.

(a) Since their respective dates of incorporation, none of Parent or either Merger Sub has carried on any business or conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and thereunder and matters ancillary thereto.

(b) The authorized capital stock of Parent consists of 100 shares of Parent Common Stock, all of which shares are issued and outstanding. All of the outstanding shares of Parent Common Stock have been validly issued, are fully paid and nonassessable and are owned directly by AHC free and clear of any Lien. The authorized capital stock of AHC Merger Sub consists of 100 shares of common stock, $0.01 par value per share, all of which have been validly issued, are fully paid and nonassessable and are owned directly by Parent free and clear of any Lien. The authorized equity securities of Parascript Merger Sub consists of 100 membership units, all of which have been validly issued and outstanding.

5.2 Enforceability; Authority; No Conflict.

(a) This Agreement constitutes the legal, valid and binding obligation of each of AHC, Parent and each Merger Sub enforceable against each of them in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar laws affecting creditors’ rights generally and by general principles of equity. Upon the execution and delivery by each of AHC, Parent and each Merger Sub of each agreement to be executed or delivered by each of AHC, Parent and Merger Sub at the Closing (collectively, the “AHC’s Closing Documents”), each of AHC’s Closing Documents will constitute the legal, valid and binding obligation of each of AHC, Parent and each Merger Sub enforceable against each of them in accordance with its terms. Each of AHC, Parent and each Merger Sub has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and AHC’s Closing Documents and to perform its obligations under this Agreement and AHC’s Closing Documents. The execution, delivery and performance by AHC, Parent and each Merger Sub of this Agreement and the consummation by AHC, Parent and each Merger Sub of the transactions contemplated hereby are within the powers of AHC, Parent or such Merger Sub, as applicable, and, except for the approval of the sole stockholder of each of Parent and each Merger Sub which shall have been obtained prior to the Closing Date, and subject to the required approval and adoption of this Agreement and the AHC Merger by the stockholders of AHC have been duly authorized by all necessary action on the part of AHC, Parent and each Merger Sub.

(b) Except as set forth in Part 5.2(b), neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

(i) Breach any provision of any of the Governing Documents of AHC, Parent or either Merger Sub or any resolution adopted by the Board of Directors or stockholders of AHC, Parent or either Merger Sub;

(ii) Breach or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions, other than as related to the HSR Act, or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which AHC, Parent or either Merger Sub, or any of its assets, may be subject, except where such Breach or challenge would not have a AHC Material Adverse Effect;

(iii) Contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by AHC, Parent or either Merger Sub or that otherwise relates to its assets or to the business of AHC, Parent or either Merger Sub, except where such contravention, conflict, violation, revocation, withdrawal, suspension, cancellation, termination or modification would not have a AHC Material Adverse Effect;

(iv) Breach any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Material AHC Contract;

(v) Result in the imposition or creation of any material Encumbrance upon or with respect to any of its assets; or

(c) Except as set forth in Part 5.2(c), neither AHC, Parent or either Merger Sub is required to give any notice to or obtain any Material AHC Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

5.3 Capitalization. The authorized capital stock of AHC consists of 75,000,000 shares of AHC Common Stock and 5,000,000 shares of preferred stock $.10 par value. As of the date hereof (a) 34,614,834 shares of AHC Common Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable, (b) 28,000 shares of Series B convertible preferred stock (convertible into 500,000 shares of AHC Common Stock), (c) 5,542,101 shares of AHC Common Stock are reserved for issuance upon the exercise of outstanding stock options granted pursuant to AHC’s employee stock plans (“AHC Stock Options”), (d) 400,000 shares of AHC Common Stock are reserved for issuance upon exercise of outstanding warrants of AHC and (e) 4,410,169 shares of AHC Common Stock are reserved for issuance pursuant to AHC Stock Options not yet granted. There are not any bonds, debentures, notes or other indebtedness or securities of AHC having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of AHC may vote. Except as set forth above, as of the date hereof, no shares of capital stock or other voting securities of AHC are issued, reserved for issuance or outstanding and no shares of capital stock or other voting securities of AHC will be issued or become outstanding after the date hereof other than upon exercise of AHC stock options and AHC warrants outstanding as of the date hereof. Except as set forth in this Section 5.3 or Part 5.3, there are no AHC Stock Options, stock appreciation rights, warrants or other rights, Contracts, arrangements or commitments of any character (collectively, “AHC Options”) relating to the issued or unissued capital stock of AHC, or obligating AHC to issue, grant or sell any shares of capital stock of, or other equity interests in, or securities convertible into equity interests in, AHC. Except as set forth in Part 5.3, since January 1, 2008, AHC has not issued any shares of its capital stock or AHC Options in respect thereof, except upon the conversion of the securities or the exercise of the options and warrants referred to above. All shares of AHC Common Stock subject to issuance as described above will, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, be duly authorized, validly issued, fully paid and nonassessable. Except as set forth in Part 5.3, AHC is not a party to any Contract or other obligation to repurchase, redeem or otherwise acquire any shares of AHC Common Stock, or make any investment (in the form of a loan, capital contribution or otherwise) in any Person. None of the outstanding equity securities or other securities of AHC was issued in violation of the Securities Act or any other Legal Requirement. Except as set forth in Part 5.3, AHC does not own, or have any Contract or other obligation to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business. AHC is not and has never been a general partner of any general or limited partnership.

5.4 Financial Statements. The AHC Data Room contains: (a) an audited balance sheet of AHC as of June 30, 2007 (including the notes thereto, the “AHC Balance Sheet”), and the related audited consolidated statements of operations, changes in shareholders’ equity and cash flows for the fiscal year then ended, including in each case the notes thereto, together with the report thereon of Eisner LLP, independent certified public accountants; (b) audited consolidated balance sheets of AHC as of September 30 in each of the fiscal years 2005 and 2006, and the related audited statements of operations, changes in shareholders’ equity and cash flows for each of the fiscal years then ended, including in each case the notes thereto together with the report thereon of Eisner, LLP, independent certified public accountants, for fiscal year 2005 and 2006; and, (c) will contain, as soon as practicable after completion thereof, an unaudited, consolidated balance sheet of AHC as of March 31, 2008 (the “AHC Interim Balance Sheet”) and the related unaudited, consolidated statements of operations, and cash flows for the nine (9) months then ended (collectively, the “AHC Financial Statements”). The AHC Financial Statements fairly present in all material respects the financial condition and the results of operations, changes in shareholders’ equity and cash flows of AHC as at the respective dates of and for the periods referred to in such AHC Financial Statements, all in accordance with GAAP in all material respects. The AHC Financial Statements reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements. The AHC Financial Statements have been prepared from and are in accordance with the accounting Records of AHC. The AHC Data Room contains copies of all management letters from AHC’s auditors to AHC since January 1, 2005, together with copies of all responses thereto.

5.5 Books and Records. The books of account and other financial Records of AHC, all of which have been made available to Parascript, are complete and correct in all material respects and represent actual, bona fide transactions and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls. The minute books or equivalent records of AHC, all of which have been made available to Parascript, contain accurate and complete Records of all properly called meetings of, or actions taken by, the stockholders, the Board of Directors and committees of AHC, and no properly called meeting of any such stockholders, Board of Directors or committee has been held for which minutes or equivalent records have not been prepared or are not contained in such minute books or equivalent records.

5.6 Sufficiency of Assets. Except as set forth in Part 5.6, AHC’s assets (a) constitute all of the material assets, tangible and intangible, of any nature whatsoever; to AHC’s belief, necessary to operate AHC’s business in the manner presently operated by AHC and (b) include all of the operating assets of AHC.

5.7 Description of Leased Real Property. Part 5.7 contains a correct street address of all real property leased by AHC and an accurate description by location, name of lessor, date of lease, a brief description of any rights to renew or extend the term and term expiration date of all real property leases including any amendments thereof or options to renew thereon.

5.8 Title to Assets; Encumbrances. AHC owns good and transferable title to all of its assets subject to all Liabilities and Encumbrances thereon, except where failure to own such title would not constitute an AHC Material Adverse Effect.

5.9 Condition of Assets.

(a) Except as set forth in Part 5.9, AHC owns no Real Property. Use of the Real Property leased by AHC for the various purposes for which it is presently being used by AHC is permitted by the terms of the lease agreement related and, to AHC’s Knowledge, all Legal Requirements pertaining thereto.

(b) The Tangible Personal Property owned by AHC taken as a whole is in good repair and good operating condition, ordinary wear and tear excepted, and, to the Knowledge of AHC, is suitable for immediate use by AHC in its Ordinary Course of Business. To the Knowledge of AHC, no item of material Tangible Personal Property owned by AHC is in need of repair or replacement other than as part of routine maintenance in the Ordinary Course of Business of AHC.

5.10 Accounts Receivable. All Accounts Receivable that are reflected on the AHC Balance Sheet or the AHC Interim Balance Sheet or on the accounting Records of AHC as of the Closing Date represent or will represent valid obligations arising from sales actually made or services actually performed by AHC in AHC’s Ordinary Course of Business. Except as set forth on Part 5.10 and to the extent paid prior to the Closing Date, such Accounts Receivable are or will be as of the Closing Date current and collectible net of the respective reserves shown on the AHC Balance Sheet or the AHC Interim Balance Sheet (which reserves are calculated consistent with past practice). There is no contest, claim, defense or right of setoff, under any AHC Contract with any account debtor of an Account Receivable of AHC relating to the amount or validity of such Account Receivable. Part 5.10 contains a listing and aging of all Accounts Receivable as of the date of the AHC Interim Balance Sheet.

5.11 Inventories. Except as set forth in Part 5.11 or the AHC SEC Documents, AHC has no inventories as that term is used in GAAP.

5.12 No Undisclosed Liabilities. Except as set forth in Part 5.12, to the Knowledge of AHC, AHC has no Liabilities except for Liabilities reflected or reserved against in the AHC Balance Sheet or the AHC Interim Balance Sheet and current liabilities incurred in the Ordinary Course of Business of AHC since the date of the AHC Interim Balance Sheet.

5.13 Taxes.

(a) Tax Returns Filed and Taxes Paid. AHC has filed or caused to be filed on a timely basis all Tax Returns and all reports with respect to Taxes that are or were required to be filed pursuant to applicable Legal Requirements, except where the failure to so file would not have a AHC Material Adverse Effect. Except as set forth in Part 5.13(a) all Tax Returns and reports filed by AHC are true, correct and complete in all material respects. AHC has paid, or made provision for the payment of, all material Taxes that have or may have become due for all periods covered by the Tax Returns or otherwise, or pursuant to any assessment received by AHC, except such Taxes, if any, as are being contested in good faith. Except as provided in Part 5.13(a), AHC currently is not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made or is expected to be made by any Governmental Body in a jurisdiction where AHC does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Encumbrances on any of its assets that arose in connection with any failure (or alleged failure) to pay any Tax and AHC has no Knowledge of any basis for assertion of any claims attributable to Taxes exists which, if adversely determined, would result in any such Encumbrance except as provided in Part 5.13(a).

(b) Delivery of Tax Returns and Information Regarding Audits and Potential Audits. The AHC Data Room contains copies and a list of all Tax Returns filed since December 31, 2004. The federal and state income or franchise Tax Returns of AHC have not been audited by the IRS or relevant state tax authorities. Tax Returns filed for the years ended June 30, 2005, 2006 and 2007 are generally open for examination by the IRS and other taxing authorities, and prior period Tax Returns are generally open for examination to the extent net operating loss carry forwards generated in prior periods are utilized in future Tax Returns. The AHC Data Room contains a complete and accurate list of all Tax Returns of AHC that have been audited or are currently under audit and accurately describes any deficiencies or other amounts that were paid or are currently being contested. No undisclosed deficiencies are expected to be asserted with respect to any such audit. All deficiencies proposed as a result of such audits have been paid, reserved against, settled or are being contested in good faith by appropriate proceedings as described in Part 5.13(b). The AHC Data Room contains copies of any examination reports, statements or deficiencies or similar items with respect to such audits. Except as provided in Part 5.13(b), to the Knowledge of AHC, no Governmental Body is likely to assess any additional taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Taxes of AHC claimed or raised by any Governmental Body in writing. AHC has not extended the applicable statute of limitations on any Tax Return. Except as described in Part 5.13(b), AHC has not given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of AHC or for which AHC may be liable.

(c) Specific Potential Tax Liabilities and Tax Situations.

(i) Withholding. Except as provided in Part 5.13 (c)(i), to AHC’s Knowledge all material Taxes that AHC is or was required by Legal Requirements to withhold, deduct or collect have been duly withheld, deducted and collected and, to the extent required, have been paid to the proper Governmental Body or other Person, except where the failure to do so would not have a AHC Material Adverse Effect.

(ii) Tax Sharing or Similar Agreements. There is no tax sharing agreement, tax allocation agreement, tax indemnity obligation or similar written or unwritten agreement, arrangement, understanding or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other arrangement relating to Taxes) that will require any payment by AHC.

(iii) Substantial Understatement Penalty. AHC has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662, except where the failure to do so would not have a AHC Material Adverse Effect.

(d) Proper Accrual. The charges, accruals and reserves with respect to Taxes on the Records of AHC are adequate (determined in accordance with GAAP) and are at least equal to AHC’s liability for Taxes. There exists no proposed tax assessment or deficiency against AHC except as disclosed in the AHC Interim Balance Sheet or in Part 5.11(d).

(e) Tax Treatment. Neither AHC nor any of its Affiliates has taken or agreed to take any action, or is aware of any fact or circumstance that would be reasonably likely to prevent the exchanges of Parascript Units and AHC Common Stock for Parent Common Stock pursuant to the Mergers, taken together, from qualifying as exchanges described in Section 351 of the Code.

5.14 No Material Adverse Change. Except as disclosed in Part 5.14, to the Knowledge of AHC, since the date of the AHC Balance Sheet, there has not been any material adverse change in the business, operations, assets, results of operations or condition (financial or other) of AHC, and no event has occurred or circumstance exists within the control of AHC that may result in such a material adverse change.

5.15 Employee Benefits.

(a) Except as provided in Part 5.15 (a), the AHC Data Room contains a list of all of AHC’s current “employee benefit plans” as defined by Section 3(3) of ERISA, all specified fringe benefit plans as defined in Section 6039D of the Code, and all other bonus, incentive-compensation, deferred-compensation, profit-sharing, stock-option, stock-appreciation-right, stock-bonus, stock-purchase, employee-stock-ownership, savings, severance, change-in-control, supplemental-unemployment, layoff, salary-continuation, retirement, pension, health, life- insurance, disability, accident, group-insurance, vacation, holiday, sick-leave, fringe- benefit or welfare plan, and any other employee compensation or benefit plan, agreement, policy, practice, commitment, contract or understanding (whether qualified or nonqualified, subject to ERISA or not, defined under Section 3(3) of ERISA or not, currently effective or terminated, written or unwritten) and any trust, escrow or other agreement related thereto that (i) is maintained or contributed to by AHC or any other corporation, entity or trade or business controlled by, controlling or under common control with AHC (within the meaning of Section 414 of the Code or Section 4001(a)(14) or 4001(b) of ERISA) or has been maintained or contributed to in the last six (6) years by AHC or any ERISA Affiliate, or that AHC or any ERISA Affiliate has committed to implement, establish, adopt or contribute to in the future (other than AHC Employee Plans implemented or established pursuant to this Agreement) or with respect to which AHC or any ERISA Affiliate has or may have any liability, and (ii) provides benefits, or describes policies or procedures applicable to any current or former director, officer, employee or service provider of AHC or any ERISA Affiliate, or the dependents of any thereof, regardless of how (or whether) liabilities for the provision of benefits are accrued or assets are acquired or dedicated with respect to the funding thereof (collectively the “AHC Employee Plans”). Such list identifies as such any AHC Employee Plan that is a plan intended to meet the requirements of Section 401(a) of the Code. Such list also sets forth a complete and correct list of all ERISA Affiliates of AHC during the last six (6) years.

(b) Except as disclosed in Part 5.15(b), neither AHC nor its ERISA Affiliates are or have ever maintained or been obligated to contribute to a multiple employer plan (as defined in Section 413(c) of the Code), a multiemployer plan (as defined in Section 3(37) of ERISA), a defined benefit pension plan (as defined in Section 3(35) of ERISA) subject to Title IV of ERISA, a Benefit Plan subject to the minimum funding standards under Section 302 of ERISA or Section 412 of the Code, a Benefit Plan that owns employer stock or a Benefit Plan that is funded, in whole or in part, through a voluntary employees’ beneficiary association exempt from Tax under Section 501(c)(9) of the Code.

(c) The AHC Data Room contains copies of (i) the documents comprising each AHC Employee Plan (or, with respect to any AHC Employee Plan which is unwritten, a detailed written description of eligibility, participation, benefits, funding arrangements, assets and any other matters which relate to the obligations of AHC or any ERISA Affiliate); (ii) all trust agreements, insurance contracts or any other funding instruments related to the AHC Employee Plans; (iii) all rulings, determination letters, no-action letters or advisory opinions from the IRS, the U.S. Department of Labor or any other Governmental Body that pertain to each AHC Employee Plan and any open requests therefor; (iv) the most recent financial reports (audited and/or unaudited) and the annual reports filed with any Governmental Body with respect to the AHC Employee Plans during the current year and each of the three preceding years; (v) all contracts with third-party administrators, investment managers, consultants and other independent contractors that relate to any AHC Employee Plan, and (vi) all summary plan descriptions, summaries of material modifications and memoranda, employee handbooks and other written communications regarding the AHC Employee Plans.

(d) Except as disclosed in Part 5.15(d), full payment has been made of all amounts that are required under the terms of each AHC Employee Plan to be paid as contributions with respect to all periods prior to and including the last day of the most recent fiscal year of such AHC Employee Plan ended on or before the date of this Agreement and all periods thereafter prior to the Closing Date. AHC has paid in full all required insurance premiums, subject only to normal retrospective adjustments in the ordinary course, with regard to the AHC Employee Plans for all policy years or other applicable policy periods ending on or before the Closing Date.

(e) Neither AHC nor any ERISA Affiliate has any liability and no facts or circumstances exist that would give rise to any liability (either directly or as a result of indemnification), and the Contemplated Transactions will not result in any liability, (i) for any excise tax imposed by Section 4971 through Section 4980B, Section 4999, Section 5000 or any other Section of the Code, (ii) any penalty under Section 502(i), Section 502(l), Part 6 of Title I or any other provision of ERISA, (iii) any excise taxes, penalties, damages or equitable relief as a result of any prohibited transaction, breach of fiduciary duty or other violation under ERISA, the Code or any other applicable law. Since June 30, 2007, no AHC Employee Plan has been completely or partially terminated.

(f) AHC has, at all times, complied and currently complies in all material respects with the applicable continuation requirements for its welfare benefit plans, including (i) Section 4980B of the Code (as well as its predecessor provision, Section 162(k) of the Code) and Sections 601 through 608, inclusive, of ERISA, and any similar state law, which provisions are hereinafter referred to collectively as “COBRA” and (ii) any applicable state statutes mandating health insurance continuation coverage for employees.

(g) Except as provided in Part 5.15(g), the form of all AHC Employee Plans is in material compliance with the applicable terms of ERISA, the Code, and any other applicable laws, including the Americans with Disabilities Act of 1990, the Family Medical Leave Act of 1993 and the Health Insurance Portability and Accountability Act of 1996, and such plans have been operated in material compliance with such laws and the written AHC Employee Plan documents. Neither AHC nor any fiduciary of any AHC Employee Plan has committed a material violation of the requirements of Section 404 of ERISA. Each AHC Employee Plan has been maintained, operated, and administered in material compliance with its terms and any related documents or agreements and the applicable provisions of ERISA, the Code and any other applicable laws, including, but not limited to, rules and regulations promulgated by the Department of Labor, the PBGC and the Department of Treasury. All required reports and descriptions of the AHC Employee Plans (including Internal Revenue Service Form 5500 Annual Reports, Summary Annual Reports and Summary Plan Descriptions and Summaries of Material Modifications) have been (when required) timely filed with the IRS, the U.S. Department of Labor or other Governmental Body and distributed as required, and all notices required by ERISA or the Code or any other Legal Requirement with respect to the AHC Employee Plans have been appropriately given. No AHC Employee Plan is presently under audit or examination (nor has notice been received of a potential audit or examination) by the IRS, the U.S. Department of Labor or any other Governmental Body, and no matters are pending with respect to a AHC Employee Plan under the IRS Voluntary Correction Program, Audit Closing Agreement Program, or other similar programs.

(h) Each AHC Employee Plan that is intended to be qualified under Section 401(a) of the Code is either a prototype plan entitled to rely on the opinion letter issued by the IRS as to the qualified status of such AHC Employee Plan under Section 401(a) of the Code to the extent provided in Revenue Procedure 2005-16 or has received a favorable determination letter from the IRS, and, to the Knowledge of AHC, no circumstances exist that will result in a AHC Material Adverse Effect as a result of such reliance or would result in revocation of any such favorable determination letter. Each trust created under any AHC Employee Plan has been determined to be exempt from taxation under Section 501(a) of the Code, and AHC is not aware of any circumstance that will or would result in a revocation of such exemption. With respect to each AHC Employee Plan, to the Knowledge of AHC, no event has occurred or condition exists that will or would give rise to a loss of any intended material tax consequence or to any material Tax under Section 511 of the Code.

(i) Any AHC Employee Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code): (A) has been operated since January 1, 2005 through December 31, 2007 in good faith compliance in all material respects with Section 409A of the Code, IRS Notice 2005-1, and the proposed regulations under Section 409A of the Code; (B) has been operated since January 1, 2008 in compliance with Treasury Regulations issued under Section 409A of the Code; (C) has not been materially modified (as determined under the proposed regulations) after October 3, 2004, if it was in effect prior to January 1, 2005; (D) has not participated in a transaction that would be treated by Section 409A(b) of the Code as a transfer of property for purposes of Section 83 of the Code; and (E) does not have a stock option, equity unit option, or stock appreciation right granted under the AHC Employee Plan with an exercise price or measurement floor that has been or may be less than the fair market value of the underlying stock or equity units (as the case may be) as of the date such option or stock appreciation right was granted or has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option or stock appreciation right.

(j) There is no material pending or, to AHC’s Knowledge, threatened Proceeding (other than routine claims for benefits in the Ordinary Course of Business of AHC) relating to any AHC Employee Plan, nor is there any basis for any such Proceeding.

(k) AHC has maintained workers’ compensation coverage as required by applicable state law through purchase of insurance and not by self-insurance or otherwise except as disclosed to Parascript on Part 5.15(k).

(l) Except as required by Legal Requirements, the consummation of the Contemplated Transactions will not (i) entitle any current or former employee of AHC to severance pay, unemployment compensation or any other payment, benefit or award or (ii) accelerate the time of vesting or the time of payment, or increase the amount, of compensation due to any director, employee, officer, former employee or former officer of AHC. There are no contracts or arrangements providing for payments that could subject any Person to liability for tax under Section 4999 of the Code. No contribution, premium payment or other payment has been or will be made in support of the any AHC Employee Plan that is in excess of the allowable deduction for federal income Tax purposes for the year with respect to which the contribution was made or will be made (whether under Section 162, Section 280G, Section 404, Section 419, Section 419A of the Code or otherwise).

(m) Except for the continuation coverage requirements of COBRA or death benefits under the AHC Employee Plans, AHC has no obligations or potential liability for benefits to employees, former employees or their respective dependents following termination of employment or retirement under any of the AHC Employee Plans that are Employee Welfare Benefit Plans (as defined in Section 3(l) of ERISA).

(n) Except as contemplated in Section 13, none of the Contemplated Transactions will result in an amendment, modification or termination of any of the AHC Employee Plans. No written representations have been made to any employee or former employee of AHC promising or guaranteeing any employer payment or funding for the continuation of medical, dental, life or disability coverage for any period of time beyond the end of the current plan year (except to the extent of coverage required under COBRA). No written representations have been made to any employee or former employee of AHC concerning the employee benefits of Parascript.

5.16 Compliance with Legal Requirements; Governmental Authorizations.

(a) Except as set forth in Part 5.16(a):

(i) AHC is, and at all times since January 1, 2004, has been, in full compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets, except where non-compliance would reasonably be expected to have a AHC Material Adverse Effect on AHC’s assets taken as a whole;

(ii) To the Knowledge of AHC, no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a material violation by AHC of, or a failure on the part of AHC to comply with, any Legal Requirement or (B) may give rise to any material obligation on the part of AHC to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

(iii) AHC has not received, at any time since January 1, 2004, any written notice or other written communication from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement or (B) any actual, alleged, possible or potential obligation on the part of AHC to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

(b) Part 5.16(b) contains a complete and accurate list of each Governmental Authorization that is held by AHC or that otherwise relates to AHC’s business or its assets. Each such Governmental Authorization is valid and in full force and effect. Except as set forth in Part 5.16(b):

(i) AHC is, and at all times since January 1, 2004, has been, in material compliance with all of the terms and requirements of each such Governmental Authorization;

(ii) To the Knowledge of AHC, no event has occurred or circumstance exists that would (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to materially comply with any term or requirement of any such Governmental Authorization, except where such violation or non-compliance would not have a AHC Material Adverse Effect or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any such material Governmental Authorization, except where such revocation, withdrawal, suspension, cancellation, termination or modification would not have a AHC Material Adverse Effect;

(iii) AHC has not received, at any time since January 1, 2004, any written notice or other written communication from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any Governmental Authorization or (B) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of or modification to any Governmental Authorization;

(iv) To the knowledge of AHC, all applications required to have been filed for the renewal of such Governmental Authorizations have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies, except where failure to so file would not have a AHC Material Adverse Effect;

(v) Such Governmental Authorizations collectively constitute, in all material respects, the Governmental Authorizations necessary to permit AHC to lawfully conduct and operate its business in the manner in which it currently conducts and operates such business and to permit AHC to own and use its assets in the manner in which it currently owns and uses such assets.

5.17 Legal Proceedings; Orders.

(a) Except as set forth in Part 5.17(a), there is no pending or, to the Knowledge of AHC, Parent or either Merger Sub threatened Proceeding:

(i) by or against AHC, Parent or either Merger Sub that may have a AHC Material Adverse Effect; or

(ii) that challenges, or that would have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions.

To the Knowledge, of AHC, Parent or either Merger Sub no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a reasonable basis for the commencement of any such Proceeding. AHC has delivered to Parascript copies of all pleadings, correspondence and other documents relating to any Proceeding listed in Part 5.17(a). There are no Proceedings listed or required to be listed in Part 5.17(a) that would have a AHC Material Adverse Effect.

(b) Except as set forth in Part 5.17 (b):

(i) there is no Order to which any of AHC, Parent or either Merger Sub its business or any of its assets is subject; and

(ii) to the Knowledge of AHC, no officer, stockholder, director or employee of AHC, Parent or either Merger Sub is subject to any Order that prohibits such officer, stockholder, director, agent or employee from engaging in or continuing any conduct, activity or practice relating to the business of AHC, Parent or either Merger Sub.

(c) Except as set forth in Part 5.17(c):

(i) AHC is, and, at all times since January 1, 2004, has been in material compliance with all of the terms and requirements of each Order to which it or any of its assets is or has been subject;

(ii) to the Knowledge of AHC, Parent or either Merger Sub no event has occurred or circumstance exists that is reasonably likely to constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which any of AHC, Parent or either Merger Sub or any of its assets is subject which would result in a AHC Material Adverse Effect; and

(iii) None of AHC, Parent or either Merger Sub has received, at any time since January 1, 2004, any written notice or other written communication from any Governmental Body or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any term or requirement of any Order to which any of AHC, Parent or either Merger Sub or any of its assets is or has been subject.

5.18 Absence of Certain Changes and Events. Except as set forth in Part 5.18 and except for the actions taken related to the Contemplated Transactions, since the date of the AHC Balance Sheet, AHC has conducted its business only in its Ordinary Course of Business and there has not been any:

(a) change in AHC’s authorized stock;

(b) amendment to the Governing Documents of AHC;

(c) payment (except in its Ordinary Course of Business) or increase by AHC of any bonuses, salaries or other compensation to any stockholder, director, officer or employee or entry into any employment, severance or similar Contract with any stockholder, director, officer or employee;

(d) adoption of, amendment to or increase in the payments to or benefits under, any AHC Employee Plan;

(e) damage to or destruction or loss of any material asset of AHC, whether or not covered by insurance;

(f) entry into, termination of or receipt of notice of termination of (i) any material license, distributorship, dealer, sales representative, joint venture, credit or similar Contract to which AHC is a party, or (ii) any Contract or transaction involving a total remaining payments by AHC of at least One Hundred Thousand Dollars ($100,000);

(g) sale (other than sales in its Ordinary Course of Business), lease or other disposition of any asset or property of AHC (including the AHC Intellectual Property Assets) or the creation of any Encumbrance on any asset of AHC other than sales of assets or property of AHC which would not have a AHC Material Adverse Effect;

(h) resolution, termination or waiver of any claims or rights with a value to AHC in excess of One Hundred Thousand Dollars ($100,000);

(i) indication in writing by any customer of an intention to discontinue or change the terms of its relationship with AHC, which discontinuation or change would have a AHC Material Adverse Effect;

(j) material change in the accounting methods used by AHC; or

(k) To AHC’s Knowledge, Contract by AHC to do any of the foregoing.

5.19 Contracts; No Defaults.

(a) Part 5.19(a) contains an accurate and complete list, and the AHC Data Room contains, accurate and complete copies, of the following Contracts, which are referred to herein as “Material AHC Contracts”:

(i) each AHC Contract that involves a remaining obligation of performance of services or delivery of goods or materials by AHC of an amount or value in excess of One Hundred Thousand Dollars ($100,000);

(ii) each AHC Contract that involves performance of services or delivery of goods or materials to AHC of an amount or value in excess of One Hundred Thousand Dollars ($100,000);

(iii) each AHC Contract that was not entered into in its Ordinary Course of Business and that involves expenditures or receipts of AHC in excess of One Hundred Thousand Dollars ($100,000);

(iv) each AHC Contract affecting the ownership of, leasing of, title to, use of or any leasehold or other interest in any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than One Hundred Thousand Dollars ($100,000) and with a term of less than one year);

(v) each AHC Contract with any labor union or other employee representative of a group of employees relating to wages, hours and other conditions of employment;

(vi) each AHC Contract (however named) involving a sharing of profits, losses, costs or liabilities by AHC with any other Person;

(vii) each AHC Contract containing covenants that in any way purport to restrict AHC’s business activity or limit the freedom of AHC to engage in any line of business or to compete with any Person;

(viii) each AHC Contract providing for payments to or by any Person based on sales, purchases or profits, other than direct payments for goods;

(ix) each power of attorney of AHC that is currently effective and outstanding;

(x) each AHC Contract entered into other than in its Ordinary Course of Business that contains or provides for an express undertaking by AHC to be responsible for consequential damages;

(xi) each AHC Contract for capital expenditures in excess of One Hundred Thousand Dollars ($100,000);

(xii) each written warranty, guaranty and/or other similar undertaking with respect to contractual performance extended by AHC other than in its Ordinary Course of Business; and

(xiii) each amendment, supplement and modification (whether oral or written) in respect of any of the foregoing.

Part 5.19(a) sets forth the parties to each Material AHC Contract, the effective date of each Material AHC Contract, the term of each Material AHC Contract, and the goods or services to which each Material AHC Contract relates.

(b) Except as set forth in Part 5.19(b), no stockholder of AHC has or may acquire any rights under, and no stockholder of AHC has or may become subject to any obligation or liability under, any Contract that relates to the business of AHC or any of its assets.

(c) Except as set forth in Part 5.19(c):

(i) each Material AHC Contract identified or required to be identified in Part 5.19(a) has not been orally modified in any material respect (other than as described in Part 5.19(c)) and is in full force and effect and is valid and enforceable in accordance with its terms except, as to any party other than such AHC, as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies; and

(ii) each such Material AHC Contract identified or required to be identified in Part 5.19(a) does not require the receipt of consent of any other Person as a result of the contemplated Transactions.

(d) Except as set forth in Part 5.19(d):

(i) AHC is, and at all times since January 1, 2004, has been, in compliance with all material terms and requirements of each Material AHC Contract required to be identified in Part 5.19 (a);

(ii) to the Knowledge of AHC, each other Person that has any obligation or liability under any Material AHC Contract, and at all times since January 1, 2004, has been, in full compliance with all material terms and requirements of such Material AHC Contract;

(iii) to the Knowledge of AHC, no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with or result in a Breach of, or give AHC or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Material AHC Contract, except where the occurrence of such event or existence of such circumstance would not have a AHC Material Adverse Effect;

(iv) to the Knowledge of AHC, no event has occurred or circumstance exists under or by virtue of any Material AHC Contract that (with or without notice or lapse of time) would cause the creation of any Encumbrance affecting any of its assets which would have a AHC Material Adverse Effect; and

(v) AHC has not given to or received from any other Person, at any time since January 1, 2004, any written notice or other written communication regarding any actual, alleged, possible or potential violation or Breach of, or default under, any Material AHC Contract.

(e) There are no renegotiations of, written requests to renegotiate or outstanding rights to renegotiate any material amounts paid or payable to AHC under any AHC Contracts, except for such AHC Contracts renegotiated, or to be renegotiated in the Ordinary Course of Business.

(f) Each AHC Contract relating to the sale, design, manufacture or provision of products or services by AHC has been entered into in the Ordinary Course of Business of AHC and has been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Legal Requirement.

5.20 Insurance.

(a) The AHC Data Room contains:

(i) copies of all policies of insurance (and correspondence relating to coverage thereunder) to which AHC is a party or under which AHC is or has been covered at any time since January 1, 2004 a list of which is included in Part 5.20(a); and

(ii) copies of all pending applications by AHC for policies of insurance.

(b) Part 5.20(b) describes:

(i) any self-insurance arrangement by or affecting AHC, including any reserves established thereunder and description of loss experience for all claims that were self insured, including the number and aggregate cost of such claims;

(ii) any Contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk to which AHC is a party or which involves the business of AHC; and

(iii) all obligations of AHC to provide insurance coverage to Third Parties (for example, under Leases or service agreements) and identifies the policy under which such coverage is provided.

(c) Part 5.20(c) sets forth, by year, for the current policy year and each of the three (3) preceding policy years, a summary of the loss experience for an amount in excess of Five Hundred Thousand Dollars ($500,000) under each policy of insurance. Such summary includes the name of claimant, description of the policy by insurer, type of insurance, and period of coverage and amount and brief description of the claim.

(d) Except as set forth in Part 5.20(d):

(i) to the Knowledge of AHC, all policies of insurance to which AHC is a party or that provide coverage to AHC are valid, outstanding and enforceable and are sufficient for compliance with all Legal Requirements;

(ii) AHC has not received (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights or (B) any written notice of cancellation or any other written indication that any policy of insurance is no longer in full force or effect or that the issuer of any policy of insurance is not willing or able to perform its obligations thereunder;

(iii) AHC has paid all premiums due, and has otherwise performed all of its obligations, under each policy of insurance to which it is a party; and

(iv) to the Knowledge of AHC, AHC has given notice to the insurer of all claims that may be insured thereby.

5.21 Employees.

(a) The AHC Data Room contains a complete and accurate list of the following information for each current employee, officer, independent contractor, consultant and agent of AHC, including each employee on leave of absence or layoff status: employer; name; job title; date of hiring or engagement; date of commencement of employment or engagement; current compensation paid or payable and any change in compensation since January 1, 2008; sick and vacation leave that is accrued but unused; and service credited for purposes of vesting and eligibility to participate under any AHC Employee Plan, or any other employee or director benefit plan. Part 5.21(a) contains a list of all retired employees of AHC receiving any retirement benefits from plans or arrangements maintained by AHC and the amounts thereof.

(b) Part 5.21(b) states the number of employees terminated by AHC since January 1, 2007 (excluding for purposes of this Section 5.21(b) those employees of AHC employed in the docStar division and those employees of DJS Marketing Group, Inc.), and contains a complete and accurate list of the following information for each employee of AHC who has been terminated or laid off, or whose hours of work have been reduced by more than fifty percent (50%) by AHC, in the six (6) months prior to the date of this Agreement: (i) the date of such termination, layoff or reduction in hours; (ii) the reason for such termination, layoff or reduction in hours; and (iii) the location to which the employee was assigned, if applicable.

(c) AHC has not violated the WARN Act or any similar state or local Legal Requirement. During the ninety (90) day period prior to the date of this Agreement, AHC has terminated no employees.

(d) Except for AHC Employee Confidentiality, Assignment and Noncompetition Agreements, to the Knowledge of AHC, no officer, stockholder, director, agent, employee, consultant, or contractor of AHC is bound by any Contract that purports to limit the ability of such Person (i) to engage in or continue or perform any conduct, activity, duties or practice relating to the business of AHC or (ii) to assign to AHC or to any other Person any rights to any invention, improvement, or discovery. No former or current employee of AHC is a party to, or is otherwise bound by, any Contract that materially adversely affects the ability of AHC to conduct the business carried on by AHC as of the date hereof.

5.22 Labor Disputes; Compliance.

(a) AHC has complied in all material respects with all Legal Requirements relating to employment practices, terms and conditions of employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining and other requirements, the payment of social security and similar Taxes and occupational safety and health. AHC is not liable for the payment of any Taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements except where the failure to comply would not have a Material Adverse Effect on AHC.

(b) Except as disclosed in Part 5.22(b), (i) AHC has not been, and is not now, a party to any collective bargaining agreement or other labor contract; (ii) since January 1, 2004, there has not been, there is not presently pending or existing, and, to the Knowledge of AHC, there is not threatened, any strike, slowdown, picketing, work stoppage or employee grievance process involving AHC; (iii) to the Knowledge of AHC, no event has occurred or circumstance exists that would provide the basis for any work stoppage or other labor dispute; (iv) there is not pending or, to the Knowledge of AHC, threatened against or affecting AHC any Proceeding relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed with the National Labor Relations Board or any comparable Governmental Body, and, to the Knowledge of AHC, there is no organizational activity or other labor dispute against or affecting AHC; (v) no application or petition for an election of or for certification of a collective bargaining agent is pending; (vi) no grievance or arbitration Proceeding exists that would have a Material Adverse Effect upon AHC or the conduct of its business; (vii) there is no lockout of any employees by AHC, and no such action is contemplated by AHC; and (viii) there has been no charge of discrimination filed against or, to AHC’s Knowledge, threatened against AHC with the Equal Employment Opportunity Commission or similar Governmental Body.

5.23 AHC Intellectual Property Assets.

(a) The term “AHC Intellectual Property Assets” means all intellectual property owned or licensed (as licensor or licensee) by AHC, including without limitation:

(i) AHC’s name, all assumed fictional business names, trade names, registered and unregistered trademarks, service marks and applications owned by AHC (collectively, “AHC Marks”);

(ii) all patents, patent applications and inventions and discoveries that may be patentable and owned by AHC (collectively, “AHC Patents”);

(iii) all registered and unregistered copyrights in both published works and unpublished works owned by AHC (collectively, “AHC Copyrights”);

(iv) all know-how, trade secrets, confidential or proprietary information, customer lists, source code to Software, technical information, data, process technology, plans, drawings and blue prints owned by AHC (collectively, “AHC Trade Secrets”); and

(v) all rights in internet web sites and internet domain names presently owned by AHC (collectively “AHC Net Names”).

(b) Part 5.23(b) contains a complete and accurate list and summary description including royalties paid or received by AHC and the AHC Data Room contains accurate and complete copies of all AHC Contracts (other than Material AHC Contracts referred to in Section 5.19 or listed in Part 5.19) relating to the AHC Intellectual Property Assets, except for (i) any license implied by the sale of a product, (ii) AHC Contracts related to the distribution, resale or similar arrangement of AHC Intellectual Property Assets in the Ordinary Course of Business and (iii) licenses for commonly available Software programs under which AHC is the licensee (“AHC Commercial Contracts”). There are no outstanding and, to the Knowledge of AHC, no threatened disputes or disagreements with respect to any such AHC Contract.

(c) Except as set forth in Part 5.23(c),

(i) To the Knowledge of AHC other than AHC Intellectual Property Assets and intellectual property covered by AHC Commercial Contracts, there is no other material intellectual property used in the operation of AHC’s business as it is currently conducted. AHC is the owner or licensee of all right, title and interest in and to each of the registered AHC Intellectual Property Assets, and, to the Knowledge of AHC, has the right to use all of the AHC Intellectual Property Assets, subject to any AHC Contracts with Third Parties related to such AHC Intellectual Property Assets which AHC Contracts with Third Parties are listed on Part 5.23(c).

(ii) all former and current employees of AHC have executed written Contracts with AHC that assign to AHC all rights to any inventions, improvements, discoveries or information relating to the business of AHC.

(iii) all contracts or license agreements with any Related Person of AHC are arms-length transactions.

(d) Part 5.23(d) contains a complete and accurate list of all AHC Patents. With respect to subsections (i), (ii) and (iii) below, except where the failure to do so or failure thereof would not have a AHC Material Adverse Effect:

(i) All of the issued AHC Patents are currently in compliance with formal legal requirements (including payment of filing, examination and maintenance fees and proofs of working or use), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the Closing Date.

(ii) No AHC Patent has been or is now involved in any interference, reissue, reexamination, or opposition Proceeding. To the Knowledge of AHC, there is no potentially interfering patent or patent application of any Third Party.

(iii) Except as set forth in Part 5.23(d), to the Knowledge of AHC (A) no AHC Patent is infringed or has been challenged or threatened in any way and (B) none of the products manufactured or sold, nor any process or know-how used, by AHC infringes or is alleged to infringe any patent or other proprietary right of any other Person.

(e) Part 5.23(e) contains a complete and accurate list of all AHC Marks that are registered or for which a trademark application has been filed (“Filed AHC Marks”). With respect to subsections (i), (ii), (iii) and (iv) below, except where the failure to do so or failure thereof would not have a AHC Material Adverse Effect:

(i) Other than as indicated in Part 5.23 (e)(i), all United States Patent and Trademark Office registrations for the AHC Marks, are currently in compliance with all formal Legal Requirements

(including the timely post-registration filing of affidavits of use and incontestability and renewal applications), and are valid and enforceable and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the Closing Date.

(ii) Other than as set forth in Part 5.23 (e)(ii), no Filed AHC Mark has been or is now involved in any opposition, invalidation or cancellation Proceeding and no such action is, to the Knowledge of AHC, threatened with respect to any of the AHC Marks.

(iii) There is, to the Knowledge of AHC, no potentially interfering trademark or trademark application of any other Person related to any Filed AHC Marks.

(iv) To the Knowledge of AHC, no Filed AHC Mark is infringed or has been challenged or threatened in any way. None of the AHC Marks is alleged to infringe and, to the Knowledge of AHC, non of the Filed AHC Marks infringes any trade name, trademark or service mark of any other Person.

(f) Part 5.23(f) contains a complete and accurate list of all AHC Copyrights that have been registered or for which a copyright application has been filed (“Filed AHC Copyrights”). With respect to subsections (i) and (ii) below, except where the failure to do so or failure thereof would not have a AHC Material Adverse Effect:

(i) All of the AHC Copyright registrations are currently in compliance with formal Legal Requirements, and are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the date of Closing.

(ii) To the Knowledge of AHC, no AHC Copyright is infringed or has been challenged or threatened in any way. None of the subject matter of any of the AHC Copyrights is alleged to infringe or, to the Knowledge of AHC, infringes any copyright of any Third Party or, to the Knowledge of AHC, is a derivative work based upon the work of any other Person.

(g) AHC has taken commercially reasonable precautions to protect the secrecy, confidentiality and value of its material AHC Trade Secrets. No AHC Trade Secret is subject to any adverse claim or has been challenged or, to the Knowledge of AHC, is (i) threatened in any way or (ii) based on a misappropriation of any intellectual property of any other Person.

(h) Part 5.23(h) contains a complete and accurate list of all AHC Net Names. With respect to subsections (i), (ii), (iii) and (iv) below, except where the failure to do so or failure thereof would not have a AHC Material Adverse Effect:

(i) All AHC Net Names have been registered in the name of AHC and are in compliance with all formal Legal Requirements.

(ii) Other than as set forth in Part 5.23 (e)(iii), no AHC Net Name has been or is now involved in any dispute, opposition, invalidation or cancellation Proceeding and no such action is, to the Knowledge of AHC, threatened with respect to any AHC Net Name.

(iii) Other than as set forth in Part 5.23 (e)(iii), to the Knowledge of AHC, there is no domain name application pending of any other person which would or would potentially interfere with or infringe any AHC Net Name.

(iv) Other than as set forth in Part 5.23 (e)(iv), to the Knowledge of AHC, no AHC Net Name is infringed or has been challenged, interfered with or threatened in any way. To the Knowledge of AHC, no AHC Net Name infringes, interferes with or is alleged to interfere with or infringe the trademark, copyright or domain name of any other Person.

(i) Except as set forth in Part 5.23(i), since January 1, 2006, AHC has not transferred the ownership of any AHC Intellectual Property to any other party and has not licensed any AHC Intellectual Property except in the Ordinary Course of Business.

5.24 Relationships With Related Persons. Except as disclosed in Part 5.24, no Related Person of AHC has, or since January 1, 2004, has had, any interest in any of AHC’s assets. No Related Person of AHC owns, or since January 1, 2004, has owned, of record or as a beneficial owner, an equity interest or any other financial or profit interest in any Person that has had business dealings or a material financial interest in any transaction with AHC other than business dealings or transactions disclosed in Part 5.24, each of which has been conducted in the Ordinary Course of Business with AHC at substantially prevailing market prices and on substantially prevailing market terms. Except as set forth in Part 5.24, no Related Person of AHC is a party to any Contract with, or has any claim or right against, AHC.

5.25 Brokers or Finders. Except as disclosed in Part 5.25, neither AHC nor any of its Affiliates or Representatives have incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with the Contemplated Transactions.

5.26 SEC Reports.

(a) AHC has filed all reports, schedules, forms, certifications, statements and other documents required to be filed by AHC with the SEC (the “AHC SEC Documents”). All AHC SEC Documents are available from the SEC on the EDGAR System or in the AHC Data Room.

(b) As of its respective date, each AHC SEC Document complied in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such AHC SEC Document, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any AHC SEC Document has been revised or superseded by a later filed AHC SEC Document, none of the AHC SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of AHC included in the AHC SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of AHC as of the dates thereof and the consolidated results of its operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments). The principal executive officer of AHC and the principal financial officer of AHC have made all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 and the rules and regulations of the SEC promulgated thereunder (the “Sarbanes-Oxley Act”) with respect to the AHC SEC Documents. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. As used in this Section 5.26, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

5.27 NASDAQ Listing. AHC represents that shares of AHC Common Stock currently trade on the NASDAQ Capital Market.

5.28 The AHC Data Room. AHC has established a limited access, coded data room through the services of Merrill Corp. as a repository for certain of AHC’s documents and information in electronically readable and retrievable form. The phrase “The AHC Data Room contains. . .” means that the document, list, schedule or other information or matter referred to as being contained in the AHC Data Room is a true and complete copy of the original of the referenced document, is a complete and accurate listing, schedule or other presentation of information or matter to which reference is made (unless otherwise clearly noted or explained in such reference), is listed in and may be located by referring to the index for the contents of the AHC Data Room and is readable by computer access and may be reproduced in full by printer.

5.29 Sufficiency of Funds. Except as disclosed on Part 5.29, at the Effective Time, AHC will have, and will make available to Parent, sufficient cash, available lines of credit or other sources of immediately available funds to enable Parent to deliver the Closing Cash Payment of the Parascript Merger Consideration.

5.30 Disclosure. Except as would not reasonably be expected to have an AHC Material Adverse Effect, no representation or warranty made by AHC in this Agreement, the AHC Disclosure Letter, any supplement to the AHC Disclosure Letter, or any certificate delivered by AHC pursuant to this Agreement and any information provided by AHC for use in the Registration Statement and the Proxy Statement contains any untrue statement or omits to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading.

6. COVENANTS OF PARASCRIPT PRIOR TO CLOSING.

6.1 Access and Investigation. Between the date of this Agreement and the Closing Date, and upon reasonable advance notice received from AHC, Parascript shall during regular business hours, (a) afford AHC and its Affiliates and Representatives and prospective investors and/or lenders and their Representatives (collectively, “AHC Group”) full and free access to Parascript’s personnel, properties, Contracts, Governmental Authorizations, books and Records and other documents and data, such rights of access to be exercised in a manner that does not unreasonably interfere with the operations of Parascript; (b) furnish AHC Group with copies of all such Contracts, Governmental Authorizations, books and Records and other existing documents and data as AHC may reasonably request; (c) furnish AHC Group with such additional financial, operating and other relevant data and information as AHC may reasonably request; and (d) otherwise cooperate and assist, to the extent reasonably requested by AHC, with AHC’s investigation of the properties, assets and financial condition related to Parascript. In addition, AHC shall have the right to have the Real Property of Parascript and Tangible Personal Property of Parascript inspected by AHC Group, at AHC’s sole cost and expense, for purposes of determining the physical condition and legal characteristics of such Real Property and Tangible Personal Property, upon reasonable advance notice and during regular business hours of Parascript.

6.2 Operation of the Business of Parascript. Between the date of this Agreement and the Closing, Parascript shall, except for actions related to the Contemplated Transactions:

(a) conduct its business only in its Ordinary Course of Business;

(b) use its commercially reasonable efforts subject to its business judgment to preserve intact its current business organization, keep available the services of its officers, employees and agents and maintain its relations and good will with suppliers, customers, landlords, creditors, employees, agents and others having business relationships with it;

(c) make no distributions of cash in excess of Five Hundred Thousand Dollars ($500,000), other than the distributions provided for in Section 7.5; provided that Parascript shall be entitled to make payments of amounts required to be withheld under Code Section 1446 with respect to Members who are foreign persons, including required quarterly estimated withholding payments under such Code section;

(d) confer with AHC prior to implementing material operational decisions outside Parascript’s Ordinary Course of Business or Parascript’s current business plan;

(e) otherwise verbally report periodically to AHC upon AHC’s reasonable request concerning the overall status of its business, operations and finances;

(f) make no material changes in management personnel without prior consultation with AHC;

(g) maintain Parascript’s assets in a state of repair and condition that complies with Legal Requirements and is consistent with Parascript’s Ordinary Course of Business;

(h) keep in full force and effect, without amendment, all material rights relating to Parascript’s business;

(i) comply with all Legal Requirements and contractual obligations applicable to the operations of Parascript’s business in all material respects;

(j) continue in full force and effect its current insurance coverage;

(k) except as required to comply with ERISA or to maintain qualification under Section 401(a) of the Code, not amend, modify or terminate any Parascript Employee Plan without the express written consent of AHC, and except as required under the provisions of any Parascript Employee Plan, not make any contributions to or with respect to any Parascript Employee Plan without the express written consent of AHC;

(l) cooperate with AHC and Parent and assist AHC and Parent in identifying the Governmental Authorizations required by AHC and Parent to operate the business from and after the Closing Date and either transferring existing Governmental Authorizations of Parascript to AHC or Parent, where permissible, or obtaining new Governmental Authorizations for AHC or Parent;

(m) upon request from time to time, execute and deliver all documents, make all truthful oaths, testify in any Proceedings and do all other acts that may be reasonably necessary or desirable in the opinion of AHC to consummate the Contemplated Transactions, all without further consideration; and

(n) maintain in the Ordinary Course of Business all books and Records of Parascript relating to Parascript’s business.

6.3 Negative Covenant. Except as otherwise expressly permitted herein, between the date of this Agreement and the Closing Date, Parascript shall not, without the prior written Consent of AHC which shall not be unreasonably withheld, conditioned or delayed:

(a) take any affirmative action, or fail to take any reasonable action within its control, as a result of which any of the changes or events listed in Sections 4.14 or 4.18 would be likely to occur;

(b) enter into any compromise or settlement of any litigation, proceeding or governmental investigation relating to Parascript’s assets, the business of Parascript or Parascript’s Liabilities.

(c) increase the compensation payable to or to become payable to any executive officer or any employee, consultant or independent contractor of Parascript or the Member Representative;

(d) acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets of any other person (other than the purchase of assets from suppliers or vendors in Parascript’s Ordinary Course of Business);

(e) sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, or agree to sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, any of its material assets or any material assets of any of its subsidiaries;

(f) release any third party from its obligations, or grant any consent, under any existing standstill provision relating to a Competing Transaction or otherwise under any confidentiality or other agreement, or fail to fully enforce any such agreement;

(g) change any of its methods of accounting in effect at December 31, 2007, or make or rescind any express or deemed election relating to Taxes, settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes (except where the amount of such settlements or controversies, individually or in the aggregate, does not exceed Twenty Five Thousand Dollars ($25,000)), or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns for the taxable year ended December 31, 2007, except, in each case, as may be required by law or GAAP;

(h) incur any obligation for borrowed money or purchase money indebtedness or guarantee, whether or not evidenced by a note, bond, debenture or similar instrument, except in the Ordinary Course of Business consistent with past practice, and in no event in excess of the limit on Advances (as defined in the Loan Agreement) under the Loan Agreement in the aggregate;

(i) enter into any material arrangement, agreement or contract with any Third Party which provides for an exclusive arrangement with that Third Party or is substantially more restrictive on Parascript or substantially less advantageous to Parascript than arrangements, agreements or contracts existing on the date hereof;

(j) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization of Parascript;

(k) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of any such claims, liabilities or obligations: (i) incurred in its Ordinary Course of Business, or (ii) which are legally required to be paid, discharged or satisfied;

(l) knowingly take, or agree to commit to take, any action that would make any representation or warranty of Parascript contained herein inaccurate in any respect at, or as of any time prior to, the Closing Date;

(m) agree to or approve any commitment, including any authorization for expenditure or agreement to acquire property, obligating Parascript for an amount in excess of One Hundred Thousand Dollars ($100,000); or

(n) agree in writing or otherwise to do any of the foregoing.

6.4 Required Approvals. As promptly as practicable after the date of this Agreement, Parascript shall make all filings, including, but not limited to, all foreign filings, required by Legal Requirements to be made by it in order to consummate the Contemplated Transactions. Parascript also shall cooperate with AHC and its Representatives with respect to all filings that AHC elects to make or, pursuant to Legal Requirements, shall be required to make in connection with the Contemplated Transactions. Parascript also shall cooperate with AHC and its Representatives in obtaining all Parascript Consents.

6.5 Notification. Between the date of this Agreement and the Closing, Parascript shall promptly notify AHC in writing if it becomes aware of (a) any fact or condition that causes or constitutes a Breach of any of Parascript’s representations and warranties contained in Article 4 made as of the date of this Agreement or (b) the occurrence after the date of this Agreement of any fact or condition that would be reasonably likely to (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had that representation or warranty been made as of the time of the occurrence of, or Parascript’s discovery of, such fact or condition. Should any such fact or condition require any change to the Parascript Disclosure Letter, Parascript shall promptly deliver to AHC a supplement to the Parascript Disclosure Letter specifying such change. Such delivery shall not affect any rights of AHC under Sections 11.2 (Effect of Termination), 11.3 (Fees, Expenses and Other Payments) or Article 14 (Indemnification; Remedies). During the same period, Parascript also shall promptly notify AHC of the occurrence of any Breach of any covenant of Parascript in this Article 6 or of the occurrence of any event that may make the satisfaction of the conditions in Article 9 impossible or unlikely.

6.6 No Shopping. Until such time as this Agreement shall be terminated pursuant to Section 11.1, Parascript shall not, and shall cause Parascript’s Representatives not to, directly or indirectly solicit, initiate, encourage or entertain any inquiries or proposals from, discuss or negotiate with, provide any nonpublic information to or consider the merits of any inquiries or proposals from any Person (other than AHC) relating to any Acquisition Proposal. Parascript shall notify AHC of any such inquiry or proposal within twenty-four (24) hours of receipt or awareness of the same by Parascript. Notwithstanding the foregoing, prior to the approval of this Agreement by the Members of such Parascript, this Section 6.6 shall not prohibit Parascript from furnishing nonpublic information regarding Parascript to, or entering into discussions with, any person, group or entity in response to any such inquiry or proposal that is submitted to Parascript by such person, group or entity (and not withdrawn) if the boards of directors (or similar governing body) of Parascript concludes in good faith, after having taken into account the advice of its outside legal counsel, that such action is required in order for the board of directors (or similar governing body) of Parascript to comply with its fiduciary obligations to Parascript’s Members under applicable Law.

6.7 Best Efforts. Parascript shall use its Best Efforts to cause the conditions in Article 9 to be satisfied.

6.8 Interim Financial Statements. Until the Closing Date, Parascript shall deliver to AHC within fifteen (15) days after the end of each month a copy of Parascript’s unaudited consolidated financial statements for such month prepared in a manner and containing information consistent with Parascript’s current practices and certified by such Parascript’s chief financial officer, director of finance or comparable position as to compliance with Section 4.4.

6.9 Payment of Liabilities. Parascript shall pay or otherwise satisfy in the Ordinary Course of Business all of its Liabilities as such Liabilities become due and payable. AHC and Parascript hereby waive compliance with the bulk-transfer provisions of the Uniform Commercial Code (or any similar law) (“Bulk Sales Laws”) in connection with the Contemplated Transactions.

6.10 Parascript Options. At or prior to the Effective Time, Parascript shall terminate any and all stock option plans or agreements, including, without limitation, the Common Unit Option/Issuance Plan.

6.11 ABK/Pearlman Note Delivery. At or prior to the Closing Date, Parascript shall deliver or shall cause to be assigned the ABK Note and the Pearlman Note to the Exchange Agent for the benefit of the Unit holders.

6.12 Employees. Parascript and the Member Representative will provide and make available to Parent and AHC necessary information related to the employees of the Member Representative to be transferred to Parascript on or before the Effective Date, or to AHC on the Effective Date, at the option of Parascript.

7. ADDITIONAL AGREEMENTS.

7.1 Preparation of the Proxy Statement and Registration Statement; AHC Stockholders Meeting; Parascript Members Meeting.

(a) As soon as practicable following the date of this Agreement, each of Parent and AHC shall, with the cooperation and participation of Parascript, which shall include the prompt provision of information reasonably requested by AHC and Parent, prepare and after receipt of approval by Parascript which approval shall not be unreasonably withheld, conditioned or delayed, file with the SEC the proxy statement in preliminary form (the “Proxy Statement”), and each of Parascript, Parent and AHC shall use its commercially reasonable efforts to respond as promptly as practicable to any comments of the SEC with respect thereto. Each of Parent and AHC shall use its Best Efforts to (i) prepare and file with the SEC the definitive Proxy Statement, (ii) cause the Proxy Statement and the prospectus to be included in the Registration Statement (as that term is defined below), including any amendment or supplement thereto, and (iii) to cause the definitive Proxy Statement to be mailed to AHC’s stockholders as promptly as practicable after the Registration Statement is declared effective by the SEC. Each of Parent and AHC shall also take any action required to be taken under any applicable state securities laws in connection with the issuance of Parent Common Stock in the Contemplated Transactions. The parties shall notify each other promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall supply each other with copies of all correspondence between such or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Contemplated Transactions.

(b) As soon as practicable following the date of this Agreement, AHC, with the cooperation and participation of Parascript, which shall include the prompt provision of information reasonably requested by each of Parent and AHC, shall prepare and, after receipt of approval by Parascript, which approval shall not be unreasonably withheld, conditioned or delayed, file with the SEC a Registration Statement on Form S-4 that registers for resale the Closing Shares (the “Registration Statement”), in which the Proxy Statement shall be included as part of the prospectus, and the parties hereto shall each use their Best Efforts to have the Registration Statement declared effective by the SEC as promptly as practicable after such filing. Each of Parent and AHC shall after consultation with Parascript, respond promptly to any comments made by the SEC with respect to the Registration Statement. Each of Parent and AHC shall allow Parascript’s full participation in the preparation of the Registration Statement and any amendment or supplement thereto and shall consult with Parascript and its advisors concerning any comments from the SEC with respect thereto.

(c) If, prior to the Closing, any event occurs with respect to Parascript, or any change occurs with respect to other information supplied by Parascript for inclusion in the Proxy Statement or Registration Statement, which is required to be described in an amendment of, or a supplement to, the Proxy Statement or Registration Statement, Parascript shall promptly notify each of Parent and AHC of such event, and Parascript and each of Parent and AHC shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement or Registration Statement and, as required by Law, in disseminating the information contained in such amendment or supplement to AHC’s stockholders.

(d) If, prior to the Closing, any event occurs with respect to each of Parent and AHC, or any change occurs with respect to other information supplied by each of Parent and AHC for inclusion in the Proxy Statement or Registration Statement, which is required to be described in an amendment of, or a supplement to, the Proxy Statement or Registration Statement, each of Parent and AHC shall promptly notify Parascript of such event, and each of Parent and AHC and Parascript shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement or Registration Statement and, as required by Law, in disseminating the information contained in such amendment or supplement to AHC’s stockholders.

(e) Each of Parent and AHC shall, promptly after the date hereof, take all action necessary to duly call, give notice of, convene and hold a meeting of its stockholders (the “AHC Stockholders Meeting”) as soon as practicable after the Registration Statement is declared effective. Each of Parent and AHC shall use its Best Efforts to cause the Proxy Statement to be mailed to AHC’s stockholders as soon as practicable after the Registration Statement is declared effective. Each of Parent and AHC shall, through its board of directors, recommend to its stockholders that they approve the Contemplated Transactions, the Merger, the Amendment to the Certificate of Incorporation increasing the number of authorized shares of AHC’s common stock from 75,000,000 to 100,000,000 and to provide for restrictions on transfer of Parent stock that will prevent a Code Section 382 ownership change (the “Certificate Amendment”), except to the extent that AHC’s board of directors shall have withdrawn its approval or recommendation of this Agreement and the Contemplated Transactions, which withdrawal may be made only if deemed by AHC’s board of directors to be necessary in order to comply with its fiduciary duties. Notwithstanding any other provision thereof, AHC shall not be restricted from complying with any of its obligations under the Exchange Act.

(f) Parascript shall take all action necessary to duly call, give notice of, convene and hold a meeting of its Members (the “Parascript Meeting”), as soon as practicable after the Registration Statement is declared effective. Parascript shall use its commercially reasonable efforts to cause the Proxy Statement to be mailed to the Members as soon as practicable after the Registration Statement is declared effective. Parascript shall, through its Managing Member or equivalent governing body, recommend to the Members that they approve the Contemplated Transactions and the Merger, except to the extent that Parascript’s Managing Member or equivalent governing body shall have withdrawn its approval or recommendation of this Agreement and the Contemplated Transactions, which withdrawal may be made only if deemed by Parascript’s Managing Member or equivalent governing body to be necessary in order to comply with its fiduciary duties.

7.2 Initial Disclosure Letter; Acceptance or Rejection of Initial Disclosure Letter and Termination of Agreement. (a) On or prior to August 12, 2008, Parascript shall deliver a Parascript Disclosure Letter to each of Parent and AHC and each of Parent and AHC shall deliver a AHC Disclosure Letter to Parascript. Such Parascript Disclosure Letter and AHC Disclosure Letter (each an “Initial Disclosure Letter” and collectively, the “Initial Disclosure Letters”) shall (i) be arranged in sections and subsections corresponding to the sections and subsections contained in Sections 4 and 5, respectively, and the disclosure in any section or subsection of the Initial Disclosure Letters shall qualify only the corresponding section or subsection in Section 4 or Section 5, as the case may be, unless it is reasonably apparent that the disclosure in any section or subsection of such Initial Disclosure Letters should apply to one or more other sections or subsections thereof, (ii) constitute representations and warranties of the respective parties, and (iii) be updated, amended and supplemented, as appropriate through the Supplemental Disclosure Letter(s) (as defined below) through the Closing, so that the Parascript Disclosure Letter and AHC Disclosure Letter shall, as of the Closing, contain accurate, true and correct information and data, and shall be executed by Parascript, on one hand, and each of Parent and AHC on the other, and dated the Closing Date. Terms used and defined in this Agreement shall have the same definition when used in the Initial Disclosure Letter and the Supplemental Disclosure Letter. If there is any inconsistency between the statements in this Agreement and those in such Disclosure Letter (other than an exception expressly set forth as such in such Disclosure Letter with respect to a specifically identified representation or warranty), the statements in this Agreement will control.

(b) Following the delivery of each of the Parascript Initial Disclosure Letter and the AHC Initial Disclosure Letter pursuant to Section 7.2(a), each party will have until 5:00 p.m., EDT on August 18, 2008 to review the other party’s Initial Disclosure Letter and either in writing (i) accept such Initial Disclosure Letter or (ii) if a party determines in good faith that an item disclosed on the other party’s Initial Disclosure Letter has or is reasonably expected to have a Material Adverse Effect on the disclosing party, reject such Initial Disclosure Letter in writing and terminate this Agreement as of August 18, 2008.

7.3 Supplemental Disclosure Letter. Parascript and each of Parent and AHC agree that, with respect to their respective Initial Disclosure Letter, they shall have the continuing obligation until the Closing Date to supplement, modify or amend promptly their respective Initial Disclosure Letter with respect to (a) any matter occurring after the date hereof that, if existing or occurring on or before the date of this Agreement, would have been required to be set forth or described in the Initial Disclosure Letter (the “New Matters”), and (b) other matters which are not New Matters but should have been set forth or described in the Initial Disclosure Letter as of the date hereof (the “Other Matters”). Any such supplement, modification or amendment (each a “Supplemental Disclosure Letter” and, collectively, the “Supplemental Disclosure Letters”) (i) that reflects a New Matter shall qualify the representations and warranties of Parascript or AHC, as the case may be, for all purposes of this Agreement, and (ii) that reflects one or more Other Matters shall not qualify any of the representations or warranties of Parascript or each of Parent and AHC, as the case may be, for any purpose under this Agreement, and shall be provided solely for informational purposes and (iii) shall constitute representations and warranties of the respective parties. On or before the Closing Date, Parascript will prepare and deliver to Parent and AHC, and Parent and AHC will prepare and deliver to Parascript a copy of the Supplemental Disclosure Letter revised to reflect any supplement, modification or amendment required pursuant to this Section 7.3. Parascript and Parent and AHC shall deliver their respective Supplemental Disclosure Letter at least five (5) Business Days before the Closing Date. If no Supplemental Disclosure Letter satisfying the foregoing requirements is provided by Parascript or Parent and AHC, as the case may be, the Initial Disclosure Letter as delivered upon the execution of this Agreement shall continue to apply. If there is any inconsistency between the statements in this Agreement and those in such Disclosure Letter (other than an exception expressly set forth as such in such Disclosure Letter with respect to a specifically identified representation or warranty), the statements in this Agreement will control.

7.4 Authorization of the Member Representative.

(a) The Member Representative is authorized and empowered to act as a representative for the benefit of the each Member as the exclusive agent and attorney-in-fact with the power and authority to act on behalf of each Member in connection with and to facilitate the consummation of the Merger and the other transactions contemplated herein, including pursuant to the Exchange Agent Agreement, which shall include the power and authority:

(i) to execute and deliver the Exchange Agent Agreement (with such modifications or changes therein as to which the Member Representative, in its sole discretion, shall have consented) and to agree to such amendments or modifications thereto as the Member Representative, in its sole discretion, determines to be desirable;

(ii) to execute and deliver such waivers and consents in connection with this Agreement and the Exchange Agent Agreement and the consummation of the transactions contemplated hereby and thereby as the Member Representative, in its sole discretion, may deem necessary or desirable;

(iii) as the Member Representative, to enforce and protect the rights and interests of the Members (including, if applicable, the Member Representative, in its capacity as a Member or affiliate of a Member) and to enforce and protect the rights and interests of the Member Representative arising out of or under or in any manner relating to this Agreement and the Exchange Agent Agreement, and each other agreement, document, instrument or certificate referred to herein or therein or the transactions provided for herein (including in connection with any and all claims for reimbursement or indemnification as the case may be), and to take any and all actions that the Member Representative believes are necessary or appropriate under the Exchange Agent Agreement or this Agreement for and on behalf of the Members, including defending any claims by any AHC Indemnified Person or AHC Surviving Corporation, consenting to, compromising or settling any such claims, conducting negotiations with any AHC Indemnified Person, AHC Surviving Corporation and their respective representatives regarding such claims, and, in connection therewith, to investigate, defend, contest or litigate any claim initiated by any AHC Indemnified Person, AHC Surviving Corporation, or any other Person, or by any federal, state or local Governmental Body against the Member Representative or any Member, and receive process on behalf of any or all Members in any such claim and compromise or settle on such terms as the Member Representative shall determine to be appropriate, and give receipts, releases and discharges with respect to, any such claim; file any proofs of debt, claims and petitions as the Member Representative may deem advisable or necessary; settle or compromise any claims asserted under the Exchange Agent Agreement; and file and prosecute appeals from any decision, judgment or award rendered in any such claim;

(iv) to refrain from enforcing any right of the Members or any of them or the Member Representative arising out of or under or in any manner relating to this Agreement or the other documents contemplated herein; provided, however, that no such failure to act on the part of the Member Representative, except as otherwise provided in this Agreement or in the Exchange Agent Agreement, shall be deemed a waiver of any such right or interest by the Member Representative or by the Members unless such waiver is in writing signed by the waiving party; and

(v) to make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the Member Representative, in its sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the transactions contemplated by this Agreement or the other documents contemplated herein.

(b) The Member Representative shall not be entitled to any fee, commission or other compensation for the performance of its services hereunder, but shall be entitled to the payment of all its expenses incurred as the Member Representative. In connection with the foregoing, at the Closing, Parascript Surviving Company shall transfer One Hundred Thousand Dollars ($100,000) (the “Expense Funds”) to the Member Representative, to be used by the Member Representative to pay expenses incurred by the Member Representative in its capacity as the Member Representative. Once the Member Representative determines, in its sole discretion, that the Member Representative will not incur any additional expenses in its capacity as the Member Representative, then the Member Representative will appropriately distribute the remaining unused Expense Funds, if any, to the Members. In connection with this Agreement and the other documents contemplated herein, and in exercising or failing to exercise all or any of the powers conferred upon the Member Representative hereunder, the Member Representative shall (i) incur no responsibility whatsoever to any Members by reason of any error in judgment or other act or omission performed or omitted hereunder or in connection with any other Merger Document, excepting only responsibility for any act or failure to act which represents gross negligence or willful misconduct, and (ii) be entitled to rely on the advice of counsel, public accountants or other independent experts experienced in the matter at issue, and any error in judgment or other act or omission of the Member Representative pursuant to such advice shall in no event subject the Member Representative to liability to any Members. Each Member shall indemnify, pro rata based on the amount of consideration such holder received in connection with the Merger in respect of such holder’s Units, the Member Representative against all losses, damages, liabilities, claims, obligations, costs and expenses, including reasonable attorneys’, accountants’ and other experts’ fees and the amount of any judgment against them, of any nature whatsoever (including any and all expense whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened or any claims whatsoever), arising out of or in connection with any claim, investigation, challenge, action or proceeding or in connection with any appeal thereof, relating to the acts or omissions of the Member Representative hereunder, or under the Exchange Agent Agreement or otherwise. The foregoing indemnification shall not apply in the event of any action or proceeding which finally adjudicates the liability of the Member Representative hereunder for its gross negligence or willful misconduct. In the event of any indemnification under this section, upon written notice from the Member Representative to the Members as to the existence of a deficiency toward the payment of any such indemnification amount, each Member shall promptly deliver to the Member Representative full payment of his or her ratable share of the amount of such deficiency based upon such holder’s share of the number of Units outstanding immediately prior to the Closing.

(c) All of the indemnities, immunities and powers granted to the Member Representative under this Agreement shall survive the Effective Time or any termination of this Agreement or the Proxy Agreement.

(d) Except as reserved in Section 14.9, each of AHC, Parent, AHC Surviving Corporation and Parascript Surviving Company shall have the right to rely upon all actions taken or omitted to be taken by the Member Representative pursuant to this Agreement and the Exchange Agent Agreement, all of which actions or omissions shall be legally binding upon the Members.

(e) The grant of authority provided for herein (i) is coupled with an interest and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any Member and (ii) shall survive the consummation of the Merger.

7.5 Tax Distributions; Tax Treatment.

(a) Prior to the Closing Date, in the event Parascript, from time to time, determines to make tax distributions to Members with respect to Taxable Income (as defined below), Parascript shall, at least five (5) Business Days prior to such a tax distribution, provide to Parent and AHC a statement, along with supporting workpapers (each, a “Tax Distribution Statement”) which shall set forth the estimated amount of Parascript’s taxable income (as such term is defined under Section 702(a)(8) of the Code) for the relevant period, with the first such period beginning on January 1, 2008, and the last such period ending on the Closing Date (for the avoidance of doubt, the taxable income so determined shall not include any taxable income resulting from the consummation of the Merger) (the “Taxable Income”). The Taxable Income reflected on each Tax Distribution Statement shall be determined in a manner consistent with past practice. Notwithstanding any other provision in this Agreement, from time to time at or before the Closing Date, Parascript shall be entitled to distribute to, and/or withhold and pay to an applicable taxing authority on behalf of Members, an amount, if any, equal to forty percent (40%) of the Taxable Income as shown on the applicable Tax Distribution Statement (the “Tax Distribution Amount”).

(b) Prior to and at the Effective Time, each party hereto shall use its Best Efforts to cause the exchanges of AHC Common Stock and Parascript Units for Parent Common Stock, respectively pursuant to the Mergers, taken together, to qualify as exchanges described in Section 351 of the Code, and to cause the exchange of AHC Common Stock to Parent Common Stock to qualify as a reorganization within the meaning of Section 368 of the Code, and shall not take any action reasonably likely to cause the exchanges not to so qualify.

7.6 Fairness Opinion. Parent, AHC and Parascript shall cooperate and assist in the preparation of an opinion of AHC’s financial advisor to the effect that the terms of this Agreement are fair to Parent, AHC and its stockholders from a financial point of view; provided, however, that Parent and AHC shall be solely responsible for the costs and Expenses of obtaining such opinion.

8. COVENANTS OF AHC PRIOR TO CLOSING.

8.1 Access and Investigation. Between the date of this Agreement and the Closing Date, and upon reasonable advance notice received from Parascript, AHC shall during regular business hours, (a) afford Parascript and its Representatives (collectively, “Parascript Group”) full and free access, to AHC’s personnel, properties, Contracts, Governmental Authorizations, books and Records and other documents and data, such rights of access to be exercised in a manner that does not unreasonably interfere with the operations of AHC; (b) furnish Parascript Group with copies of all such Contracts, Governmental Authorizations, books and Records and other existing documents and data as Parascript may reasonably request; (c) furnish Parascript Group with such additional financial, operating and other relevant data and information as Parascript may reasonably request; and (d) otherwise cooperate and assist, to the extent reasonably requested by Parascript, with Parascript’s investigation of the properties, assets and financial condition related to AHC. In addition, Parascript shall have the right to have the Real Property of AHC and Tangible Personal Property of AHC inspected by Parascript Group, at Parascript’s sole cost and expense, for purposes of determining the physical condition and legal characteristics of such Real Property and Tangible Personal Property, upon reasonable advance notice and during regular business hours of AHC.

8.2 Operation of the Business of AHC. Between the date of this Agreement and the Closing, AHC shall:

(a) conduct its business only in its Ordinary Course of Business;

(b) use its commercially reasonable efforts subject to its business judgment to preserve intact its current business organization, keep available the services of its officers, employees and agents and maintain its relations and good will with suppliers, customers, landlords, creditors, employees, agents and others having business relationships with it;

(c) confer with Parascript prior to implementing material operational decisions outside AHC’s Ordinary Course of Business or AHC’s current business plan;

(d) otherwise verbally report periodically to Parascript upon Parascript’s reasonable request concerning the overall status of its business, operations and finances;

(e) make no material changes in management personnel without prior consultation with Parascript;

(f) maintain its assets in a state of repair and condition that complies with Legal Requirements and is consistent with AHC’s Ordinary Course of Business;

(g) keep in full force and effect, without amendment, all material rights relating to AHC’s business;

(h) comply with all Legal Requirements and contractual obligations applicable to the operations of AHC’s business in all material respects;

(i) continue in full force and effect its current insurance coverage;

(j) except as required to comply with ERISA or to maintain qualification under Section 401(a) of the Code, not amend, modify or terminate any material AHC Employee Plan without the express written

Consent of Parascript, and except as required under the provisions of any AHC Employee Plan, not make any contributions to or with respect to any AHC Employee Plan without the express written Consent of Parascript;

(k) maintain in the Ordinary Course of Business all books and Records of AHC relating to AHC’s business;

(l) maintain the quotation of Common Stock on the NASDAQ Capital Market and timely file all reports, forms, and other documents required by the SEC under the Exchange Act and Securities Act, by Nasdaq and by any state regulatory authorities under applicable rules and regulations. Each such report, form and document shall comply in all material respects with such applicable rules and regulations and none of such filings shall contain any untrue statement of material fact or omit to state a material fact required to be stated or necessary to make such statements, in light of the circumstances under which they were made, not misleading.

8.3 Negative Covenants. Except as otherwise expressly permitted herein, between the date of this Agreement and the Closing Date, AHC shall not, without the prior written Consent of Parascript which shall not be unreasonably withheld, conditioned or delayed,

(a) take any affirmative action, or fail to take any reasonable action within its control, as a result of which any of the changes or events listed in Sections 5.14 or 5.18 would be likely to occur;

(b) make any material modification to any Material AHC Contracts or Governmental Authorizations;

(c) enter into any compromise or settlement of any litigation, proceeding or governmental investigation relating to AHC’s assets, the business of AHC or AHC’s Liabilities;

(d) increase the compensation payable to or to become payable to any director or executive officer or any employee, consultant or independent contractor of AHC or Parent;

(e) unless obligated therefore pursuant to contract, policy or practice as of the date hereof, grant any severance or termination pay to, or enter into or amend any employment or severance agreement with, any director, officer or employee;

(f) establish, adopt or enter into any employee benefit plan or arrangement;

(g) except as may be required by applicable law, amend, or take any other actions with respect to, any of the AHC Employee Plans;

(h) declare or pay any dividend on, or make any other distribution in respect of, outstanding shares of capital stock;

(i) issue, deliver, award, grant or sell, or authorize or propose the issuance, delivery, award, grant or sale (including the grant of any security interests, liens, claims, pledges, limitations in voting rights, charges or other encumbrances) of, any shares of any class of capital stock (including shares held in treasury), any securities convertible into or exercisable or exchangeable for any such shares, or any rights, warrants or options to acquire any such shares (except for the issuance of shares upon the exercise of outstanding stock options or the vesting of restricted stock in accordance with the terms of outstanding stock awards) except for any grant of options in the Ordinary Course of Business, consistent with past practices or as disclosed in Part 8.2(i), with the express written consent of Parascript which consent shall not be unreasonably withheld;

(j) amend or otherwise modify the terms of any such rights, warrants or options;

(k) take any action to accelerate the exercisability of stock options;

(l) acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets of any other person (other than the purchase of assets from suppliers or vendors in the Ordinary Course of Business and consistent with past practice);

(m) sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, or agree to sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, any of its material assets or any material assets of any of its subsidiaries,

(n) release any third party from its obligations, or grant any consent, under any existing standstill provision relating to a Competing Transaction or otherwise under any confidentiality or other agreement, or fail to fully enforce any such agreement;

(o) adopt or propose to adopt any amendments to its charter or bylaws;

(p) change any of its methods of accounting in effect at December 31, 2007, or (B) make or rescind any express or deemed election relating to Taxes, settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes (except where the amount of such settlements or controversies, individually or in the aggregate, does not exceed Twenty Five Thousand Dollars ($25,000)), or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns for the taxable year ended June 30, 2007, except, in each case, as may be required by law or GAAP;

(q) incur any obligation for borrowed money or purchase money indebtedness or guarantee, whether or not evidenced by a note, bond, debenture or similar instrument, except in the Ordinary Course of Business consistent with past practice and in no event in excess of One Hundred Thousand Dollars ($100,000) in the aggregate; provided that for purposes of this subparagraph (q) any transaction in respect of the ARS shall be excluded;

(r) enter into any material arrangement, agreement or contract with any Third Party which provides for an exclusive arrangement with that Third Party or is substantially more restrictive on AHC or substantially less advantageous to AHC than arrangements, agreements or contracts existing on the date hereof;

(s) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization of AHC;

(t) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of any such claims, liabilities or obligations: (i) incurred in the Ordinary Course of Business consistent with past practice, or (ii) which are legally required to be paid, discharged or satisfied;

(u) knowingly take, or agree to commit to take, any action that would make any representation or warranty of AHC contained herein materially inaccurate, or as of any time prior to, the Closing Date;

(v) agree to or approve any commitment, including any authorization for expenditure or agreement to acquire property, obligating AHC for an amount in excess of One Hundred Thousand Dollars ($100,000); or

(w) agree in writing or otherwise to do any of the foregoing.

8.4 Required Approvals. As promptly as practicable after the date of this Agreement, AHC shall make all filings required by Legal Requirements to be made by it in order to consummate the Contemplated Transactions. AHC also shall cooperate with Parascript and its Representatives with respect to all filings that Parascript elects to make or, pursuant to Legal Requirements, shall be required to make in connection with the Contemplated Transactions. AHC also shall cooperate with Parascript and its Representatives in obtaining all Material Consents.

8.5 Notification. Between the date of this Agreement and the Closing, AHC shall promptly notify Parascript in writing if it becomes aware of (a) any fact or condition that causes or constitutes a Breach of any of AHC’s representations and warranties contained in Article 5 and made as of the date of this Agreement or (b) the occurrence after the date of this Agreement of any fact or condition that would be reasonably likely to (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had that representation or warranty been made as of the time of the occurrence of, or AHC’s discovery of, such fact or condition. Should any such fact or condition require any change to the Disclosure Letter, AHC shall promptly deliver to Parascript a supplement to the Disclosure Letter specifying such change. Such delivery shall not affect any rights of Parascript under Sections 11.2, 11.3 or Article 14. During the same period, AHC also shall promptly notify Parascript of the occurrence of any Breach of any covenant of AHC in this Article 8 or of the occurrence of any event that may make the satisfaction of the conditions in Article 10 impossible or unlikely.

8.6 No Shopping. Until such time as this Agreement shall be terminated pursuant to Section 11.1, AHC shall not, and shall cause AHC’s Representatives not to, directly or indirectly solicit, initiate, encourage or entertain any inquiries or proposals from, discuss or negotiate with, provide any nonpublic information to or consider the merits of any inquiries or proposals from any Person (other than Parascript ) relating to any Acquisition Proposal. AHC shall notify Parascript of any such inquiry or proposal within twenty-four (24) hours of receipt or awareness of the same by AHC. Notwithstanding the foregoing, prior to the approval of this Agreement by the stockholders of AHC, this Section 8.6 shall not prohibit AHC from furnishing nonpublic information regarding AHC to, or entering into discussions with, any Person, group or entity in response to any such inquiry or proposal that is submitted to AHC by such Person, group or entity (and not withdrawn) if the Board of Directors of AHC concludes in good faith, after having taken into account the advice of its outside legal counsel, that such action is required in order for the Board of Directors of AHC to comply with its fiduciary obligations to AHC’s stockholders under applicable Law.

8.7 Best Efforts. AHC shall use its Best Efforts to cause the conditions in Article 10 to be satisfied and to take such actions as are necessary in order for Parent and AHC to fulfill the obligations as set forth in Section 3.10(b), including the sale of the ARS for cash.

8.8 Payment of Liabilities. AHC shall pay or otherwise satisfy in its Ordinary Course of Business all of its Liabilities as such Liabilities become due and payable. In addition, for the avoidance of doubt, nothing herein including Section 8.2 and 8.3, shall restrict or prohibit in any manner AHC’s and Parent’s ability to pay the Parascript Payments or any fees or expenses incurred in connection with the Contemplated Transactions, on or prior to the Closing Date.

8.9 Shareholder Rights Plan. On or prior to the Closing, Parent and AHC shall have adopted a shareholder rights plan in order to preserve the net operating loss, which plan shall be in form mutually acceptable to Parascript, Parent and AHC.

8.10 AG Continuing Operations. Except as otherwise expressly permitted herein, between the date of signing of this Agreement and the distribution of the AG Shares on January 2, 2009, AG shall not, and Parent will not allow or permit AG to take, without the prior written Consent of Parascript, or following the Closing, the Member Representative, which shall not be unreasonably withheld, conditioned or delayed, any of the actions that would be otherwise be prohibited by Sections 8.2 or 8.3 if AG were to be substituted for AHC under such sections; provided, however, that during the period between the Closing Date and January 2, 2009, the Member Representative shall have the right, in its sole discretion, to provide funding for the operation of AG in the ordinary course of business consistent with past practice; and provided, further, that neither Parent nor AHC shall have any liability of AG that may result from the absence of any funding by the Member Representative. Prior to the Effective Date, AG, Parent and AHC will execute a license agreement in respect of the Intellectual Property of each of AG and AHC being used as of the date hereof by the other party, provided that such license agreement shall be approved by the express written consent of Parascript which consent shall not be unreasonably withheld.

8.11 Tax Deductions. Parent and AHC acknowledge that Parascript is entitled to claim, on its final partnership tax return, any deductions for compensation paid to employees of Parascript resulting from the vesting, exercise, or exchange of any options, other Parascript equity, or any other form of compensation in connection with this transaction. Parent and AHC will not attempt to claim such deductions on their tax returns.

8.12 NASDAQ Listing of Parent Common Stock. Parent will use its best efforts to cause Parent Common Stock to be listed on the NASDAQ Capital Market.

9. CONDITIONS PRECEDENT TO AHC’S OBLIGATION TO CLOSE. AHC’s obligation to consummate the Merger and to take the other actions required to be taken by AHC at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by AHC, in whole or in part):

9.1 Accuracy of Representations. All of Parascript’s representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the time of the Closing as if then made.

9.2 Parascript’s Performance. All of the covenants and obligations that Parascript is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), shall have been duly performed and complied with in all material respects.

9.3 Consents. Each of the Consents to be mutually agreed by the parties thereto prior to the Closing Date (the “Parascript Consents”) shall have been obtained and shall be in full force and effect.

9.4 Additional Documents. Parascript shall have caused the documents and instruments required by Section 3.10(a) and the following documents to be delivered (or tendered subject only to Closing) to AHC:

(a) The Parascript Articles of Merger and Parascript Certificate of Merger, duly executed by Parascript;

(b) The Articles of Organization and all amendments thereto of Parascript, duly certified as of a recent date by the Secretary of State of the State of Wyoming;

(c) Certificates dated as of a date not earlier than the third business day prior to the Closing as to the good standing of Parascript, executed by the appropriate officials of the State of Wyoming and each jurisdiction in which Parascript is licensed or qualified to do business as a limited liability company as specified in Part 3.1(a); and

(d) Such other documents as AHC may reasonably request for the purpose of:

(i) evidencing the accuracy of any of Parascript’s representations and warranties set forth in Article 4;

(ii) evidencing the performance by Parascript of, or the compliance by each Parascript with, any covenant or obligation required to be performed or complied with by Parascript;

(iii) evidencing the satisfaction of any condition referred to in this Section 9.4; or

(iv) otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

9.5 No Proceedings. No Governmental Body of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Order, statute, rule or regulation which is in effect and which has the effect of making the Contemplated Transactions unlawful or otherwise prohibiting consummation of the Contemplated Transactions.

9.6 No Conflict. Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), contravene or conflict with or result in a violation of or cause AHC to suffer any material adverse consequence under any applicable Legal Requirement or Order then in effect, excluding Bulk Sales Laws.

9.7 Governmental Authorizations. AHC shall have received such Governmental Authorizations as are necessary to allow AHC to consummate the Merger.

9.8 Silicon Valley Bank Loan. To the extent required to be paid by Silicon Valley Bank on or prior to the Closing Date, AHC shall have received, in a form reasonably acceptable to it, a payoff letter and release for Parascript’s Liability to Silicon Valley Bank as set forth in Part 4.19(c)(ii) of the Parascript Disclosure Letter.

9.9 Assignment of Assets, Liabilities and Contracts. On or prior to the Closing Date, Parascript shall cause or have caused such assets, Liabilities and Contracts as relate to Parascript’s business and which are currently the assets or obligations of Parascript Management, Inc., a Wyoming corporation, Total Recognition Products, LLC, a Colorado limited liability company, Total Recognition Systems, LLC, a Colorado limited liability company, Governmental Postal Recognition Systems, LLC, a Colorado limited liability company, and Parascript International, Inc., a Colorado corporation, to be transferred and assigned to Parascript and Parascript shall cause or have caused either the transfer of ownership of the entities set forth above (other than Parascript Management, Inc.) to an entity other than Parascript, or the dissolution of the entities set forth above (other than Parascript Management, Inc.).

9.10 Material Adverse Change. Since the date of this Agreement, there shall have been no change, occurrence or circumstance in the business, assets, Liabilities, financial condition or results of operations of Parascript having or reasonably likely to have, individually or in the aggregate, a material adverse effect on the business, operations, assets or condition of Parascript.

9.11 Certificate Amendment. The Certificate Amendment shall have been approved by the AHC stockholders at the AHC Stockholders’ Meeting.

9.12 Appointment to Audit Committee. The three directors who shall serve on the Audit Committee of AHC’s Board of Directors shall be appointed and agree to serve.

9.13 AHC Stockholder Approval. The AHC Stockholder Approval shall have been obtained.

9.14 Parascript Financial Statements; Parascript Projections. Prior to the Closing Date, AHC shall have received from Parascript audited financial statements for the last three fiscal years, or longer if required by Regulation S-X and the General Rules and Regulations of the Securities Act. Prior to the Closing Date, AHC shall have received from Parascript cash flow projections for calendar years 2008, 2009 and 2010.

9.15 Parascript Expense. Parascript shall have paid in full all Expenses incurred by it as of the Closing Date in connection with the Contemplated Transactions, including, without limitation, all Expenses related to investment bankers, business brokers, attorneys, accountants and other professional advisors, other than the Advisor Fee, which the Exchange Agent shall pay after the Closing from the Parascript Merger Consideration.

9.16 Proxy Agreement. The Designated Parascript Members as of the Closing Date shall have executed a proxy agreement to be mutually agreed by the parties thereto (the “Proxy Agreement”) prior to the filing of the definitive Proxy Statement with the SEC, providing for the election of directors as contemplated by Section 12.3 hereof.

9.17 Non-Competition Agreements. Designated Parascript Members shall have executed with AHC and Parascript, on or prior to the Closing Date, the Non-Competition Agreements for a period of five (5) years in the form to be mutually agreed by the parties thereto prior to the filing of the definitive Proxy Statement.

9.18 Fairness Opinion. AHC shall have received an opinion of AHC’s financial advisor to the effect that the terms of this Agreement are fair to AHC and its stockholders from a financial point of view.

9.19 Parascript Member Approval. The Parascript Member Approval shall have been obtained.

9.20 Registration Statement. The Registration Statement shall have been declared effective and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceeding for such purpose shall be pending before or threatened by the SEC.

9.21 Exchange Agent Agreement. Parascript and the Member’s Representative shall have executed the Exchange Agent Agreement as contemplated by Section 3.10 (a)(iii) hereof.

9.22 Affiliates. Prior to the Closing Date, Parascript shall deliver to AHC a letter identifying all Persons who hold membership Units in Parascript immediately prior to the Closing and are expected by Parascript to be affiliates of AHC for purposes of Rule 145 under the Securities Act immediately following the Closing. Parascript shall use its Best Efforts to cause each such Person to deliver on or prior to the Closing Date a written agreement in the form to be mutually agreed by the parties thereto prior to the filing of the definitive Proxy Statement. (the “Affiliate Letters”).

9.23 AIS License. On or prior to the Closing Date, the AIS License shall have been terminated.

9.24 NASDAQ Listing. On or prior to the Closing Date, the listing of Parent Common Stock on the NASDAQ Capital Market shall have been obtained.

10. CONDITIONS PRECEDENT TO PARASCRIPT’S OBLIGATION TO CLOSE. Parascript’s obligation to consummate the Merger and to take the other actions required to be taken by Parascript at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Parascript in whole or in part):

10.1 Accuracy of Representations. All of Parent and AHC’s representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the time of the Closing as if then made.

10.2 Parent and AHC’s Performance. All of the covenants and obligations that each of Parent and AHC is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), shall have been performed and complied with in all material respects.

10.3 Consents and Release. Each of the Consents to be mutually agreed by the parties prior to the Closing Date (the “AHC Consents”) shall have been obtained and shall be in full force and effect.

10.4 Additional Documents. Each of Parent, AHC and the Merger Subs shall have caused the documents and instruments required by Section 3.10(b) and the following documents to be delivered (or tendered subject only to Closing) to Parascript:

(a) The Articles of Merger, duly executed by each of AHC Merger Sub and Parascript Merger Sub;

(b) The Certificates of Merger, duly executed, by each of AHC Merger Sub and Parascript Merger Sub; and

(c) The certificate of incorporation and all amendments thereto of each of Parent, AHC and each Merger Sub, duly certified as of a recent date by the Secretary of State of the State of Delaware.

(d) The organizational consent of Parent appointing and electing executive officers and directors, duly executed by Parent; and

(e) Certificates dated as of a date not earlier than the third business day prior to the Closing as to the good standing of each of Parent, AHC and each Merger Sub and payment of all applicable state Taxes by each of Parent, AHC and each Merger Sub, executed by the appropriate officials of the State of Delaware and each jurisdiction in which each of Parent, AHC and each Merger Sub is licensed or qualified to do business as a corporation as specified in Part 5.1; and

(f) Such documents as Parascript may reasonably request for the purpose of:

(i) evidencing the accuracy of any representation or warranty of AHC set forth in Article 5;

(ii) evidencing the performance by AHC of, or the compliance by AHC with, any covenant or obligation required to be performed or complied with by AHC;

(iii) evidencing the satisfaction of any condition referred to in this Article 10; or

(iv) otherwise facilitating the consummation or performance of any of the contemplated transactions.

10.5 No Proceedings. No Governmental Body of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Order, statute, rule or regulation which is in effect and which has the effect of making the Contemplated Transactions unlawful or otherwise prohibiting consummation of the Contemplated Transactions.

10.6 No Conflict. Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), contravene or conflict with or result in a violation of or cause AHC or Parascript to suffer any material adverse consequence under any applicable Legal Requirement or Order then in effect, excluding Bulk Sales Laws.

10.7 Governmental Authorizations. AHC shall have received such Governmental Authorization, if any, as are necessary to allow AHC to consummate the Merger.

10.8 Employees. AHC shall have made a written offer of employment to all of the Persons providing services to Parascript and the Member Representative, as the case may be, in form and substance reasonably acceptable to Parascript.

10.9 Certificate Amendment. The Certificate Amendment shall have been approved by the AHC stockholders at the AHC Stockholders’ Meeting.

10.10 Board Composition; Officers.

(a) AHC and AHC’s Board of Directors shall have caused the nomination and election to the Board of Directors of four (4) individuals designated by AHC’s Board of Directors, and four (4) individuals designated by Parascript, and the Chief Executive Officer of Parent as the ninth director. Three (3) nominees of each of AHC and Parascript shall meet the “independent director” definition under the NASDAQ rules and under any Legal Requirement in order to implement the transactions contemplated herein.

(b) AHC’s Board of Directors shall have appointed Jeffrey Gilb as AHC’s Chief Executive Officer.

10.11 Material Adverse Change. Since the date of this Agreement, there shall have been no change, occurrence or circumstance in the business, assets, liabilities, financial condition or results of operations of AHC having or reasonably likely to have, individually or in the aggregate, a material adverse effect on the business, operations, assets or condition of AHC.

10.12 Appointment of Audit Committee. The three directors who shall serve on the Audit Committee of AHC’s Board of Directors shall be appointed and agree to serve.

10.13 Parascript Member Approval. The Parascript Member Approval shall have been obtained.

10.14 AHC Projections. Prior to the Closing Date, Parascript shall have received from AHC cash flow projections for calendar years 2008, 2009 and 2010.

10.15 AHC Expenses. Each of Parent and AHC shall have paid in full all Expenses incurred by it as of the Closing Date in connection with the Contemplated Transactions, including, without limitation, all expenses related to investment bankers, business brokers, attorneys, accountant and other professional advisors.

10.16 Proxy Agreement. Each of Parent, AHC and the Designated AHC Stockholders shall have executed the Proxy Agreement prior to the filing of the definitive Proxy Statement providing for the election of directors as contemplated by Section 12.3 hereof.

10.17 Registration Statement. The Registration Statement shall have been declared effective and no stop order suspending the effectiveness of the Registration Statement.

10.18 Exchange Agent Agreement. Parent and AHC shall have executed the Exchange Agent Agreement as contemplated by Section 3.10 (c)(iv) hereof.

10.19 Registration Rights Agreement. Parent and AHC shall have executed the Registration Rights Agreement as contemplated in Section 3.10 (c)(v) hereof.

10.20 NASDAQ Listing. On or prior to the Closing Date, the listing of Parent Common Stock on the NASDAQ Capital Market shall have been obtained.

11. TERMINATION.

11.1 Termination Events. Assuming this Agreement was not previously terminated pursuant to Section 7.2(b)(ii), by notice given prior to or at the Closing, subject to Section 11.2, this Agreement may be terminated as follows:

(a) by AHC (provided that AHC is not then in material breach of any material provision of this Agreement such that the conditions to closing the Merger set forth in Section 9 would not be satisfied at the time of breach) if a material Breach of any provision of this Agreement has been committed by Parascript, is not cured by Parascript within thirty (30) days of the delivery of a written notice of such material Breach by AHC to Parascript, and such material Breach has not been waived by AHC;

(b) by Parascript (provided that Parascript is not then in material breach of any material provision of this Agreement such that the conditions to closing the Merger set forth in Section 10 would not be satisfied at the time of breach) if a material Breach of any provision of this Agreement has been committed by AHC, is not cured by AHC within thirty (30) days of the delivery of a written notice of such material Breach by Parascript to AHC, and such material Breach has not been waived by Parascript;

(c) by AHC if any condition in Article 9 is or becomes impossible (other than through the failure of AHC to comply with its obligations under this Agreement), and AHC has not waived such condition on or before such date;

(d) by Parascript if any condition in Article 10 is or becomes impossible (other than through the failure of Parascript to comply with its obligations under this Agreement), and Parascript has not waived such condition on or before such date;

(e) by AHC if AHC determines reasonably and in good faith that the Supplemental Disclosure Letter delivered by Parascript reflects any material adverse change to the business, financial condition, or results of operations of Parascript. Notwithstanding anything in Section 11.2 to the contrary, if such matter disclosed in the Supplemental Disclosure Letter of Parascript constitutes a New Matter, then termination shall be AHC’s sole remedy;

(f) by Parascript, if Parascript determines reasonably and in good faith that the Supplemental Disclosure Letter delivered by AHC reflects any material adverse change to the business, financial condition or results of operations of AHC. Notwithstanding anything in Section 11.2 to the contrary, if such matter disclosed in the Supplemental Disclosure Letter of AHC constitutes a New Matter, then termination shall be Parascript’s sole remedy;

(g) by mutual consent of AHC and Parascript;

(h) by AHC if the Closing has not occurred on or before December 31, 2008, or such later date as the parties may agree upon, unless AHC is in material Breach of this Agreement;

(i) by Parascript if the Closing has not occurred on or before December 31, 2008, or such later date as the parties may agree upon, unless Parascript is in material Breach of this Agreement;

(j) by either AHC or Parascript, if the Contemplated Transactions shall fail to receive the requisite vote for approval and adoption by the stockholders of AHC or the Members;

(k) by Parascript, if (i) the Board of Directors of AHC withdraws, modifies or changes its recommendation of the Contemplated Transactions in a manner adverse to Parascript or shall have resolved to do any of the foregoing; (ii) the Board of Directors of AHC shall have recommended to the stockholders of AHC any Competing Transaction or shall have resolved to do so; (iii) a tender offer or exchange offer for 20% or more of the outstanding shares of capital stock of AHC is commenced, and the Board of Directors of AHC does not recommend that stockholders not tender their shares into such tender or exchange offer; or (iv) any Person (other than Parascript or an affiliate thereof, or any stockholder of Parascript as of the date of this Agreement) shall have acquired beneficial ownership or the right to acquire beneficial ownership of, or any “group” (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder), shall have been formed which beneficially owns, or has the right to acquire beneficial ownership of, 20% or more of the then outstanding shares of capital stock of AHC;

(l) by AHC, if the Manager or managing board of Parascript (or any equivalent managing body) shall have recommended to the Members of Parascript any Competing Transaction or shall have resolved to do so;

(m) by AHC, in the event that the audit of Parascript or due diligence investigation of Parascript reveals a material adverse variation from any of the unaudited financial statements of Parascript previously delivered by Parascript to AHC for the fiscal years ended 2005, 2006 and 2007, and the period from January 1, 2008 through June 30, 2008; and

(n) by Parascript, if Parent and AHC have insufficient cash in immediately available funds to pay the Closing Cash Payment on the Closing Date.

11.2 Effect of Termination. Each party’s right of termination under Section 11.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of such right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 11.1, all obligations of the parties under this Agreement will terminate, except that the obligations of the parties in this Section 11.2, Section 11.3, Section 11.4 and Articles 15 (Confidentiality) and 16 (General Provisions) (except for those in Section 16.5) will survive; provided, however, that, if this Agreement is terminated because of a Breach of this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.

11.3 Fees, Expenses and Other Payments. All fees and Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such Expenses, whether or not the transactions contemplated herein are consummated.

11.4 Parascript Termination Fee. Notwithstanding any provision in this Agreement to the contrary, if this Agreement is terminated by AHC pursuant to Section 11.1(a) or (e), then Parascript shall pay to AHC a fee equal to Three Million Dollars ($3,000,000). Such fee shall be payable in cash in immediately available funds on the second Business Day following the termination of this Agreement.

11.5 AHC Termination Fee. Notwithstanding any provision in this Agreement to the contrary, if this Agreement is terminated by Parascript pursuant to Section 11.1(b) (unless this Agreement is terminated based upon a breach of Section 5.29) or (k), then AHC shall pay to Parascript a fee equal to Three Million Dollars ($3,000,000); provided that in the event Parascript terminates this Agreement pursuant to Section 11.1(n), then AHC shall pay to Parascript a fee equal to Five Hundred Thousand Dollars ($500,000). Such fee shall be payable in cash in immediately available funds on the second Business Day following the termination of this Agreement.

12. POST-CLOSING COVENANTS OF PARTIES.

12.1 Governance and Management. Immediately after Closing, Jeffrey Gilb will be the Chief Executive Officer of Parent, AHC Surviving Corporation and Parascript Surviving Company.

12.2 Change of Fiscal Year. Parascript will use commercially reasonable efforts to change its fiscal year end to June 30 as soon as is reasonably practicable following the Closing.

12.3 Board of Directors of AHC. Following the Effective Time, the Board of Directors of Parent will consist of nine (9) directors including the Chief Executive Officer of Parent, four (4) individuals nominated by Parascript and four (4) directors nominated by AHC. Each of Parent and Parascript will use their Best Efforts to nominate four persons to the Board of Directors of Parent in addition to the Chief Executive Officer of Parent.

12.4 Directors and Officers Insurance. Parent and AHC shall provide and maintain, for at least a three-year period following the Closing Date, directors and officers insurance at levels at least equal to those carried by Parascript prior to the Closing Date, and shall, as a part thereof, cause all former Parascript directors and officers to be insured pursuant to the provisions thereof. In addition, following the Closing Date, Parent and AHC shall provide and maintain directors and officers insurance at levels at least equal to that carried by AHC prior to the Closing Date, and shall, as a part thereof, cause all of its directors and officers to be insured pursuant to the provisions thereof.

12.5 Agreement Not to Liquidate. Following the Effective Time, neither Parent nor AHC Surviving Corporation shall take any action to liquidate or dissolve AHC Surviving Corporation, or to adopt a plan of liquidation for AHC Surviving Corporation, or otherwise cause AHC Surviving Corporation to be disregarded as an entity for federal tax purposes for a period of eighteen (18) months following the Effective Time.

13. ADDITIONAL COVENANTS.

13.1 Employees and Employee Benefits.

(a) It is contemplated that all of the employees currently providing services to Parascript, whether as employees of Parascript or the Member Representative, will become employees of AHC or its professional employer organization consistent with past practices of AHC and its professional employer organization. Prior to Closing, the parties will formally document their agreement regarding such employees, which agreement will address salaries and benefits, retirement and savings plans and general employee provisions.

(b) AHC shall assume sponsorship of the Parascript Employee Plans effective as of the Closing Date. Participation in the Parascript Employee Plans by such employees will continue uninterrupted.

(c) As soon as administratively feasible following the Closing, AHC shall merge the AHC 401(k) Retirement Savings Plan, (the “AHC 401(k) Plan”) and the Parascript 401(k) Plan (the “Parascript 401(k) Plan”).

(d) As soon as administratively feasible following the Closing, AHC shall merge the AHC Flexible Benefits Plan (the “AHC Cafeteria Plan”) and the Parascript Management, Inc. Flexible Benefits Plan (the “Parascript Cafeteria Plan”). Participant elections made for the plan year that includes the Closing Date (the “Plan Year”) will continue to be effective on and after the Closing Date. Participant reimbursements made during the Plan Year prior to the Closing Date will be carried forward.

(e) AHC will take all actions necessary to continue to provide continuation coverage, as required under COBRA, following the Closing Date to any former employee that provided services to Parascript (or dependent of any employee or former employee of Parascript) whose COBRA qualifying event occurred on or before the Closing Date at a time when the individual was covered by such Parascript Employee Plan. Parascript will provide AHC with a list of all Persons currently or formerly associated with Parascript who have elected continuation coverage under COBRA under Parascript’s health plan, and who are still in their available continuation period, as well as a list of all such Persons whose qualifying event has occurred before the Closing, and who are in their COBRA election period, but who have not yet made such election. Parascript will provide the foregoing information to AHC at least seven (7) days prior to Closing and will update such information on the Closing Date, if necessary.

(f) AHC and Parascript will cooperate prior to the Effective Time to develop and implement appropriate incentive arrangements, including, without limitation, non-competition provisions standard for AHC for similarly situated employees, for Parascript employees who will continue to be employed by Parascript or to be employed by AHC after the Closing Date.

13.2 Tax Matters.

(a) Overview. Parascript shall not elect to be treated for federal income tax purposes as a corporation or as an association taxable as a corporation for any period or partial period up to and including the Closing Date. For federal and applicable state income tax purposes, all of Parascript’s and its Subsidiaries’ taxable income, gains, losses, deductions, expenses and credits, up to and including the Closing Date, shall be allocated to the Members. Thereafter, all taxable income, gains, losses, deductions and expenses of the Surviving Company shall be allocated to AHC.

(b) Preparation of Income Tax Returns. After Closing, the Member Representative shall prepare (or cause to be prepared) and deliver to AHC and Parent proposed forms of the federal and applicable state income Tax Returns for Parascript for the period ending on or prior to the Closing Date, and all related schedules including, but not limited to, forms K-1 (the “Final Parascript Tax Returns”). The Final Parascript Tax Returns shall be prepared in accordance with Parascript’s past practice in preparing its income Tax Returns previously filed; provided that Parascript shall make an election in accordance with Code § 754 effective for the taxable year that ends on the date of the Closing and shall not seek to revoke that election at any time. After Closing, AHC shall prepare (or cause to be prepared) and deliver to Parascript and Parent proposed forms of the federal and applicable state income Tax Returns for AHC for the period ending on or prior to the Closing Date, and all related schedules (the “Final AHC Tax Returns”). With respect to each Final Parascript Tax Return (i) no later than 60 days following the date of Closing the Member Representative shall deliver to Parent and AHC a copy of the prepared Tax Return, (ii) Parent and AHC shall have the opportunity to examine the Tax Return and the associated work papers, schedules and other documents prepared in connection with the preparation of the Tax Return and (iii) after approval thereof by Parent and AHC, which shall not be unreasonably withheld, Parent and AHC shall cause the Parascript Surviving Company to timely file the Tax Return.

(c) Cooperation. Parascript Surviving Company and each of Parent and AHC Surviving Corporation shall cooperate fully as and to the extent reasonably requested by the Member Representative in connection with the preparation and filing of any income Tax Return, and any claim, audit, litigation or other proceeding, with respect to income Tax items of Parascript for any period or partial period that ends on or prior to the Closing Date. The Parascript Surviving Company shall make available to the Member Representative such records as the Member Representative may reasonably request for the preparation of any Tax Return of Members, Parascript or its Subsidiaries or the substantiation of any position or claim thereon. Likewise, AHC Surviving Corporation and each of Parent and Parascript Surviving Company shall cooperate fully as and to the extent reasonably requested by AHC in connection with the preparation and filing of any income Tax Return, and any claim, audit, litigation or other proceeding, with respect to income Tax items of AHC for any period or partial period that ends on or prior to the Closing Date. The AHC Surviving Corporation and Parent shall make available to AHC such records as AHC may reasonably request for the preparation of any Tax Return of AHC or its Subsidiaries or the substantiation of any position or claim thereon. The parties shall cooperate with each other in the handling of any audit referenced in this Section 13.2 (any subsequent proceedings arising out of the audit, including, but not limited to, litigation proceedings). Parent and AHC shall cause the Parascript Surviving Company to make available to the Member Representative any records that the Member Representative may reasonably request to enable it to respond to and/or handle the audit or any subsequent proceedings. Likewise, Parent shall cause the AHC Surviving Corporation to make available to AHC any records that AHC may reasonably request to enable it to respond to and/or handle the audit or any subsequent proceedings. Parent, Parascript and AHC agree that the Parascript Surviving Company and the AHC Surviving Corporation shall retain all tax and financial accounting records of Parascript and AHC respectively for periods on or before the Closing Date for at least six (6) years after the Closing Date. Parent, Parascript, and AHC agree that the Parascript Surviving Company and AHC Surviving Corporation shall retain all tax and financial accounting records of Parascript and AHC, respectively, for periods on or before the Closing Date for at least six (6) years after the Closing Date.

(d) Treatment of Parascript Surviving Company. From and after the Closing, AHC shall not take any action that will cause Parascript Surviving Company to not be treated as a disregarded entity for federal income tax purposes immediately after Closing. On the Final Parascript Tax Return, Parascript Surviving Company shall be entitled to claim deductions for Parascript Payments that are deductible, and neither Parent, AHC nor the Parascript Surviving Company shall claim current deductions for Parascript Payments on its federal income tax return.

13.3 Retention of and Access to Records. After the Closing Date, Parent and AHC shall retain for a period consistent with Parent and AHC’s record-retention policies and practices those Records of Parascript delivered to AHC. Parent and AHC also shall provide the Members and their Representatives reasonable access thereto, during normal business hours and upon reasonable prior written notice, to enable them to prepare financial statements or tax returns or deal with tax audits.

13.4 Further Assurances. The parties shall cooperate reasonably with each other and with their respective Representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and shall (a) furnish upon request to each other such further information; (b) execute and deliver to each other such other documents; and (c) do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the Contemplated Transactions.

14. INDEMNIFICATION; REMEDIES.

14.1 Survival. The representations and warranties and covenants of Parascript to be performed prior to the Closing contained in this Agreement shall survive the date of Closing for a period of one year. The representations and warranties and covenants of Parent, Merger Subs and AHC to be performed prior to the Closing contained in this Agreement shall survive the date of Closing for a period of one year.

14.2 Indemnification and Reimbursement of AHC. After the Closing, if Parent, AHC and their Representatives, shareholders, subsidiaries and Related Persons (collectively, the “AHC Indemnified Person”), suffers any loss, liability, claim, damage, expense (including costs of investigation and defense and reasonable attorneys’ fees and expenses) or diminution of value, whether or not involving a Third-Party Claim (collectively, “Damages”), arising from or in connection with:

(a) any Breach of any representation or warranty made by Parascript in (i) Article 4 of this Agreement, (ii) Parascript’s Initial Disclosure Letter, (iii) Parascript’s Supplemental Disclosure Letter, (iv) the certificates delivered by Parascript pursuant to Section 3.10 (for this purpose, each such certificate will be deemed to have stated that Parascript’s representations and warranties in this Agreement fulfill the requirements of Section 9.1 as of the Closing Date as if made on the Closing Date, unless the certificate expressly states that the matters disclosed in a Supplemental Disclosure Letter have caused a condition specified in Section 9.1 not to be satisfied), (v) any transfer instrument or (vi) any other certificate, document, writing or instrument delivered by Parascript pursuant to this Agreement; or

(b) any Breach of any covenant or obligation of Parascript in this Agreement or in any other certificate, document, writing or instrument delivered by Parascript pursuant to this Agreement; or

(c) any undisclosed liabilities of Parascript and any undisclosed expenses, costs, liabilities and damages arising out of Parascript’s Management and operations prior to the Closing Date, whether or not disclosed to AHC in the Disclosure Letter including, without limitation, liabilities relating to Parascript employees;

(d) any withholding tax liability related to stock options issued to employees,

then subject to the other provisions of this Article 14, the AHC Indemnified Person shall be entitled to be reimbursed the amount of such Damages up to $5,000,000 from the (i) Note and (ii) New Sub Earn-Out Payment, except in the event of fraud, willful misstatement or willful omissions, and any liability for Taxes, for which there shall be no limitation on reimbursement of Damages resulting therefrom.

14.3 Indemnification and Reimbursement of Parascript. After the Closing, if Parascript and its Representatives, Members, shareholders, subsidiaries and Related Persons (collectively, the “Parascript Indemnified Person”), suffers Damages, arising from or in connection with:

(a) any Breach of any representation or warranty made by Parent, AHC and each Merger Sub in (i) Article 5 of this Agreement, (ii) AHC’s Initial Disclosure Letter, (iii) AHC’s Supplemental Disclosure Letter, (iv) the certificates delivered by AHC pursuant to Section 3.10 (for this purpose, each such certificate will be deemed to have stated that AHC’s representations and warranties in this Agreement fulfill the requirements of Section 10.1 as of the Closing Date as if made on the Closing Date, unless the certificate expressly states that the matters disclosed in a Supplemental Disclosure Letter have caused a condition specified in Section 10.1 not to be satisfied), (v) any transfer instrument or (vi) any other certificate, document, writing or instrument delivered by AHC pursuant to this Agreement; or

(b) any Breach of any covenant or obligation of any of Parent, AHC or either Merger Sub in this Agreement or in any other certificate, document, writing or instrument delivered by any of Parent, AHC or either Merger Sub pursuant to this Agreement; or

(c) any undisclosed liabilities of AHC and any undisclosed expenses, costs, liabilities and damages arising out of AHC’s Management and operations prior to the Closing Date not appearing on the Parascript Interim Balance Sheet, whether or not disclosed to AHC in the Disclosure Letter including, without limitation, liabilities relating to AHC employees;

then subject to the other provisions of this Article 14, the Parascript Indemnified Person shall be entitled to be reimbursed the amount of such Damages up to $5,000,000 from Parent, except in the event of fraud, willful misstatement or willful omissions, and any liability for Taxes, for which there shall be no limitation on reimbursement of Damages resulting therefrom.

14.4 Limitations on Amount and Recovery.

(a) An AHC Indemnified Person or Parascript Indemnified Person, as the case may be (an “Indemnified Person”) shall not be entitled to recover for any Damages from Parascript or AHC, as the case may be (an “Indemnifying Person”) pursuant to Section 14.2 or 14.3, as the case may be unless and until the aggregate amount of Damages asserted by such Indemnified Person exceed $500,000 (the “Indemnification Threshold”), and then the Indemnified Person shall be entitled to recover for Damages only in excess of the Indemnification Threshold.

(b) Parascript and AHC agree that in no event shall the liability for indemnification under this Section 14 exceed $5,000,000 and, in the case of Section 14.2, be limited exclusively to the Note and the New Sub Earn-Out Payment.

14.5 Time Limitations. If the Closing occurs, an Indemnified Person may recover Damages with respect to a Breach of (i) a covenant or obligation to be performed or complied with by the Indemnifying Party prior to the

Closing Date or (ii) a representation or warranty by the Indemnified Person, only if on or before the one year anniversary of the Closing Date, the Indemnified Person notifies the Indemnifying Party and the Proxy Agent pursuant to the terms of the Proxy Agreement in writing of such a claim specifying the factual basis of such claim in reasonable detail to the extent then known by the Indemnified Person. After the expiration of such one-year period, no further claim for indemnification may be made.

14.6 Third-Party Claims.

(a) Promptly after receipt by an Indemnified Person of notice of the assertion of a Third-Party Claim against it, such Indemnified Person shall give notice to Indemnifying Party of the assertion of such Third-Party Claim, provided that the failure to notify the Indemnifying Party will not relieve the indemnification obligation under Section 14.2 or 14.3, as the case may be, except to the extent that the Indemnifying Party demonstrates that the defense of such Third-Party Claim is prejudiced by the Indemnified Person’s failure to give such notice.

(b) If an Indemnified Person gives notice to the Indemnifying Party pursuant to Section 14.7(a) of the assertion of a Third-Party Claim, the Indemnifying Party shall be entitled to participate in the defense of such Third-Party Claim and, to the extent that it wishes, to assume the defense of such Third-Party Claim with counsel reasonably satisfactory to the Indemnified Person. After notice from the Indemnifying Party to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Party shall not, so long as it diligently conducts such defense, be liable to the Indemnified Person under this Article 14 for any fees of other counsel or any other expenses with respect to the defense of such Third-Party Claim, in each case subsequently incurred by the Indemnified Person in connection with the defense of such Third-Party Claim, other than reasonable costs of investigation directed by the Indemnifying Party to be performed. If Indemnifying Party assumes the defense of a Third-Party Claim, no compromise or settlement of such Third-Party Claims may be effected by the Indemnifying Party without the Indemnified Person’s Consent unless (A) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party; and (B) the Indemnified Person shall have no liability with respect to any compromise or settlement of such Third-Party Claims effected without its Consent. If notice is given to the Indemnifying Party of the assertion of any Third-Party Claim and the Indemnifying Party does not, within ten (10) days after the Indemnified Person’s notice is received by the Indemnifying Party, give notice to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnified Parties will be bound by any determination made in such Third-Party Claim or any compromise or settlement effected by the Indemnified Person.

(c) Notwithstanding the foregoing, if an Indemnified Person determines in good faith that there is a reasonable probability that a Third-Party Claim may materially adversely affect it or its Related Persons other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Person may, by notice to the Indemnifying Party, assume the exclusive right to defend, compromise or settle such Third-Party Claim, but the Indemnified Parties will not be bound by any determination of any Third-Party Claim so defended for the purposes of this Agreement or any compromise or settlement effected without its Consent (which may not be unreasonably withheld) or be obligated in any way to indemnify.

(d) Notwithstanding the provisions of Section 16.4, each party hereto hereby consents to the nonexclusive jurisdiction of any court in which a Proceeding in respect of a Third-Party Claim is brought against any Indemnified Person for purposes of any claim that an Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein and agree that process may be served on Parascript with respect to such a claim anywhere in the world.

(e) With respect to any Third-Party Claim subject to indemnification under this Article 14, (i) both the Indemnified Person and the Indemnifying Party, as the case may be, shall keep the other Person fully informed of the status of such Third-Party Claim and any related Proceedings at all stages thereof where such Person is not represented by its own counsel, and (ii) the parties agree (each at its own expense) to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third-Party Claim.

(f) With respect to any Third-Party Claim subject to indemnification under this Article 14, the parties agree to cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all Confidential Information and the attorney-client and work-product privileges. In connection therewith, each party agrees that: (i) it will use its Best Efforts, in respect of any Third-Party Claim in which it has assumed or participated in the defense, to avoid production of Confidential Information (consistent with applicable law and rules of procedure), and (ii) all communications between any party hereto and counsel responsible for or participating in the defense of any Third-Party Claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

14.7 Other Claims. A claim for indemnification for any matter not involving a Third-Party Claim may be asserted by notice to the party from whom indemnification is sought and shall be paid promptly after such notice.

14.8 Waiver of Contribution and Indemnification. No Person satisfying or discharging an indemnification obligation under this Article 14 shall have a right of contribution or indemnification against any other Person and by executing this Agreement expressly waives such rights against any other Person who or which may have also joined in representations, warranties and/or covenants hereunder.

14.9 Indemnification and Reimbursement of AHC Indemnified Persons by the Exchange Agent. After the Closing, if any AHC Indemnified Person suffers any Damages arising from or in connection with any actions or failure to act by the Exchange Agent with respect to the Merger Consideration to be allocated or distributed by the Exchange Agent to former members of Parascript pursuant to the Exchange Agent Agreement (including, without limitation, the issuance and delivery of certificates representing former Members’ proportionate Closing Shares and any liability for withholding under this Agreement) then the AHC Indemnified Persons shall be entitled to be reimbursed in the amount of such Damages for which there shall be no limitation on reimbursement of Damages resulting therefrom.

14.10 Exclusive Remedy. Parascript and AHC acknowledge and agree that the foregoing indemnification provisions in this Section 14 shall be the exclusive remedy of Parascript and AHC with respect to the Contemplated Transactions.

15. CONFIDENTIALITY.

15.1 Definition of Confidential Information.

(a) As used in this Article 15, the term “Confidential Information” includes any and all of the following information of Parascript or AHC that has been or may hereafter be disclosed in any form, whether in writing, orally, electronically or otherwise, or otherwise made available by observation, inspection or otherwise by either party (AHC on the one hand or Parascript, collectively, on the other hand) or its Representatives (collectively, a “Disclosing Party”) to the other party or its Representatives (collectively, a “Receiving Party”):

(i) all information that is a trade secret under applicable trade secret or other law;

(ii) all information concerning product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned research and development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer hardware, Software and computer software and database technologies, systems, structures and architectures;

(iii) all information concerning the business and affairs of the Disclosing Party (which includes historical and current financial statements, financial projections and budgets, tax returns and accountants’ materials, historical, current and projected sales, capital spending budgets and plans, business plans, strategic plans, marketing and advertising plans, publications, client and customer lists and files, contracts, the names and backgrounds of key personnel and personnel training techniques and materials, however documented), and all information obtained from review of the Disclosing Party’s documents or property or discussions with the Disclosing Party regardless of the form of the communication; and

(iv) all notes, analyses, compilations, studies, summaries and other material prepared by the Receiving Party to the extent containing or based, in whole or in part, upon any information included in the foregoing.

(b) Any trade secrets of a Disclosing Party shall also be entitled to all of the protections and benefits under applicable trade secret law and any other applicable law. If any information that a Disclosing Party deems to be a trade secret is found by a court of competent jurisdiction not to be a trade secret for purposes of this Article 15, such information shall still be considered Confidential Information of that Disclosing Party for purposes of this Article 15 to the extent included within the definition. In the case of trade secrets, each of AHC, Parascript and Members hereby waives any requirement that the other party submit proof of the economic value of any trade secret or post a bond or other security.

15.2 Restricted Use of Confidential Information.

(a) Each Receiving Party acknowledges the confidential and proprietary nature of the Confidential Information of the Disclosing Party and agrees that such Confidential Information (i) shall be kept confidential by the Receiving Party; (ii) shall not be used for any reason or purpose other than to evaluate and consummate the Contemplated Transactions; and (iii) without limiting the foregoing, shall not be disclosed by the Receiving Party to any Person, except in each case as otherwise expressly permitted by the terms of this Agreement or with the prior written consent of an authorized representative of Parascript with respect to Confidential Information of Parascript (each, a “Parascript Contact”) or an authorized representative of AHC with respect to Confidential Information of AHC (each, a “AHC Contact”). Each of AHC and Parascript shall disclose the Confidential Information of the other party only to its Representatives who require such material for the purpose of evaluating the Contemplated Transactions and are informed by AHC or Parascript, as the case may be, of the obligations of this Article 15 with respect to such information. Each of AHC and Parascript shall (iv) enforce the terms of this Article 15 as to its respective Representatives; (v) take such action to the extent necessary to cause its Representatives to comply with the terms and conditions of this Article 15; and (vi) be responsible and liable for any Breach of the provisions of this Article 15 by it or its Representatives.

(b) Unless and until this Agreement is terminated, Parascript shall maintain as confidential any Confidential Information (including for this purpose any information of Parascript of the type referred to in Sections 15.1(a)(i), 15.1(a)(ii) and 15.1(a)(iii)), whether or not disclosed to AHC, of Parascript relating to any of Parascript’s assets or Parascript’s Liabilities. Notwithstanding the preceding sentence, Parascript may use any Confidential Information of Parascript before the Closing in the Ordinary Course of Business in connection with the transactions permitted by Section 6.2.

(c) From and after the Closing, the provisions of Section 15.2(a) above shall not apply to or restrict in any manner AHC’s use of any Confidential Information of Parascript relating to any of Parascript’s assets or Parascript’s Liabilities.

15.3 Exceptions. Sections 15.2(a) and 15.2(b) do not apply to that part of the Confidential Information of a Disclosing Party that a Receiving Party demonstrates (a) was, is or becomes generally available to the public other than as a result of a Breach of this Article 15 or the Confidentiality Agreement by the Receiving Party or its Representatives; (b) was or is developed by the Receiving Party independently of and without reference to any Confidential Information of the Disclosing Party; or (c) was, is or becomes available to the Receiving Party on a nonconfidential basis from a Third Party not bound by a confidentiality agreement or any legal, fiduciary or other obligation restricting disclosure. Parascript shall not disclose any Confidential Information of Parascript relating to any of Parascript’s assets or Parascript’s Liabilities in reliance on the exceptions in clauses (b) or (c) above.

15.4 Legal Proceedings. If a Receiving Party becomes compelled in any Proceeding or is requested by a Governmental Body having regulatory jurisdiction over the Contemplated Transactions to make any disclosure that is prohibited or otherwise constrained by this Article 15, that Receiving Party shall provide the Disclosing Party with prompt notice of such compulsion or request so that it may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions of this Article 15. In the absence of a protective order or other remedy, the Receiving Party may disclose that portion (and only that portion) of the Confidential Information of the Disclosing Party that, based upon advice of the Receiving Party’s counsel, the Receiving Party is legally compelled to disclose or that has been requested by such Governmental Body, provided, however, that the Receiving Party shall use reasonable efforts to obtain reliable assurance that confidential treatment will be accorded by any Person to whom any Confidential Information is so disclosed. The provisions of this Section 15.4 do not apply to any Proceedings between the parties to this Agreement.

15.5 Return or Destruction of Confidential Information. If this Agreement is terminated, each Receiving Party shall (a) destroy all Confidential Information of the Disclosing Party prepared or generated by the Receiving Party without retaining a copy of any such material; (b) promptly deliver to the Disclosing Party all other Confidential Information of the Disclosing Party, together with all copies thereof, in the possession, custody or control of the Receiving Party or, alternatively, with the written consent of a Parascript Contact or a AHC Contact (whichever represents the Disclosing Party) destroy all such Confidential Information; and (c) certify all such destruction in writing to the Disclosing Party, provided, however, that the Receiving Party may retain a list that contains general descriptions of the information it has returned or destroyed to facilitate the resolution of any controversies after the Disclosing Party’s Confidential Information is returned.

15.6 Attorney-Client Privilege. The Disclosing Party is not waiving, and will not be deemed to have waived or diminished, any of its attorney work product protections, attorney-client privileges or similar protections and privileges as a result of disclosing its Confidential Information (including Confidential Information related to pending or threatened litigation) to the Receiving Party, regardless of whether the Disclosing Party has asserted, or is or may be entitled to assert, such privileges and protections. The parties (a) share a common legal and commercial interest in all of the Disclosing Party’s Confidential Information that is subject to such privileges and protections; (b) are or may become joint defendants in Proceedings to which the Disclosing Party’s Confidential Information covered by such protections and privileges relates; (c) intend that such privileges and protections remain intact should either party become subject to any actual or threatened Proceeding to which the Disclosing Party’s Confidential Information covered by such protections and privileges relates; and (d) intend that after the Closing the Receiving Party shall have the right to assert such protections and privileges. No Receiving Party shall admit, claim or contend, in Proceedings involving either party or otherwise, that any Disclosing Party waived any of its attorney work-product protections, attorney-client privileges or similar protections and privileges with respect to any information, documents or other material not disclosed to a Receiving Party due to the Disclosing Party disclosing its Confidential Information (including Confidential Information related to pending or threatened litigation) to the Receiving Party.

16. GENERAL PROVISIONS.

16.1 Expenses. Each of AHC and Parascript shall bear and be responsible for its fees and Expenses in connection with the preparation and negotiation of this Agreement and the Contemplated Transactions, including, without limitation, all fees of their respective professional advisors.

16.2 Public Announcements. Any public announcement, press release or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as AHC and Parascript agree; provided, however, that if the parties have not or cannot agree to the content of an announcement by the date AHC is obligated by Legal Requirements to disclose the substance of the disputed announcement, then AHC shall be free to make such disclosure in such filing(s) as may be required of AHC under such Legal Requirements. Except with the prior consent of AHC or Parascript, as applicable, or as otherwise required by law, neither Parascript, AHC nor any of their Representatives shall disclose to any Person (a) the fact that any Confidential Information of Parascript or Members has been disclosed to AHC or its Representatives, that AHC or its Representatives have inspected any portion of the Confidential Information of Parascript or Members, that any Confidential Information of AHC has been disclosed to Parascript, Members or their Representatives or that Parascript, Members or their Representatives have inspected any portion of the Confidential Information of AHC or (b) any information about the Contemplated Transactions, including the status of such discussions or negotiations, the execution of any documents (including this Agreement) or any of the terms of the Contemplated Transactions or the related documents (including this Agreement). Parascript and AHC will consult with each other concerning the means by which Parascript’s and AHC’s employees, customers, suppliers and others having dealings with Parascript or AHC will be informed of the Contemplated Transactions, and each of Parascript and AHC will have the right to be present for any such communication.

16.3 Notices. All notices, Consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); (b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment; or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the Person (by name or title) designated below (or to such other address, facsimile number, e-mail address or Person as a party may designate by notice to the other parties):

Parascript (before the Closing):	Parascript, LLC
Attention: Jeffrey Gilb
Fax no.: (303) 381-3101
E-mail address: jeff.gilb@Parascript.com

with a copy to:	Davis Graham & Stubbs LLP
Attention: Jeffrey R. Brandel, Esq.
Fax no.: (303) 892-7400
E-mail address: jeff.brandel@dgslaw.com

Member Representative:	Parascript Management, Inc.
Fax no.: (303) 381-3101
E-mail address: jeff.gilb@Parascript.com

with a copy to:	Davis Graham & Stubbs LLP
Attention: Jeffrey R. Brandel, Esq.
Fax no.: (303) 892-7400
E-mail address: jeff.brandel@dgslaw.com

AHC, Parent or Merger Subs:	Authentidate Holding Corp.
Attention: O’Connell Benjamin
Fax no.: (908) 673-9921
E-mail address: OBenjamin@Authentidate.com

with a copy to:	Becker & Poliakoff LLP
Attention: Victor J. DiGioia, Esq.
Fax no.: (212) 557-0295
E-mail address: vdigioia@bppa.com

16.4 Arbitration. Any controversy or claim arising out of or relating to this Agreement or any related agreement shall be settled solely by arbitration in accordance with the following provisions:

(a) The agreement of the parties to arbitrate covers all disputes of every kind relating to or arising out of this Agreement, any related agreement or any of the Contemplated Transactions. Disputes include actions for breach of contract with respect to this Agreement or any related agreement, as well as any claim based upon tort or any other causes of action relating to the Contemplated Transactions, such as claims based upon an allegation of fraud or misrepresentation and claims based upon a federal or state statute. In addition, the arbitrators selected according to the procedures set forth below shall determine the arbitrability of any matter brought to them, and their decision shall be final and binding on the parties.

(b) The forum for the arbitration shall be Denver, Colorado.

(c) The governing law for the arbitration shall be the law of the State of Delaware, without reference to its conflicts of laws provisions.

(d) There shall be three arbitrators, unless the parties are able to agree on a single arbitrator. In the absence of such agreement within ten (10) days after the initiation of an arbitration proceeding, Parascript shall select one arbitrator and AHC shall select one arbitrator and those two arbitrators shall then select, within ten (10) days, a third arbitrator. If those two arbitrators are unable to select a third arbitrator within such ten (10) day period, a third arbitrator shall be appointed by the commercial panel of JAMS. The decision in writing of at least two of the three parties shall be final and binding on the parties.

(e) The arbitration shall be administered by JAMS.

(f) The rules of the arbitration shall be the Comprehensive Arbitration Rules of JAMS, as modified by any other instructions that the parties may agree upon at the time, except that each party shall have the right to conduct discovery in any manner and to the extent authorized by the Federal Rules of Civil Procedure as interpreted by the federal courts. If there is any conflict between those Rules and the provisions of this Section, the provisions of this Section shall prevail.

(g) The arbitrators shall be bound by and shall strictly enforce the terms of this Agreement and may not limit, expand or otherwise modify its terms. The arbitrators shall make a good faith effort to apply substantive applicable law, but an arbitration decision shall not be subject to review because of errors of law. The arbitrators shall be bound to honor claims of privilege or work-product doctrine recognized at law, but the arbitrators shall have the discretion to determine whether any such claim of privilege or work-product doctrine applies.

(h) The arbitrators’ decision shall provide a reasoned basis for the resolution of any dispute and any award. The arbitrators shall not have the power to award damages in connection with any dispute in excess of actual compensatory damages and shall not multiply actual damages or award consequential or punitive damages.

(i) Each party shall bear its own fees and expenses with respect to the arbitration and any proceeding related thereto and the parties shall share equally the fees of JAMS and the arbitrators.

(j) The arbitrators shall have power and authority to award any remedy or judgment that could be awarded by a court of law in the state of Colorado. The award rendered by arbitration shall be final and binding upon the parties, and judgment upon the award may be entered in any court of competent jurisdiction in the United States.

16.5 Enforcement of Agreement. The parties hereto acknowledge and agree that the other party or parties would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any Breach of this Agreement by the other party or parties could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which the other party or parties may be entitled, at law or in equity, it shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent Breaches or threatened Breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

16.6 Waiver; Remedies Cumulative. Except as otherwise provided for herein, the rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

16.7 Entire Agreement and Modification. This Agreement supersedes all prior agreements, whether written or oral, between the parties with respect to its subject matter (including any letter of intent, term sheet, any confidentiality agreement between AHC and Parascript) and constitutes (along with the Disclosure Letter, Exhibits and other documents delivered pursuant to this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended, supplemented, or otherwise modified except by a written agreement executed by the party to be charged with the amendment.

16.8 Assignments, Successors and No Third-Party Rights. No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other parties, except that AHC may assign any of its rights and delegate any of its obligations under this Agreement to any Subsidiary of AHC and may collaterally assign its rights hereunder to any financial institution providing financing in connection with the Contemplated Transactions. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement, except with respect to Article 3, Article 14, and to the holders of Units immediately prior to the Effective Time, any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, except such rights as shall inure to a successor or permitted assignee pursuant to this Section 16.8.

16.9 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

16.10 Construction. The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Articles,” “Sections” and “Parts” refer to the corresponding Articles, Sections and Parts of this Agreement and the Disclosure Letter.

16.11 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

16.12 Governing Law. The WLLCA and DGCL shall govern all issues concerning the effectiveness of the Parascript Merger. All other questions concerning the construction, validity and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by and construed in accordance with the laws of the state of Delaware, without regard to conflicts-of-laws principles that would require the application of any other law.

16.13 Execution of Agreement. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

16.14 Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile), each of which shall be deemed an original but all of which together will constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

AHC:

AUTHENTIDATE HOLDING CORP., a Delaware corporation

By:	/s/ O’CONNELL BENJAMIN
O’Connell Benjamin
President

AHC MERGER SUBSIDIARY:

AHC MERGER SUB, INC., a Delaware corporation

By:	/s/ O’CONNELL BENJAMIN
O’Connell Benjamin
President

PARASCRIPT MERGER SUBSIDIARY

PARASCRIPT MERGER SUB, LLC, a Delaware limited liability company:

By:	/s/ O’CONNELL BENJAMIN
O’Connell Benjamin
President

PARENT:

AHC GROUP INC., a Delaware corporation

By:	/s/ O’CONNELL BENJAMIN
O’Connell Benjamin
President

PARASCRIPT:

PARASCRIPT, LLC, a Wyoming limited liability company

By: PARASCRIPT MANAGEMENT, INC., a Wyoming corporation, its Manager

By:	/s/ ARON B. KATZ
Aron B. Katz
Manager

MEMBER REPRESENTATIVE AND EXCHANGE AGENT:

PARASCRIPT MANAGEMENT, INC., a Wyoming corporation

By:	/s/ ARON B. KATZ
Name:	Aron B. Katz
Title:	Director